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As filed with the Securities and Exchange Commission on May 13, 2005

Registration No. 333-124316

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE DAYTON POWER AND LIGHT COMPANY
(Exact name of registrant as specified in its charter)

Ohio (State of other jurisdiction of incorporation or organization)	4911 (Primary Standard Industrial Classification Code Number)	31-0258470 (I.R.S. Employer No.)
1065 Woodman Drive Dayton, Ohio 45432 (937) 224-6000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

MIGGIE E. CRAMBLIT
Vice President, General Counsel
and Corporate Secretary
The Dayton Power and Light Company
1065 Woodman Drive
Dayton, Ohio 45432
(937) 224-6000
(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

        If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction in which an offer, solicitation or sale is not permitted.

Subject to Completion, dated            , 2005

PROSPECTUS

$470,000,000

The Dayton Power and Light Company

EXCHANGE OFFER

The Dayton Power and Light Company is offering to issue its

First Mortgage Bonds, 5 1/8% Series Due 2013
(registered)

in exchange for its

First Mortgage Bonds, 5 1/8% Series Due 2013
(unregistered)

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.
NEW YORK CITY TIME,                        , 2005 UNLESS EXTENDED

•
The First Mortgage Bonds, 5 1/8% Series Due 2013, referred to in this prospectus as the registered first mortgage bonds, will

•
bear interest at 5 1/8% per annum,
•
mature on October 1, 2013, and
•
be redeemable, at the option of The Dayton Power and Light Company, as described in this prospectus.

These terms are the same as the terms of the First Mortgage Bonds, 5 1/8% Due 2013 for which we are making the exchange offer described in this prospectus and which are referred to in this prospectus as the unregistered first mortgage bonds. The registered first mortgage bonds will not be subject to any restrictions on transfer, except in certain circumstances relating to broker-dealers described in this prospectus.

•
The Dayton Power and Light Company will accept all unregistered first mortgage bonds that bondholders properly tender and do not withdraw before the expiration of the exchange offer.

•
You may withdraw tenders of unregistered first mortgage bonds at any time prior to the expiration date of the exchange offer.

•
You will not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the exchange, but you should see "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" on page 89 for more information.

•
The exchange offer is not conditioned on the tender of any minimum principal amount of unregistered first mortgage bonds.

•
There will likely be no public market for the registered first mortgage bonds.

This prospectus and the letter of transmittal, which together constitute the exchange offer, are first being mailed to all holders of the unregistered first mortgage bonds on or about                        , 2005.

PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The date of this prospectus is                        , 2005.

        You should rely only on the information contained or incorporated by reference in this prospectus or in the letter of transmittal in connection with the exchange offer.

        We have not authorized anyone to give you any information other than this prospectus and the related letter of transmittal. You should not assume that the information contained or incorporated in this prospectus is accurate as of any date after the date of this prospectus. This prospectus is not an offer to exchange the unregistered first mortgage bonds for the registered first mortgage bonds and it is not soliciting an offer to exchange the unregistered first mortgage bonds in any jurisdiction in which the exchange offer is not permitted.

This prospectus does not contain all of the information set forth in the Form S-4 registration statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and each statement is qualified in all respects by reference to the full and complete text of the documents. We will make copies of these documents available to you without charge at your written or oral request. Any such request should be sent to The Dayton Power and Light Company, Financial Activities, 1065 Woodman Drive, Dayton, Ohio 45432, telephone number (937) 259-7150 or (800) 322-9244. To obtain timely delivery, holders of outstanding unregistered first mortgage bonds must request the information no later than five business days before the date they must make their investment decision.

        The section "DESCRIPTION OF THE REGISTERED FIRST MORTGAGE BONDS" of this prospectus contains more detailed information regarding the terms and conditions of the registered first mortgage bonds. Unless the context indicates otherwise, the words "we," "our," "ours," "us" and "DP&L" refer to The Dayton Power and Light Company, an Ohio corporation, and references to "DPL" are to DPL Inc., an Ohio corporation and our parent company.

i

FORWARD-LOOKING STATEMENTS

        Certain statements contained in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Matters discussed in this prospectus which relate to events or developments that are expected to occur in the future, including our management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to our management. These statements are not statements of historical fact. Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond our control, including but not limited to: abnormal or severe weather; unusual maintenance or repair requirements; changes in fuel costs; changes in electricity, coal, environmental emissions, gas and other commodity prices; increased competition; regulatory changes and decisions; changes in accounting rules; financial market conditions; and general economic conditions.

        Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. See "RISK FACTORS."

WHERE YOU CAN FIND MORE INFORMATION

        In connection with this exchange offer, we have filed with the Securities and Exchange Commission (the "SEC") an exchange offer registration statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act") relating to the registered first mortgage bonds to be issued in this exchange offer. As permitted by SEC rules, this prospectus omits information included in the exchange offer registration statement. For a more complete understanding of this exchange offer, you should refer to the exchange offer registration statement, including its exhibits and any amendments to it.

        We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy the exchange offer registration statement and any reports or other information that we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement or any other reports that we file with the SEC from our website, www.dplinc.com, or at no cost by writing or telephoning us at the following address:

The Dayton Power and Light Company
Financial Activities
1065 Woodman Drive
Dayton, Ohio 45432
(937) 259-7150
(800) 322-9244

ii

SUMMARY INFORMATION

        The following summary contains basic information about this exchange offer. It may not contain all the information that is important to you in making your investment decision. Before deciding to exchange your unregistered first mortgage bonds, you should read the entire document carefully, including the section "RISK FACTORS" and our financial statements and the related notes contained elsewhere in this prospectus.

The Dayton Power and Light Company

        The Dayton Power and Light Company is a wholly-owned subsidiary of DPL. We are a public utility incorporated in 1911 under the laws of Ohio. We sell electricity to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio. Electricity for our 24-county service area is primarily generated at eight coal-fired power plants and is distributed to more than 500,000 retail customers. We also purchase retail peak load requirements from DPL Energy, LLC ("DPLE"), a wholly-owned subsidiary of DPL. Principal industries served include automotive, food processing, paper, plastic manufacturing and defense. Our sales reflect the general economic conditions and seasonal weather patterns of the area. In addition, we sell any excess energy and capacity into the wholesale market.

        We employed 1,441 persons as of December 31, 2004, of which 1,184 were full-time employees and 257 were part-time employees.

        All of our outstanding shares of common stock are held by DPL, which became our corporate parent, effective April 21, 1986.

        Our principal executive and business office is located at 1065 Woodman Drive, Dayton, Ohio 45432—telephone (937) 224-6000.

Ratios of Earnings to Fixed Charges

        We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended
December 31,					March 31,
2000	2001	2002	2003	2004	2004	2005
7.45	7.08	8.39	8.50	8.41	8.16	8.23

The Ratios of Earnings to Fixed Charges represent, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items adding back fixed charges and the provision for income taxes. Fixed charges consist of interest on long term debt, other interest expense and an estimate of the interest portion of all rentals charged to income.

Summary of the Terms of the Exchange Offer

        On September 29, 2003, we completed the private offering of the unregistered first mortgage bonds. We and the initial purchasers executed a registration rights agreement in the private offering of the unregistered first mortgage bonds in which we agreed to deliver to you this prospectus and agreed to:

  •
  use our reasonable best efforts to file an exchange offer registration statement with the SEC within 120 days after the date of issuance of the unregistered first mortgage bonds;

  •
  use our reasonable best efforts to cause the exchange offer registration statement to be declared effective by the SEC within 180 days of the date of issuance of the unregistered first mortgage bonds; and

  •
  mail to each holder of the unregistered first mortgage bonds a copy of the exchange offer prospectus and use our reasonable best efforts to keep the exchange offer open for acceptance for a period of not less than 30 days after the date on which the holders are mailed a copy of the exchange offer prospectus.

        The unregistered first mortgage bonds were not registered and, as a result, the unregistered first mortgage bonds are currently accruing additional interest at the rate of 0.5% per annum. The unregistered first mortgage bonds will continue to accrue additional interest at the rate of 0.5% per annum until the registration statement of which this prospectus is a part is declared effective by the SEC. Upon the SEC's declaration of effectiveness of the registration statement, the unregistered first mortgage bonds will accrue additional interest at the rate of 0.25% per annum, and upon completion of the exchange offer, additional interest will cease to accrue.

        You are entitled to exchange your unregistered first mortgage bonds for registered first mortgage bonds which are identical in all material respects to the unregistered first mortgage bonds except that the registered first mortgage bonds have been registered under the Securities Act.

The Exchange Offer

Registered First Mortgage Bonds	$470 million principal amount of First Mortgage Bonds, 5 1/8% Series Due 2013.
The Exchange Offer; Registered First Mortgage Bonds
We are offering to issue the registered first mortgage bonds in exchange for a like principal amount of the outstanding First Mortgage Bonds, 5 1/8% Series Due 2013, issued by us in a private placement on September 29, 2003. We are offering to issue the registered first mortgage bonds to satisfy our obligations contained in the registration rights agreement entered into when we sold the unregistered first mortgage bonds in a transaction exempt from registration under the Securities Act. The terms of the registered first mortgage bonds will be substantially identical to the terms of the unregistered first mortgage bonds, except that the registered first mortgage bonds will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the unregistered first mortgage bonds will not apply to the registered first mortgage bonds.
Resales of Registered First Mortgage Bonds	Based on SEC no-action letters, we believe that after the exchange offer you may offer and sell the registered first mortgage bonds without registration under the Securities Act so long as:
	•	You acquired the registered first mortgage bonds in the ordinary course of business.
	•	When the exchange offer begins you do not have an arrangement with another person to participate in a distribution of the registered first mortgage bonds.
	•	You are not engaged in a distribution of, nor do you intend to distribute, the registered first mortgage bonds.
When you tender the unregistered first mortgage bonds, we will ask you to represent to us that:
	•	You are not an affiliate of DP&L.
	•	You will acquire the registered first mortgage bonds in the ordinary course of business.
	•	When the exchange offer begins you are not engaged in, nor do you have plans with another person to be engaged in, a distribution of the registered first mortgage bonds.

If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act in connection with a resale transaction.

If you are a broker-dealer and receive registered first mortgage bonds for your own account, you must acknowledge that you will deliver a prospectus if you resell the registered first mortgage bonds. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that you are an "underwriter" under the Securities Act. You may use this prospectus as it is amended from time to time when you resell registered first mortgage bonds which were acquired from market-making or trading activities. For a year after the expiration date we will make this prospectus available to any broker-dealer in connection with such a resale. See "PLAN OF DISTRIBUTION."
Conditions to the Exchange Offer
The exchange offer is subject to conditions, some of which we may waive. These conditions are more fully described later in this prospectus under "THE EXCHANGE OFFER—Certain Conditions to the Exchange Offer."
Procedures for Tendering Unregistered First Mortgage Bonds
If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal or a facsimile copy and mail it or deliver it to the Exchange Agent (as defined below) along with any necessary documentation. Instructions and the address of the Exchange Agent are on the letter of transmittal and in this prospectus. See "THE EXCHANGE OFFER—Procedures for Tendering Unregistered First Mortgage Bonds—Exchange Agent." You may also effect a tender of unregistered first mortgage bonds pursuant to the procedures for book-entry transfer as described in this prospectus. See "THE EXCHANGE OFFER—Procedures for Tendering Unregistered First Mortgage Bonds."
Stated Maturity Date	The registered first mortgage bonds will mature on October 1, 2013.
Interest Payment Dates	Interest on the registered first mortgage bonds is payable on April 1 and October 1 of each year, commencing October 1, 2005.
Interest Accrual	Interest on the registered first mortgage bonds will accrue from the last interest payment date on which we paid interest on the unregistered first mortgage bonds.

Absence of Public Market for the Registered First Mortgage Bonds
We do not intend to apply for a listing of the registered first mortgage bonds on any securities exchange. We do not know if an active public market for the registered first mortgage bonds will develop, or, if developed, will continue. If an active public market does not develop or is not maintained, the market price and the liquidity of the registered first mortgage bonds may be adversely affected. We cannot make any assurances regarding the liquidity of the market for the registered first mortgage bonds, the ability of the holders to sell their registered first mortgage bonds or the price at which the holders may sell their registered first mortgage bonds.
Optional Redemption
We may redeem the registered first mortgage bonds, in whole or in part, at any time prior to maturity at a redemption price equal to the Make-Whole Amount plus accrued and unpaid interest to the redemption date. The Make-Whole Amount equals the greater of (i) 100% of the principal amount of the registered first mortgage bonds being redeemed or (ii) as determined by a Quotation Agent as of the redemption date, the sum of the present values of the scheduled payments of principal and interest on such registered first mortgage bonds from the redemption date to the stated maturity date of such registered first mortgage bonds (excluding the portion of any such interest accrued to such redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 20 basis points. See "DESCRIPTION OF THE REGISTERED FIRST MORTGAGE BONDS—Optional Redemption."
Priority and Security
The registered first mortgage bonds will rank equally and ratably in right of payment with all of our First Mortgage Bonds (as defined below) at any time outstanding under the Mortgage (as defined below). As of March 31, 2005, we had an outstanding principal amount of $574.4 million of our First Mortgage Bonds. In the opinion of our counsel, the Mortgage constitutes a direct first mortgage lien subject only to liens for taxes and assessments, on substantially all the property owned by us, other than certain property specifically excepted. See "DESCRIPTION OF THE REGISTERED FIRST MORTGAGE BONDS—General."
Use of Proceeds	There will be no proceeds payable to us from the issuance of the registered first mortgage bonds pursuant to the exchange offer.

Form and Denomination	The registered first mortgage bonds will be issued in fully registered form only in denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Tenders, Expiration Date, Withdrawal
The exchange offer will expire at 5:00 p.m. New York City time on , 2005, unless it is extended. If you decide to exchange your unregistered first mortgage bonds for registered first mortgage bonds, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the registered first mortgage bonds. If you decide to tender your unregistered first mortgage bonds pursuant to the exchange offer, you may withdraw them at any time prior to , 2005. If we decide for any reason not to accept any unregistered first mortgage bonds for exchange, your unregistered first mortgage bonds will be returned to you at our expense promptly after the expiration or termination of the exchange offer.
Failure to Tender Unregistered First Mortgage Bonds
If you do not tender your unregistered first mortgage bonds or we do not accept your tender because, among other things, you invalidly tendered your unregistered first mortgage bonds, you will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. However, your unregistered first mortgage bonds will remain outstanding and entitled to the benefits of the Mortgage.
Material United States Tax Consequences
Your exchange of unregistered first mortgage bonds for registered first mortgage bonds pursuant to the exchange offer should not result in any income, gain or loss to you for United States federal income tax purposes. See "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS."
Exchange Agent
The Bank of New York is serving as exchange agent in connection with the exchange offer (the "Exchange Agent"). The address, telephone number and facsimile number of the Exchange Agent are set forth under "THE EXCHANGE OFFER—Exchange Agent."
Trustee, Registrar and Paying Agent	The Bank of New York.

RISK FACTORS

        You should carefully consider the information we have included or incorporated by reference into this prospectus. The risks described in this section are those that we consider to be the most significant to your decision whether to invest in the registered first mortgage bonds, as well as the factors listed in "Forward-Looking Statements." If any of these events occurs, our business, financial condition or results of operations could be materially affected.

If you do not properly tender your unregistered first mortgage bonds in this exchange offer, you may be required to hold them indefinitely. In addition, there is no existing public market for the unregistered first mortgage bonds, and it is unlikely that a public market for them will develop.

        If you do not exchange your unregistered first mortgage bonds for registered first mortgage bonds in the exchange offer, the transfer restrictions printed on your unregistered first mortgage bonds will continue to apply. These restrictions arise because your unregistered first mortgage bonds were not registered under the Securities Act and applicable state securities law. In general, your unregistered first mortgage bonds may not be offered or sold until they are registered under the Securities Act and applicable state laws, unless the sale qualifies for an exemption. If you do not participate in the exchange offer, you may be required to hold the unregistered first mortgage bonds indefinitely, unless a registration statement with respect to the unregistered first mortgage bonds is filed and becomes effective. After the exchange offer is completed, we will have no obligation, and do not intend, to register your unregistered first mortgage bonds under the Securities Act. In addition, if you tender your unregistered first mortgage bonds in the exchange offer for purposes of participating in a distribution in the registered first mortgage bonds, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act if you resell your registered first mortgage bonds. We expect that the outstanding aggregate principal amount of the unregistered first mortgage bonds will decrease because of the exchange offer. As a result, it is unlikely that a liquid trading market will exist for the unregistered first mortgage bonds at any time. This lack of liquidity will make transactions more difficult and may reduce the trading price of the unregistered first mortgage bonds. There is no outstanding public market for the unregistered first mortgage bonds, and a public market might not ever develop.

We operate in a changing regulatory environment as a result of the PUCO's continuing implementation of Ohio's restructuring legislation, which could result in the legal separation of our utility assets and the development of meaningful competition in our service territory.

        As discussed more fully under "THE DAYTON POWER AND LIGHT COMPANY—Competition and Regulation" below, we currently operate as a functionally separated electric utility and no longer charge bundled rates for our retail sales of electricity. Ohio has enacted restructuring legislation which provides for the legal separation of our generation-related assets from our transmission and distribution businesses and development of a competitive market for electricity in our service territory, each to be implemented by PUCO order. We provided electric service for rates under a PUCO-approved transition plan whose provisions expired on December 31, 2003. On May 27, 2003, we entered into the Stipulation to, among other things, extend our market development period to December 31, 2005, establish our rates for the period from January 1, 2004 through December 31, 2008 and continue our operation as a functionally separated electric utility. Although the Amended Stipulation received PUCO approval, Constellation New Energy, Inc. ("Constellation") filed for judicial review of the PUCO's decision. On December 17, 2004, the Ohio Supreme Court ruled in our favor, affirming the PUCO's Order approving the Amended Stipulation. Our existing PUCO-approved transition plan provides for functional, not legal, separation of our generation-related assets from our transmission and distribution business; however, future regulatory action implementing current legislation may require us to legally separate our generation-related assets from our transmission and distribution businesses.

Further action by the PUCO may be necessary to resolve the question and, therefore, we cannot provide any assurance that we can remain functionally separated.

        In addition, although Ohio restructuring legislation provides for the development of a competitive market for electricity in our service territory, development of a significant competitive market has thus far not progressed. However, as of December 31, 2004, three marketers not affiliated with us were registered as competitive retail generation service providers in our service territory, and we expect these marketers to advance marketing campaigns to offer competitive retail generation service to our customers. We have not had a significant operating history under the market framework created by the Ohio restructuring legislation.

        Further, from November 1, 2004 to December 10, 2004, we, in conjunction with the PUCO and the OCC, initiated a Voluntary Enrollment Process to give customers the opportunity to change electric suppliers. Potential electric suppliers were asked to bid on these customers and if the bid could save the customer money, the customer can contract with this electric supplier until December 2006. On March 8, 2005, we learned that no bids were received and re-bidding will occur within 60 days of that date. The magnitude of any customer switching and the financial impact of this program are not expected to be material to our results of operations, cash flows or financial position in 2005. Future period effects cannot be determined at this time.

        We cannot predict the degree to which competitors will operate in our service territory, the degree to which these competitors will be successful or the resulting effect on our business, the degree to which customer switching away from us will occur, or the effect on us of future PUCO decisions relating to our rates or the development of a competitive environment for electric service in Ohio as the PUCO continues to implement Ohio's restructuring legislation. Changes to the regulatory environment in which we operate may impact the effectiveness of our business plan and may harm our financial condition and results of operations.

        Changes in our customer base, including aggregation, could lead to the entrance of competitors in our marketplace affecting our results of operations and financial condition.

We have agreed to provide service at pre-determined rates through December 31, 2008, which limits our ability to pass through our costs to customers.

        As discussed more fully under "THE DAYTON POWER AND LIGHT COMPANY—Competition and Regulation" below, we have provided service at rates governed by our PUCO-approved transition and market development plan. Those rates have included a statutorily-required 5% residential rate reduction in the generation component of our rates, with our generation rates frozen through December 31, 2005, and guaranteed distribution rates through December 31, 2006. The protection afforded by retail fuel clause recovery mechanisms was eliminated effective January 1, 2001 by the implementation of customer choice in Ohio. The Amended Stipulation extends our commitment to maintain pre-determined rates for generation and transmission and distribution through December 31, 2008, with limited ability to recover certain costs after December 31, 2005. Accordingly, the rates we are allowed to charge may or may not match our expenses at any given time. Therefore, during this period (or possibly earlier by order of the PUCO), and, thereafter, while we will be subject to prevailing market prices for electricity, we would not necessarily be able to charge rates that produce timely or full recovery of our expenses. We have historically maintained our rates at consistent levels both during the past four years operating under our PUCO-approved transition plans and throughout the preceding seven years. However, as we operate under our PUCO-approved Amended Stipulation, there can be no assurance that we would be able to timely or fully recover unanticipated levels of expenses, including but not limited to those relating to fuel, coal and purchased power, compliance with environmental regulation, and capital expenditures for the maintenance or repair of our plants or other properties. On April 4, 2005, we filed a request at the PUCO to implement a rate stabilization surcharge effective January 1, 2006 pursuant to the Stipulation discussed above. The proposed rate surcharge request supports over $100 million in increased costs and is designed to partially reimburse us for certain costs of providing electric service related to fuel, environmental compliance, taxes, regulatory changes and security measures. Pursuant to the Stipulation discussed above, the surcharge is capped at 11% of the generation portion of our rates. The surcharge, if approved, would produce approximately $76 million in additional revenue in 2006.

There are uncertainties relating to the ultimate development of Regional Transmission Organizations ("RTOs"), including the PJM to which we have given control of our transmission functions.

        As discussed more fully under "THE DAYTON POWER AND LIGHT COMPANY—Competition and Regulation" below, on October 1, 2004, we gave PJM control of DP&L's transmission functions and became fully integrated into PJM. Problems or delays that may arise in the formation and operation of RTOs may restrict our ability to sell power produced by our generating capacity to certain markets, if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets may also change from time to time which could affect our costs or revenues. While RTO rates for transmission service are designed to be revenue neutral, our revenues from customers to whom we currently provide transmission services could decrease. We are incurring fees and increased costs to participate in an RTO, we may be limited with respect to the price at which power may be offered for sale from certain generating units, and we may be required to expand our transmission system according to decisions made by an RTO rather than our internal planning process. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what region they will cover, we cannot fully assess the impact that these power markets or other ongoing RTO developments may have on us.

There are additional factors, including, but not limited to, regulation and competition, economic conditions, reliance on third parties, operating results fluctuations, employees, regulatory uncertainties and litigation, internal controls and environmental compliance, that may affect our future results.

Regulation/Competition

        We operate in a rapidly changing industry with evolving industry standards and regulations. In recent years a number of federal and state developments aimed at promoting competition triggered industry restructuring. Regulatory factors, such as changes in the policies or procedures that set rates; changes in tax laws, tax rates, and environmental laws and regulations; changes in our ability to recover expenditures for environmental compliance, fuel and purchased power costs and investments made under traditional regulation through rates; and changes to the frequency and timing of rate increases, can affect our results of operations and financial condition. Additionally, financial or regulatory accounting principles or policies imposed by governing bodies can increase our operational and monitoring costs affecting our results of operations and financial condition.

        Changes in our customer base, including municipal customer aggregation, could lead to the entrance of competitors in our marketplace affecting our results of operations and financial condition.

Economic Conditions

        Economic pressures, as well as changing market conditions and other factors related to energy and financial trading activities, which include price, credit, liquidity, volatility, capacity, transmission, and interest rates, can have a significant effect on our operations and the operations of our retail, industrial and commercial customers.

        During the past few years, the merchant energy industry in many parts of the United States has suffered from oversupply of merchant generation and a decline in trading and marketing activity. These market conditions are expected to continue for several years. As a result of these market conditions, we continue to evaluate the carrying value of certain long-lived generation assets.

Reliance on Third Parties

        We rely on many suppliers for the purchase and delivery of inventory and components to operate our energy production, transmission and distribution functions. Unanticipated changes in our purchasing processes may affect our business and operating results. In addition, we rely on others to provide professional services, such as, but not limited to investment management, actuarial calculations, internal audit services, payroll processing and various consulting services.

Operating Results Fluctuations

        Future operating results could be affected and are subject to fluctuations based on a variety of factors, including but not limited to: unusual weather conditions; catastrophic weather-related damage; unscheduled generation outages; unusual maintenance or repairs; changes in coal costs, gas supply costs, or availability constraints; environmental compliance, including costs of compliance with existing and future environmental requirements; and electric transmission system constraints.

Employees

        A majority of our employees are under a collective bargaining agreement expiring at the end of October 2005. If we are unable to negotiate this or future collective bargaining agreements, we could experience work stoppages, which may affect our business and operating results.

Regulatory Uncertainties and Litigation

        In the normal course of business, we are subject to various lawsuits, actions, proceedings, claims and other matters asserted under laws and regulations. Additionally, we are subject to diverse and complex laws and regulations, including those relating to corporate governance, public disclosure and reporting and taxation, which are rapidly changing and subject to additional changes in the future. As further described below under "LEGAL PROCEEDINGS", we are also currently involved in various litigation in which the outcome is uncertain. Compliance with these rapid changes may substantially increase costs to our organization and could affect our future operating results.

Internal Controls

        Our internal controls, accounting policies and practices, and internal information systems are intended to enable us to capture and process transactions in a timely and accurate manner in compliance with accounting principles generally accepted in the United States of America, laws and regulations, taxation requirements, and federal securities laws and regulations. We implemented corporate governance, internal control and accounting rules issued in connection with the Sarbanes-Oxley Act of 2002. Our internal controls and policies are being closely monitored by management, as well as the Board of Directors, for continued compliance with Section 404 of the Act. While we believe these controls, policies, practices and systems are adequate to ensure data integrity, unanticipated and unauthorized actions of employees, temporary lapses in internal controls due to shortfalls in oversight, or resource constraints, could lead to improprieties and undetected errors that could impact our financial condition or results of operations.

Environmental Compliance

        Our generating facilities (both wholly-owned and co-owned with others) are subject to continuing federal and state environmental laws and regulations. We believe that we currently comply with all existing federal and state environmental laws and regulations. We own a non-controlling, minority interest in several generating stations operated by The Cincinnati Gas & Electric Company ("CG&E") and Columbus Southern Power Company ("CSP"). Either or both of these parties are likely to take steps to ensure that these stations remain in compliance with applicable environmental laws and regulations. As non-controlling owners in these generating stations, we cannot predict the likely cost or timing for environmental compliance initiatives undertaken at these stations. However, regardless of the choice for compliance, we will be responsible for our pro rata share of these expenses based upon our ownership interest.

THE DAYTON POWER AND LIGHT COMPANY

        The Dayton Power and Light Company is a wholly-owned subsidiary of DPL. We are a public utility incorporated in 1911 under the laws of Ohio. We sell electricity to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio. Electricity for our 24-county service area is primarily generated at eight coal-fired power plants and is distributed to more than 500,000 retail customers. We also purchase retail peak load requirements from DPLE, a wholly-owned subsidiary of DPL. Principal industries served include automotive, food processing, paper, plastic manufacturing and defense. Our sales reflect the general economic conditions and seasonal weather patterns of the area. In addition, we sell any excess energy and capacity into the wholesale market.

        We employed 1,441 persons as of December 31, 2004, of which 1,184 were full-time employees and 257 were part-time employees.

        All of our outstanding shares of common stock are held by DPL, which became our corporate parent, effective April 21, 1986.

        Our principal executive and business office is located at 1065 Woodman Drive, Dayton, Ohio 45432—telephone (937) 224-6000.

Significant Developments

Governmental and Regulatory Inquiries

        On April 7, 2004, we received notice that the staff of the Public Utilities Commission of Ohio ("PUCO") is conducting an investigation into our financial condition as a result of previously disclosed matters raised by an employee during the 2003 year-end financial closing process (the "Thobe Memorandum"). On May 27, 2004, the PUCO ordered us to file a plan of utility financial integrity that outlines the actions DPL has taken or will take to insulate our utility operations and customers from DPL's unregulated activities. We were required to file this plan by March 2, 2005. On February 4, 2005, we filed our protection plan with the PUCO and will continue to cooperate with the PUCO to resolve any outstanding issues in this investigation. On March 29, 2005, the OCC filed comments with the PUCO on our financial plan of integrity, requesting the PUCO continue the investigation and monitor our progress toward implementation of our financial plan of integrity.

        On or about June 24, 2004, the SEC commenced a formal investigation into the issues raised by the Thobe Memorandum. DP&L and DPL are cooperating with the investigation.

        On May 28, 2004, the U.S. Attorney's Office for the Southern District of Ohio, assisted by the Federal Bureau of Investigation, notified DP&L and DPL that it had initiated an inquiry involving the subject matters covered by DP&L's and DPL's internal investigation. DP&L and DPL are cooperating with this investigation.

        Commencing on or about June 24, 2004 the Internal Revenue Service ("IRS") has issued a series of data requests to DP&L and DPL regarding issues raised in the Thobe Memorandum. The staff of the IRS has requested that DP&L and DPL provide certain documents, including but not limited to, matters concerning executive/director deferred compensation plans, management stock incentive plans and MVE, Inc. ("MVE") financial statements. MVE is a wholly-owned subsidiary of DPL which is primarily responsible for the management of DPL's financial asset portfolio. DP&L and DPL are cooperating with these requests.

        On March 3, 2005, we received a notice that the FERC had instituted an operational audit of us regarding our compliance with its Code of Conduct within the transmission and generation areas. The FERC has provided us with a data request, and we have furnished the requested information. We cannot predict the outcome of this operational audit.

PJM Integration

        As part of Ohio's electric deregulation law, all of the state's investor-owned utilities are required to join an RTO. In October 2004, we successfully integrated our 1,000 miles of high-voltage transmission into the PJM Interconnection, L.L.C. ("PJM") RTO.

        The role of the RTO is to administer an electric marketplace and insure reliability. PJM ensures the reliability of the high-voltage electric power system serving 44 million people in all or parts of Delaware, Indiana, Illinois, Kentucky, Maryland, Michigan, New Jersey, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. PJM coordinates and directs the operation of the region's transmission grid; administers a competitive wholesale electricity market, the world's largest; and plans regional transmission expansion improvements to maintain grid reliability and relieve congestion.

Competition and Regulation

        We have historically operated in a rate-regulated environment providing electric generation and energy delivery, consisting of transmission and distribution services, as a single product to our retail customers. Prior to the legislation discussed below, we did not have retail competitors in our service territory.

        In October 1999, legislation became effective in Ohio that gave electric utility customers a choice of energy providers beginning on January 1, 2001. Under this legislation, electric generation, power marketing, and power brokerage services supplied to retail customers in Ohio are deemed to be competitive and are not subject to supervision and regulation by the PUCO.

        As required by this legislation, we filed our transition plan (the "Electric Transition Plan") with the PUCO on December 20, 1999. We received the PUCO approval of our plan on September 21, 2000.

        The Electric Transition Plan provided for a three-year transition period, which began on January 1, 2001 and ended on December 31, 2003. The plan also provided for a 5% residential rate reduction on the generation component of the rates, which reduced annual revenue by approximately $14 million; rate certainty for the three-year period for customers that continued to purchase power from us; guaranteed rates for a six-year period for transmission and delivery services; and our recovery of transition costs of approximately $600 million.

        On October 28, 2002, we filed with the PUCO a request for an extension of our market development period from December 31, 2003 to December 31, 2005 that, if granted, would continue our current rate structure and provide our retail customers with rate stability. On May 28, 2003, we filed with the PUCO a Stipulation and Recommendation entered into with five other parties (Ohio Consumers' Counsel (the "OCC"), Industrial Energy Users-Ohio, PUCO Staff, Partners for Affordable Energy, and Community Action Partnership of the Greater Dayton Area). On September 2, 2003, the PUCO issued an Opinion and Order adopting the Stipulation with modifications (the "Stipulation"). The Stipulation provides the following:

  •
  our market development period will continue through December 31, 2005;

  •
  retail generation rates will remain frozen at present levels;

  •
  a credit issued to customers who elect competitive retail generation service will increase in 2006; and

  •
  a rate stabilization period from January 1, 2006 through December 31, 2008, during which our retail generation rates in effect on January 1, 2004 will serve as market-based rates.

        The Stipulation also provides that beginning January 1, 2006, rates may be modified by up to 11% of generation rates to reflect increased costs associated with fuel, environmental compliance, taxes, regulatory changes, and security measures. Further, the PUCO may approve an increase to the residential generation discount commencing January 1, 2006. The PUCO denied applications for rehearing on October 22, 2003. The PUCO's decision was appealed to the Ohio Supreme Court on December 19, 2003. That appeal was argued before the Ohio Supreme Court on October 12, 2004. On December 17, 2004, the Ohio Supreme Court affirmed the PUCO's Order approving the Stipulation.

        As a part of the Stipulation, we agreed to implement a Voluntary Enrollment Process that would provide customers with an option to choose a competitive supplier to provide their retail generation service should switching not reach 20% in each customer class by October 2004. Customers that volunteered for the program were bid out to Competitive Retail Electric Service ("CRES") providers who are registered in our service territory. On March 8, 2005, we learned that no bids were received and re-bidding will occur within 60 days of that date. The magnitude of any customer switching and the financial impact of this program are not expected to be material to our results of operations, cash flows or financial position in 2005. Future period effects cannot be determined at this time.

        On February 20, 2003, the PUCO issued an Entry requesting comments from interested stakeholders on the proposed rules for the conduct of a competitive bidding process that will take place at the end of the market development period. We submitted comments and reply comments on March 7 and March 21, 2003, respectively. The PUCO issued final rules on December 23, 2003. Under the Stipulation discussed above, these rules will not affect us until January 1, 2009.

        On March 20, 2003, the PUCO issued an Entry initiating a PUCO investigation regarding the desirability, feasibility, and timing of declaring that retail ancillary metering, billing and/or collection services are competitive retail electric services that consumers may obtain from any supplier. The initiation of this investigation was based on a requirement in the 1999 Ohio deregulation legislation. The PUCO asked interested stakeholders to file comments by June 6, 2003 and reply comments by July 7, 2003. We filed comments and will actively participate in this case and evaluate the potential outcome of this proceeding.

        As of March 31, 2005, four unaffiliated marketers were registered as CRES providers in our service territory; to date, there has been no significant activity from these suppliers. DPL Energy Resources, Inc., an affiliated company, is also a registered CRES provider and accounted for nearly all load served by CRES providers within our service territory in 2004. In addition, several communities in our service area have passed ordinances allowing the communities to become government aggregators for the purpose of offering alternative electric generation supplies to their citizens. To date none of these communities have aggregated.

        There was a complaint filed on January 21, 2004 at the PUCO concerning the pricing of our billing services. Additionally, on December 16, 2003 a complaint was filed at the PUCO alleging that we have established improper barriers to competition. On October 13, 2004, the parties reached a settlement on the pricing of our billing services that we will charge CRES providers. Additionally on October 19, 2004, we entered into a settlement with Dominion Retail, Green Mountain Energy and the staff of the PUCO that resolves all matters in the competition barrier complaint. This settlement provides that we will modify the manner in which customer partial payments are applied to billing charges and we will no longer offer to purchase the receivables of CRES providers who operate in our certified territory. On February 2, 2005, the PUCO issued an Order approving both settlements with minor modifications. This order gives us the right to defer costs of approximately $18 million and later file for recovery over a five year period to begin January 1, 2006, subject to PUCO approval. On March 4, 2005, the OCC filed a Motion for Rehearing with the PUCO. On March 23, 2005 the PUCO denied the OCC Motion for Rehearing.

        On April 4, 2005, we filed a request at the PUCO to implement a rate stabilization surcharge effective January 1, 2006 pursuant to the Stipulation discussed above. The proposed rate surcharge request supports over $100 million in increased costs and is designed to partially reimburse us for certain costs of providing electric service related to fuel, environmental compliance, taxes, regulatory changes and security measures. Pursuant to the Stipulation discussed above, the surcharge is capped at 11% of the generation portion of our rates. The surcharge, if approved, would produce approximately $76 million in additional revenue in 2006.

        Like other electric utilities and energy marketers, DP&L and DPLE may sell or purchase electric products on the wholesale market. We and DPLE compete with other generators, power marketers, privately and municipally owned electric utilities, and rural electric cooperatives when selling electricity. The ability of DP&L and DPLE to sell this electricity will depend on how our price, terms and conditions compare to those of other suppliers.

        We provide transmission and wholesale electric service to 12 municipal customers in our service territory which distribute electricity within their incorporated limits. We also maintain an interconnection agreement with one municipality that has the capability to generate a portion of its energy requirements. Sales to these municipalities represented 1% of total electricity sales in 2004. Our contract with one municipality expired in February 2005 creating reduced future generation sales to municipalities.

        The Federal Energy Regulatory Commission ("FERC") issued a final rule on December 20, 1999, which required all public utilities that own, operate, or control interstate transmission lines to file a proposal to join an RTO by October 15, 2000 or file a description of efforts taken to participate in an RTO, reasons for not participating in a RTO, any obstacles to participation in a RTO and any plans for further work toward participation. We filed with the FERC to join the Alliance RTO. On December 19, 2001, the FERC issued an order rejecting the Alliance RTO as a stand-alone RTO. The FERC has recognized in various orders that substantial losses were incurred to establish the Alliance RTO and that it would consider proposals for rate recovery of prudently incurred costs. We invested approximately $8 million in our efforts to join the Alliance RTO. On May 28, 2002, we filed a notice with the FERC stating our intention to join PJM, an organization responsible for the operation and control of the bulk electric power system throughout major portions of five Mid-Atlantic states and the District of Columbia. On July 31, 2002, the FERC granted us conditional approval to join PJM. In June 2003, we turned over five transmission functions for PJM to operate including management of certain information systems, scheduling, market monitoring and security coordination. On July 30, 2004, we made a filing with the FERC to withdraw our transmission tariff and to become fully integrated into PJM's tariff effective October 1, 2004. We were fully integrated into PJM on October 1, 2004. As of December 31, 2004, we had invested a total of approximately $18 million in our efforts to join a RTO.

        Effective October 1, 2004, PJM began to assess a FERC-approved administrative fee on every megawatt consumed by our customers. On October 26, 2004, we filed an application with the PUCO for authority to modify our accounting procedures to defer collection of this PJM administrative fee, effective October 1, 2004, plus carrying charges, until such time as we have obtained the authority to adjust our rates (i.e., after January 1, 2006) pursuant to the Stipulation. While this application is pending, we are expensing these administrative fees.

        The FERC's July 31, 2002 Order also addressed the justness and reasonableness of the PJM and Midwest Independent Transmission System Operator ("MISO") rates and related revenue distribution protocols. On September 27, 2004, the FERC instituted a proceeding under Federal Power Act Section 206 to implement a new long-term transmission pricing structure intended to eliminate seams in the PJM and MISO regions. On October 1, 2004, DP&L, along with approximately sixty (60) other parties, filed a long-term pricing plan with the FERC. On November 18, 2004, the FERC approved this rate design. In addition, the FERC ordered transitional payments effective December 1, 2004 through March 31, 2006. On February 10, 2005, FERC issued an order that reaffirmed the pricing structure, but set the rates for hearing, subject to refund. The ultimate disposition of this case may affect the recovery of transmission revenues by us.

        In a November 1, 2001 Order, as modified on April 14, 2004, the FERC required entities with market-based rate authority to submit their triennial market-based reviews using new criteria. In our case, this submission would have been due August 11, 2004. On July 30, 2004, we requested a new compliance date sixty days after integration into PJM to enable us to provide an analysis that reflects the market as it will exist in PJM. On October 14, 2004, FERC denied that request and on October 15, 2004, we filed our triennial market-based review with FERC. On December 15, 2004, the FERC issued an order accepting our market power analysis, reaffirming our market-based rate authority.

        On January 25, 2005, the FERC issued an Order that, in part, found that PJM is authorized in certain circumstances to limit the price at which certain generators can offer to sell their power to PJM during periods of electric transmission constraints and thereby removed a previous exemption from these limitations for generation units constructed after 1996. We are actively appealing this decision. This Order does not impact our coal-fired facilities. We do not expect this Order to materially affect results of operations and financial condition for 2005.

        On March 3, 2005, we received a notice that the FERC had instituted an operational audit of us regarding our compliance with its Code of Conduct within the transmission and generation areas. The FERC has provided us with a data request, and we have furnished the requested information. We cannot predict the outcome of this operational audit.

        On April 7, 2004, we received notice that the staff of the PUCO is conducting an investigation into our financial condition as a result of financial reporting and governance issues raised by the Thobe Memorandum. On May 27, 2004, the PUCO ordered us to file a plan of utility financial integrity that outlines the actions DPL has taken or will take to insulate our utility operations and customers from DPL's unregulated activities. We were required to file this plan by March 2, 2005. On February 4, 2005, we filed our protection plan with the PUCO and will continue to cooperate with the PUCO to resolve any outstanding issues in this investigation. On March 29, 2005, the OCC filed comments with the PUCO on our financial plan of integrity, requesting the PUCO continue the investigation and monitor DP&L's progress toward implementation of its financial plan of integrity.

        We had requested approval from the PUCO to extend the filing of our Annual 2003 Report until after the filing of our Annual Report on Form 10-K for the year ended December 31, 2003. On February 1, 2005, we filed our Annual 2003 Report with the PUCO. We had also previously requested approval from the FERC to extend the filing of our FERC Form 1 and FERC Form 3-Qs until after the filing of our Annual Report on Form 10-K for the year ended December 31, 2003. We filed our FERC Form 1 and all outstanding FERC Form 3-Qs on December 30, 2004.

Construction Additions

        Construction additions were $93 million, $98 million and $129 million in 2004, 2003 and 2002, respectively, and are expected to approximate $193 million in 2005.

        Planned construction additions for 2005 relate to our environmental compliance program, power plant equipment, and transmission and distribution system. During the last three years, capital expenditures have been utilized to meet our state and federal standards for Nitrogen Oxide ("NOx") emissions from power plants and to make power plant improvements.

        Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors. Over the next four years, we are projecting to spend an estimated $850 million in capital projects, approximately 60% of which is to meet changing environmental standards. Our ability to complete our capital projects and the reliability of future service will be affected by our financial condition, the availability of internal and external funds at reasonable cost, and adequate and timely return on these capital investments. We expect to finance our construction additions in 2005 with internally-generated funds.

        See "Environmental Considerations" below for a description of environmental control projects and regulatory proceedings that may change the level of future construction additions. The potential effect of these events on our operations cannot be estimated at this time.

Electric Operations and Fuel Supply

        Our present summer generating capacity is approximately 3,300 megawatts ("MW"). Of this capacity, approximately 2,800 MW is derived from coal-fired steam generating stations and the balance of approximately 500 MW consists of combustion turbine and diesel peaking units. Combustion turbine output is dependent on ambient conditions and is higher in the winter than in the summer. Our all-time net peak load was 3,130 MW, occurring in 1999.

        Approximately 87% of the existing steam generating capacity is provided by certain units owned as tenants in common with CG&E and CSP. As tenants in common, each company owns a specified undivided share of each of these units, is entitled to its share of capacity and energy output, and has a capital and operating cost responsibility proportionate to its ownership share. Our remaining steam generating capacity (approximately 365 MW) is derived from a generating station owned solely by us. Additionally, DP&L, CG&E and CSP own as tenants in common, 884 circuit miles of 345,000-volt transmission lines. We have several interconnections with other companies for the purchase, sale and interchange of electricity.

        In 2004, we generated 99% of our electric output from coal-fired units and 1% from oil or natural gas-fired units.

        The following table sets forth our generating stations and where indicated, those stations which we own as a tenant in common.

				Approximate Summer
				MW Rating
Station	Ownership*	Operating Company	Location	DP&L Portion	Total
Coal Units
Hutchings	W	DP&L	Miamisburg, OH	365	365
Killen	C	DP&L	Wrightsville, OH	402	600
Stuart	C	DP&L	Aberdeen, OH	820	2,340
Conesville-Unit 4	C	CSP	Conesville, OH	129	780
Beckjord-Unit 6	C	CG&E	New Richmond, OH	207	414
Miami Fort-Units 7 & 8	C	CG&E	North Bend, OH	360	1,000
East Bend-Unit 2	C	CG&E	Rabbit Hash, KY	186	600
Zimmer	C	CG&E	Moscow, OH	365	1,300
Combustion Turbines or Diesel
Hutchings	W	DP&L	Miamisburg, OH	23	23
Yankee Street	W	DP&L	Centerville, OH	107	107
Monument	W	DP&L	Dayton, OH	12	12
Tait Diesels	W	DP&L	Dayton, OH	10	10
Sidney	W	DP&L	Sidney, OH	12	12
Tait Units 1-3	W	DP&L	Moraine, OH	256	256
Killen	C	DP&L	Wrightsville, OH	12	18
Stuart	C	DP&L	Aberdeen, OH	3	10

*W = Wholly-Owned

  C = Commonly-Owned

        As of February 15, 2005, we have contracted for 97% of our projected coal requirements for 2005 with any incremental purchases made in the spot market. The prices to be paid by us under our long-term coal contracts are either fixed or subject to periodic adjustment. Each contract has features that will limit price escalations in any given year. We have also covered all of our estimated 2005 emission allowance requirements. We expect our 2005 coal and net emission allowance costs to exceed our 2004 coal and net emission allowance costs by approximately 10%.

        The average cost of fuel used per kilowatt-hour (kWh) generated was 1.49¢ in 2004, 1.29¢ in 2003 and 1.26¢ in 2002. With the onset of competition in January 2001, the Electric Fuel Component was frozen under our Electric Transition Plan and is reflected in the Standard Offer Generation rate to our customers. See "—Rate Regulation and Government Legislation" and "—Environmental Considerations" below.

Seasonality

        The power generation and delivery business is seasonal and weather patterns can have a material impact on operating performance. In the region we serve, demand for electricity is generally greater in the summer months associated with cooling and greater in the winter months associated with heating as compared to other times of the year. Historically, our power generation and delivery operations have generated less revenues and income when weather conditions are milder in the winter and cooler in the summer.

Rate Regulation and Government Legislation

        Our sales to retail customers are subject to rate regulation by the PUCO. Our wholesale electric rates to municipal corporations and other distributors of electric energy are subject to regulation by the FERC under the Federal Power Act.

        Ohio law establishes the process for determining rates charged by public utilities. Regulation of rates encompasses the timing of applications, the effective date of rate increases, the cost basis upon which the rates are based and other related matters. Ohio law also established the OCC, which has the authority to represent residential consumers in state and federal judicial and administrative rate proceedings.

        Ohio legislation extends the jurisdiction of the PUCO to the records and accounts of certain public utility holding company systems, including DPL. The legislation extends the PUCO's supervisory powers to a holding company system's general condition and capitalization, among other matters, to the extent that they relate to the costs associated with the provision of public utility service. Based on existing PUCO authorization, regulatory assets and liabilities are recorded on the Consolidated Balance Sheet. See Note 3 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002" below.

        Under legislation passed in 1999, the percentage of income payment plan ("PIPP") for eligible low-income households was converted to a Universal Service Fund in 2001. The universal service program is administered by the Ohio Department of Development and provides for full recovery of arrearages for qualifying low-income customers.

        See "Competition and Regulation" above for more detail regarding the effect of legislation.

Environmental Considerations

        Our operations, including our commonly-owned facilities, are subject to a wide range of federal, state, and local environmental regulations and law as to air and water quality, disposal of solid waste and other environmental matters, including the location, construction and operation of new and existing electric generating facilities and most electric transmission lines. As such, existing environmental regulations may be periodically revised. In addition to revised rules, new legislation could be enacted that may affect our estimated construction expenditures. See "Construction Additions" above. In the normal course of business, we have ongoing programs and activities underway at these facilities to comply, or to determine compliance, with such existing, new and/or proposed regulations and legislation.

        We have been identified, either by a government agency or by a private party seeking contribution to site clean-up costs, as a Potentially Responsible Party ("PRP") at a number of sites pursuant to state and federal laws. We record liabilities for probable estimated loss in accordance with Statement of Financial Accounting Standards No. 5 ("SFAS 5"), "Accounting for Contingencies." To the extent a probable loss can only be estimated by reference to a range of equally probable outcomes, and no amount within the range appears to be a better estimate than any other amount, we accrue for the low end of the range. Because of uncertainties related to these matters, accruals are based on the best information available at the time. We evaluate the potential liability related to probable losses quarterly and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material effect on our results of operations and financial position.

Air and Water Quality

        In November 1999, the United States Environmental Protection Agency ("USEPA") filed civil complaints and Notices of Violations ("NOVs") against operators and owners of certain generation facilities for alleged violations of the Clean Air Act ("CAA"). Generation units operated by CG&E

(Beckjord 6) and CSP (Conesville 4) and co-owned by DP&L were referenced in these actions. Numerous northeast states have filed complaints or have indicated that they will be joining the USEPA's action against CG&E and CSP. We were not identified in the NOVs, civil complaints or state actions. In December 2000, CG&E announced that it had reached an Agreement in Principle with the USEPA and other plaintiffs in an effort to settle the claims. As of December 31, 2004, discussions on the final terms of the settlement continue and the outcome of these claims or the effect, if any, on us has not been determined. In June 2000, the USEPA issued a NOV to DP&L-operated J.M. Stuart Station (co-owned by DP&L, CG&E, and CSP) for alleged violations of the CAA. The NOV contained allegations consistent with NOVs and complaints that the USEPA had recently brought against numerous other coal-fired utilities in the Midwest. We intend to vigorously challenge the NOV given the final routine maintenance repair and replacement rules discussed below.

        On September 21, 2004 the Sierra Club filed a lawsuit against us and the other owners of the Stuart Generating Station in the United States District Court for the Southern District of Ohio for alleged violations of the CAA. We intend to vigorously defend this matter.

        On July 27, 2004, various residents of the Village of Moscow, Ohio notified CG&E, as the operator of Zimmer (co-owned by CG&E, DP&L and CSP), of their intent to sue for alleged violations of the CAA and air pollution nuisances. On November 17, 2004, a citizen's suit was filed against CG&E (Freeman v. CG&E). We believe the allegations are meritless and believe CG&E, on behalf of all co-owners, will vigorously defend the matter.

        On November 18, 2004, the State of New York and seven other states filed suit against the American Electric Power Corporation ("AEP") and various subsidiaries, alleging various CAA violations at a number of AEP electric generating facilities, including Conesville Unit 4 (co-owned by CG&E, DP&L and CSP). We believe the allegations are without merit and that AEP, on behalf of all co-owners, will vigorously defend the matter.

        On October 27, 2003, the USEPA published its final rules regarding the equipment replacement provision of the routine maintenance, repair and replacement ("RMRR") exclusion of the CAA. Subsequently, on December 24, 2003, the U.S. Court of Appeals for the D.C. Circuit stayed the effective date of the rule pending its decision on the merits of the lawsuits filed by numerous states and environmental organizations challenging the final rules. As a result of this ruling, it is expected that the Ohio Environmental Protection Agency ("Ohio EPA") will delay its previously announced intent to adopt the RMRR rule. At this time we are unable to determine the timing of this adoption.

        In September 1998, the USEPA issued a final rule requiring states to modify their State Implementation Plans ("SIPs") under the CAA. On July 18, 2002, the Ohio EPA adopted rules that constitute Ohio's NOx SIP, which is substantially similar to the federal CAA Section 126 rulemaking and federal NOx SIP. On August 5, 2003, the USEPA published its conditional approval of Ohio's NOx SIP, with an effective date of September 4, 2003. Ohio's SIP requires NOx reductions at coal-fired generating units effective May 31, 2004. In order to meet these NOx requirements, our capital expenditures for the installation of selective catalytic reduction ("SCR") equipment totaled approximately $175 million. On May 31, 2004, we began operation of our SCRs. Our NOx reduction strategy and associated expenditures to meet the federal reduction requirements should satisfy the Ohio SIP NOx reduction requirements.

        On December 17, 2003, the USEPA proposed the Interstate Air Quality Rule ("IAQR") designed to reduce and permanently cap sulfur dioxide ("SO2") and NOx emissions from electric utilities. The proposed IAQR focused on states, including Ohio, whose power plant emissions are believed to be significantly contributing to fine particle and ozone pollution in other downwind states in the eastern United States. On June 10, 2004, the USEPA issued a supplemental proposal to the IAQR, now renamed as the Clean Air Interstate Rule ("CAIR"). The final rules were signed on March 10, 2005. Although not yet published, CAIR will have a material effect on our operations. We anticipate that

Phase I of CAIR will require the installation of flue gas desulfurization ("FGD") equipment and annual operation of the currently-installed SCR.

        On January 30, 2004, the USEPA published its proposal to restrict mercury and other air toxics from coal-fired and oil-fired utility plants. The final Clean Air Mercury Rule ("CAM-R") was signed March 15, 2005. Although not yet published, the final rules will have a material effect on us. We anticipate that the FGD being planned to meet the requirements of CAIR may be adequate to meet the Phase I requirements of CAM-R. We expect that additional controls will be needed to meet the Phase II requirements of CAM-R that go into effect January 1, 2018. On March 29, 2005, nine states sued USEPA, opposing the regulatory approach taken by USEPA. On March 31, 2005, various groups requested that USEPA stay implementation of CAM-R.

        Under the CAIR and CAM-R cap and trade programs for SO2, NOx and mercury, we estimate we will spend more than $500 million from 2004 through 2008 to install the necessary pollution controls. If CAM-R litigation results in plant specific mercury controls, we estimate this may result in higher costs. Due to the ongoing uncertainties associated with the litigation of the CAM-R, we cannot project the final costs at this time.

        On July 15, 2003, the Ohio EPA submitted to the USEPA its recommendations for eight-hour ozone nonattainment boundaries for the metropolitan areas within Ohio. On April 15, 2004, the USEPA issued its list of ozone nonattainment designations. We own and/or operate a number of facilities in counties designated as nonattainment with the ozone national ambient air quality standard. We do not know at this time what future regulations may be imposed on our facilities and will closely monitor the regulatory process. Following the final designation of the nonattainment areas, the Ohio EPA will have three years to develop regulations to attain and maintain compliance with the eight-hour ozone national ambient air quality standard.

        On January 5, 2005, the USEPA published its final nonattainment designations for the national ambient air quality standard for Fine Particulate Matter 2.5 (PM 2.5) designations. These designations included counties or partial counties in which we operate and/or own generating facilities. On March 4, 2005, DP&L and other Ohio electric utilities and electric generators filed a petition for review in the D.C. Circuit Court of Appeals, challenging the final rule creating these designations. The Ohio EPA will have 3 years to develop regulations to attain and maintain compliance with the PM 2.5 national ambient air quality standard. We cannot determine the outcome of the petition or the effect such Ohio EPA regulations will have on our operations.

        In April 2002, the USEPA issued proposed rules governing existing facilities that have cooling water intake structures. Final rules were published in the Federal Register on July 9, 2004. We anticipate that future studies may be needed at certain generating facilities. We cannot predict the impact such studies may have on future operations.

        On March 5, 2004, the USEPA issued final national emissions standards for hazardous air pollutants for stationary combustion turbines. On April 4, 2004, the USEPA proposed to stay the effectiveness of the final rules for two subcategories of combustion turbines it proposed to delist. The stay was finalized on August 18, 2004. The effect of the final standards on our operations is not expected to be material.

        On April 14, 2003, the USEPA issued proposed final rules for standards of performance for stationary gas turbines. On May 23, 2003, the USEPA withdrew the direct final rules. The final rules were reissued on July 8, 2004 and were determined not to have an impact on existing combustion turbine facilities.

        On May 5, 2004, the USEPA issued its proposed regional haze rule, which addresses how states should determine best available retrofit technology ("BART") for sources covered under the regional haze rule. The proposal gives states three options for determining which sources should be subject to

BART and provides guidelines for states on conducting the technical analysis of possible controls as BART. The proposal is being issued to respond to the D.C. Circuit's remand of the regional haze rule in American Corn Growers Association v. USEPA, 291 F.3d 1 (D.C. Cir. 2002), in which the court told the USEPA that the BART determination has to include analysis of the degree of visibility improvement resulting from the use of control technology at each source subject to BART and that the USEPA could not mandate that states follow a collective contribution approach to determine whether sources in the state could reasonably be anticipated to contribute to visibility impairment in a Class I area. We are reviewing the proposed rule to determine the impact on any of our facilities. The USEPA, in its June 10, 2004 supplemental CAIR, has proposed that BART-eligible electric generating units ("EGUs") may be exempted from BART, if the state complies with the CAIR requirements through the adoption of the CAIR Cap-and-trade program for SO2 and NOx emissions. If Ohio adopts such a program, BART will not require any additional reductions.

        On May 4, 2004, the Ohio EPA issued a final National Pollutant Discharge Elimination System permit for J.M. Stuart Station that continues the station's 316(a) variance. During the three-year term of the draft permit, we will conduct a thermal discharge study to evaluate the technical feasibility and economic reasonableness of water cooling methods other than cooling towers.

Land Use

        We and numerous other parties have been notified by the USEPA or the Ohio EPA that we are PRPs for clean-up at two superfund sites in Ohio: the Tremont City Landfill in Springfield, Ohio and the South Dayton Dump landfill site in Dayton, Ohio.

        We and numerous other parties received notification from the USEPA in January 2002 that it considers us PRPs for the Tremont City Landfill site. The information available to us does not demonstrate that we contributed any hazardous substances to the site. We plan to vigorously challenge this action.

        In September 2002, we and other parties received a special notice that the USEPA considers them to be PRPs for the clean-up of hazardous substances at the South Dayton Dump landfill site. The information available to us does not demonstrate that we contributed hazardous substances to the site. The USEPA seeks recovery of past costs and funding for a Remedial Investigation and Feasibility Study. The USEPA has not provided an estimated clean-up cost for this site. Should the USEPA pursue such action, we will vigorously challenge it.

THE DAYTON POWER AND LIGHT COMPANY
OPERATING STATISTICS
ELECTRIC OPERATIONS

	Years Ended December 31,			Three Months Ended March 31,
	2004	2003	2002	2005	2004
Electric Sales (millions of kWh)
Residential	5,140	5,071	5,302	1,535	1,531
Commercial	3,777	3,699	3,710	885	904
Industrial	4,393	4,330	4,472	1,010	1,038
Other retail	1,407	1,409	1,405	331	333

Total retail	14,717	14,509	14,889	3,761	3,806
Wholesale	3,748	4,836	4,358	617	982

Total	18,465	19,345	19,247	4,378	4,788

Operating Revenues ($ in thousands)
Residential	$449,411	$442,238	$463,197	$125,932	$125,992
Commercial	239,952	243,474	259,496	57,174	57,597
Industrial	128,059	160,801	204,627	29,784	30,830
Other retail	80,623	81,644	83,102	18,884	18,933
Other miscellaneous revenues	12,550	13,053	12,361	2,782	3,875

Total retail	910,595	941,210	1,022,783	234,556	237,227
Wholesale	263,706	242,232	153,055	55,062	63,174
PJM ancillary revenues	17,903	—	—	15,501	—

Total	$1,192,204	$1,183,442	$1,175,838	$305,119	$300,401

Electric Customers at End of Period
Residential	453,653	450,958	449,153	454,666	452,106
Commercial	48,172	47,253	47,400	48,329	47,370
Industrial	1,851	1,863	1,905	1,846	1,865
Other	6,337	6,322	6,304	6,339	6,318

Total	510,013	506,396	504,762	511,180	507,659

Financial Information About Segments

        Financial information relating to our electric business segment is contained in Note 10 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002."

Properties

Electric

        Information relating to our electric properties is contained under "Construction Additions" and "Electric Operations and Fuel Supply," and Notes 9 and 10 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002."

        Substantially all of our property and plant is subject to the lien of the Mortgage securing our First Mortgage Bonds.

Legal Proceedings

        Information relating to legal proceedings is contained in the section "LEGAL PROCEEDINGS" below.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

Robert D. Biggs	62	Director since 2004; Executive Chairman since May 16, 2004. Retired Managing Partner, PricewaterhouseCoopers LLP, Indianapolis, Indiana since October 1999; Managing Partner, PricewaterhouseCoopers LLP July 1992 to October 1999.
Paul R. Bishop	62
		Director since 2003. Chairman and Chief Executive Officer, H-P Products, Inc., Louisville, Ohio (manufacturer of central vacuum, VACUFLO, and fabricated tubing and fittings for industry) since 2001; President, H-P Products, Inc. from 1996 to 2001. Mr. Bishop is a Director of Hawk Corporation and is a member of Stark Development Board, Mt. Union College Board and Aultman Health Foundation.
James F. Dicke, II	59
		Director since 1990. Chairman and Chief Executive Officer, Crown Equipment Corporation, New Bremen, Ohio (international manufacturer and distributor of electric lift trucks and material handling products) since 2002; President, Crown Equipment Corporation from 1980 to 2002. Mr. Dicke is a Director of Gulf States Paper Co. and a Trustee of Trinity University. Mr. Dicke also is a Commissioner of the Smithsonian American Art Museum.
Barbara S. Graham	56
		Director since 2005. Senior Vice President of Corporate Services, Pepco Holdings, Inc., Washington, D.C. (utility holding company formed with merger of Pepco and Connectiv) from June 2002 to July 2003; Senior Vice President of Shared Services and CIO, Connectiv (electric and gas utility formed with 1998 merger of Atlantic Energy, Inc. and Delmarva Power and Light Company) from January 1999 to June 2002; Senior Vice President, Connectiv from 1998 to January 1999. Mrs. Graham is a Director of Artisans' Bank and Chair of the Executive Committee of Swingin' with a Star (a non-profit organization).
Ernie Green	66
		Director since 1991. President and Chief Executive Officer, Ernie Green Industries, Dayton, Ohio (automotive components manufacturer) since 1981. Mr. Green is a Director of Pitney Bowes Inc. and Eaton Corp. Mr. Green is also Chairman, Central State University Foundation.
Glenn E. Harder	54
		Director since 2004. President of GEH Advisory Services, LLC (a firm specializing in strategic advisory services) since October 2002; Executive Leader, Business Services of Baptist State Convention of North Carolina (the largest non-profit organization in North Carolina, involving over 4,000 churches and over 1 million members) since February 2004; Executive Vice President and Chief Financial Officer of Coventor, Inc. from May 2000 through October 2002; Executive Vice President and Chief Financial Officer of Carolina Power and Light from October 1994 through March 2000. Prior to that, Mr. Harder held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting and Treasurer. He has a Bachelor of Science in Mathematics and a Master of Business Administration from Tulane University and is a Certified Public Accountant.

W August Hillenbrand	64
		Director since 1992; Vice-Chairman since May 16, 2004. Principal, Hillenbrand Capital Partners and Retired President and Chief Executive Officer, Hillenbrand Industries, Batesville, Indiana (a diversified public holding company that manufactures caskets, hospital furniture, hospital supplies and provides funeral planning services) since 2001; Chief Executive Officer, Hillenbrand Industries from 1999 to 2000. Mr. Hillenbrand is a Director of Hillenbrand Industries and Pella Corporation and is a Trustee of Batesville Girl Scouts and Trustee Emeritus of Denison University.
Lester L. Lyles, General, USAF (Ret.)	58
		Director since 2004. Commander of Air Force Materiel Command from April 2000 to August 2003, the 27th Vice Chief of Staff of the United States Air Force from 1999 to 2000. General Lyles is a Trustee of Wright State University, a Director and member of the Audit Committee of General Dynamics Corp., and Director of MTC Technologies. He is also a member of The President's Commission on U.S. Space Policy.
James V. Mahoney	59
		Director since 2004. President and Chief Executive Officer of DPL Inc. and DP&L since May 16, 2004; President, DPL Energy LLC, a wholly-owned subsidiary responsible for wholesale and retail energy sales and marketing since 2003; President, Energy Market Solutions, an energy consulting firm from August 2002 to January 2003; President and Chief Executive Officer, EarthFirst Technologies, Incorporated, a company that licenses evolving technologies for environmental and alternate energy solutions from August 2001 to August 2002; Senior Vice President, PG&E National Energy Group, a wholesale power supplier from May 1999 to July 2001; Senior Vice President, U.S. Generating Company from March 1998 to May 1999. Mr. Mahoney serves on the Rebuilding Together Dayton Board and is the Vice Chair of the 2004 Fund Campaign for Culture Works. Mr. Mahoney joined the Company in 2003.
Ned J. Sifferlen, PhD	63
		Director since 2004; President Emeritus, Sinclair Community College from September 2003 to present; President, Sinclair Community College from September 1997 to August 2003. Dr. Sifferlen is Chairman of the Board of Trustees of Good Samaritan Hospital and Samaritan Health Partners and is a Director on the Board for both Premier Health Partners and Think TV Public Television.

Executive Officers who are not Directors

Name and Age		Position, Principal Occupation, Business Experience and Directorships
Executive Officers
Miggie E. Cramblit	49
		Vice President, General Counsel and Corporate Secretary, DPL Inc. and DP&L since January 2005; Vice President and General Counsel, DPL Inc. and DP&L from June 2003 to December 2004; Counsel and Corporate Secretary, Greater Minnesota Synergy from October 2001 to June 2003; Chief Operating Officer, Family Financial Strategies from June 1999 to May 2001; Vice President and General Counsel, Reliant Energy/Minnegasco from December 1990 to May 1999. Ms. Cramblit joined the Company in 2003.
John J. Gillen	51
		Senior Vice President and Chief Financial Officer, DPL Inc. and DP&L since December 2004; Consultant, October 2003 to November 2004; Partner, PricewaterhouseCoopers LLP from October 1990 to September 2003. Mr. Gillen joined the Company in 2004.
Arthur G. Meyer	55
		Vice President, DPL Inc. and DP&L from January 2005; Vice President and Corporate Secretary, DPL Inc. and DP&L from August 2002 to December 2004; Vice President, Legal and Corporate Affairs, DP&L from November 1997 to August 2002. Mr. Meyer joined the Company in 1992.
Gary Stephenson	40
		Vice President, Commercial Operations of DPL Inc. and DP&L since September 2004; Vice President, Commercial Operations, InterGen from April 2002 to September 2004; Vice President, Portfolio Management, PG&E National Energy Group (successor to PG&E Energy Trading) from January 2000 to April 2002; Director, Portfolio Management, PG&E Energy Trading from January 1998 to December 1999. Mr. Stephenson joined DP&L in 2004.
Patricia K. Swanke	46
		Vice President, Operations, DP&L since September 1999 (responsible for electric transmission and distribution operations); Managing Director, DP&L from September 1996 to September 1999. Ms. Swanke joined the Company in 1990.
Daniel L. Thobe	54
		Corporate Controller of DPL Inc. and DP&L since July 21, 2003; Vice President, Financial Services, Moto Franchise Corporation from February 2003 to July 2003 (successor to Moto Photo, Inc.); Corporate Controller, Moto Photo, Inc. from June 2000 to February 2003; Vice President, Controller and Chief Accounting Officer, Roberds, Inc. from November 1999 to June 2000; Vice President, Corporate Controller, Breuners Home Furnishings Corporation from June 1997 to November 1999. Mr. Thobe joined the Company in 2003.
W. Steven Wolff	51
		President, Power Production, DPL Inc. and DP&L since 2003; Vice President, Power Production, DPL Inc. and DP&L from August 2002 to January 2003; Director, Power Production, DP&L from January 2002 to August 2002; Manager, O.H. Hutchings Station, DP&L from August 2001 to January 2002; Captain, US Navy from November 1996 to August 2001. Mr. Wolff is a member of the Board of Directors for the Miami Valley Council of the Boy Scouts of America and Cox Arboretum. Mr. Wolff joined the Company in 2001.

EXECUTIVE COMPENSATION

        Set forth below is certain information concerning the compensation of the Chief Executive Officer and each of the four most highly compensated executive officers of DP&L and its parent company, DPL and for its consultant for the last three fiscal years, for services rendered in all capacities.

Summary Compensation Table

		Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)		Securities underlying Options (1)(#)	LTIP (2)($)	All Other Compensation (3) ($)
James V. Mahoney(7) President and Chief Executive Officer DPL Inc. and DP&L	2004 2003 2002	471,000 425,000 —	269,000 150,000 —	(6) (6)	— 258,000 —	(11)	20,000 100,000 —	394,000 184,000 —	6,000 5,000 —
Stephen F. Koziar, Jr.(4) Former President and Chief Executive Officer DPL Inc. and DP&L	2004 2003 2002	417,000 600,000 375,000	— 2,320,000 210,000	(5) (6)	— 4,206 5,026		— — 300,000	— 2,365,000 —	1,000 6,000 1,000
Robert D. Biggs Executive Chairman DPL Inc. and DP&L	2004 2003 2002	149,000 — —	500,000 — —	(6)	1,634,000 — —	(13)	200,000 — —	— — —	350,000 — —	(14)
Peter H. Forster(8) Former Chairman and Consultant DPL Inc. and DP&L	2004 2003 2002	650,000 650,000 650,000	— 5,200,000 100,000	(9) (6)	— — —		— — 100,000	— 700,000 —	158,000 249,000 39,375	(10) (10) (10)
Arthur G. Meyer Vice President DPL Inc. and DP&L	2004 2003 2002	208,000 199,000 191,000	160,000 88,000 51,000	(6) (6) (6)	— — —		— — —	147,000 47,000 —	4,000 4,000 4,000
Patricia K. Swanke Vice President, Operations DP&L	2004 2003 2002	249,000 230,000 215,000	211,000 116,000 68,000	(6) (6) (6)	— — —		— — —	260,000 193,000 —	1,000 1,000 1,000
W. Steven Wolff(11) President, Power Production DPL Inc. and DP&L	2004 2003 2002	263,000 250,000 200,000	119,000 113,000 54,000	(6) (6) (6)	36,000 — —	(12)	— — —	220,000 279,000 —	1,000 1,000 1,000

(1)
Amounts in this column represent a grant of stock options to each person under the DPL Stock Option Plan. See "Option Grants in Last Fiscal Year." In connection with litigation brought against Messrs. Forster and Koziar and Ms. Muhlenkamp, see "LEGAL PROCEEDINGS", DP&L and DPL may seek to revoke certain of these options. Further, the DPL Inc. Stock Option Plan provides that "no single Participant shall receive Options with respect to more than 2,500,000 shares." The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million. Under Mr. Forster's Option Agreement, the DPL Inc. Stock Option Plan document controls. Therefore, this table reflects a conforming total of 2.5 million options.

(2)
Amounts in this column represent annualized incentives earned based on achievement of predetermined total return to shareholder measures and under a long-term incentive program for individuals managing all financial assets. In 2004 and 2003, total return to shareholders met the criteria and amounts were earned; in 2002 total return to shareholders did not meet the criteria and no incentive was earned. In 2003 and 2002 no incentives based on performance of financial assets were earned.

(3)
All Other Compensation includes: (i) employer matching contributions of $1,000 on behalf of each person, other than Mr. Biggs and Mr. Forster, under the DP&L Employee Savings Plan made to the DPL Inc. Employee Stock Ownership Plan and (ii) except for Messrs. Koziar and Forster, insurance premiums for group term life policies paid on behalf of each person.

(4)
Mr. Koziar retired as President and Chief Executive Officer of DPL and DP&L on May 16, 2004.

(5)
$1.9 million of the amount shown for Mr. Koziar represents a discretionary payment. The amount of this payment was calculated by applying the benefit formula that had been in effect under our Supplemental Executive Retirement Plan ("SERP") to the compensation earned by Mr. Koziar from the effective date of Mr. Koziar's entry date into the SERP

  (August 1, 1969). The discretionary payment was calculated as if Mr. Koziar continued to participate in the SERP through April 30, 2003. Mr. Koziar's participation in the SERP was terminated in 2000 in anticipation of an acquisition of DP&L that was not completed. $420,000 of the amount shown represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.

(6)
The amount in this column represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year. Amounts do not include distributions of earnings that had been previously deferred.

(7)
Mr. Mahoney joined DPL in January 2003. Mr. Mahoney was appointed President and CEO of DPL and DP&L on May 16, 2004.

(8)
Mr. Forster resigned as Chairman and consultant to DP&L and DPL on May 16, 2004.

(9)
$4.9 million of the amount shown for Mr. Forster represents a discretionary payment. The amount of this payment was calculated by applying the benefit formula that had been in effect under the SERP to the compensation earned by Mr. Forster from the effective date of Mr. Forster's entry date into SERP (June 1, 1974). The present value of such annual benefit stream was credited to Mr. Forster's deferred compensation plan account in 2003. $300,000 of the amount shown represents compensation based on achievement of specific predetermined operating and management goals in the year indicated and paid in the year earned or in the following year.

(10)
Represents the amount of fees and value of stock awards received for services as a director.

(11)
Represents relocation expense reimbursement, grossed-up to reimburse for the additional tax liability.

(12)
Represents $14,000 for interest on 2003 Long Term Incentive Plan award and $22,000 for executive health plan.

(13)
Represents $897,000 for annuity, $671,000 for gross-up due to annuity and $66,000 for corporate aircraft use and local living expense reimbursement, grossed up as appropriate to reimburse for additional tax liability pursuant to his employment agreement.

(14)
Includes $348,000 for director fees.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning individual grants of DPL stock options made to the named executive officers during the fiscal year ended December 31, 2004.

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value($)(3)
James V. Mahoney	20,000	(2)	9%	$24.90	12/21/2014	93,600
Robert D. Biggs	200,000	(1)	91%	$20.94	05/16/2011	818,000

(1)
Options granted pursuant to DPL Inc. Stock Option Plan on October 5, 2004. These options vest and become exercisable 50% on May 16, 2005 and 50% on May 16, 2006.

(2)
Options granted pursuant to the DPL Inc. Stock Option Plan on December 21, 2004. These options vest and become exercisable on May 16, 2005.

(3)
The grant date present value was determined using the Black-Scholes pricing model. Significant assumptions used in the model were: expected volatility 28.5%, risk-free rate of return 3.91%, dividend yield of 4.78% and time of exercise 8 years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning exercise of DPL stock options during fiscal year 2004 by each of the directors and executive officers and the fiscal year-end value of unexercised options.

Name	Shares acquired on exercise (#)	Value realized	Number of securities underlying unexercised options at fiscal year end (#)		Value of unexercised in-the money options at fiscal year-end(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Peter H. Forster(2)(3)	—	—	—	2,500,000	$—	$10,880,000
Stephen F. Koziar, Jr.(3)	—	—	—	795,000	—	5,082,450
James V. Mahoney	—	—	—	120,000	—	927,200
Patricia K. Swanke	—	—	—	50,000	—	—
W. Steven Wolff	—	—	—	—	—	—
Robert D. Biggs	—	—	—	200,000	—	834,000
Arthur G. Meyer	—	—	—	50,000	—	—

(1)
Unexercised options were in-the-money if the fair market value of the underlying shares exceeded the exercise price of the option at December 31, 2004.

(2)
The DPL Inc. Stock Option Plan provides that "no single Participant shall receive Options with respect to more than 2,500,000 shares." The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million. Under Mr. Forster's Option Agreement, the DPL Inc. Stock Option Plan document controls. Therefore, this table reflects a conforming total of 2.5 million options.

(3)
DP&L, DPL and MVE have filed a lawsuit against Messrs. Forster and Koziar and Ms. Muhlenkamp alleging breach of fiduciary duty and breach of their respective employment agreements. See "LEGAL PROCEEDINGS." In connection with that litigation, DP&L and DPL may seek to revoke certain of these options.

Pension Plans

        The following table sets forth the estimated total annual benefits payable under the DP&L Retirement Income Plan to executive officers at normal retirement date (age 65) based upon years of credited service and final average annual compensation (including base and incentive compensation) for the three highest years during the last five years:

Final Average Annual Earnings	Total Annual Retirement Benefits for Years of Credited Service at Age 65
	10 Years	15 Years	20 Years	30 Years
$ 205,000	$47,853	$71,780	$95,706	$128,585
400,000	103,428	155,142	206,856	239,735
600,000	160,428	240,642	320,856	353,735
800,000	217,428	326,142	434,856	467,735
1,000,000	274,428	411,642	548,856	581,735
1,200,000	331,428	497,142	662,856	695,735
1,400,000	388,428	582,642	776,856	809,735

        The years of credited service are Mr. Forster—23 years; Mr. Koziar—35 yrs.; Mr. Mahoney—0 yrs.; Mr. Biggs—0 yrs.; Mr. Meyer—11 yrs.; Mr. Wolff—2 yrs.; and Ms. Swanke—13 yrs. Benefits are computed on a straight-life annuity basis, are subject to deduction for Social Security benefits and may be reduced by benefits payable under retirement plans of other employers.

Deferred Compensation Distributions

        DP&L and DPL maintain a Key Employee Deferred Compensation Plan (the "DCP") and a 1991 Amended Directors' Deferred Compensation Plan (the "Directors' DCP" and collectively with the

DCP, the "Deferred Compensation Plans") for certain senior executives, directors and other key employees. The Deferred Compensation Plans generally enable participants to defer all or a portion of their cash compensation earned in a particular year. If an individual elects to defer any amount, such deferred amounts are reported as compensation in the year earned and are credited to the individual's deferred compensation plan account. DPL and DP&L have funded our obligations to participants through a trust, which is included in the Consolidated Balance Sheet in "Other Assets—Other." Deferred compensation plan account balances accrue earnings based on the investment options selected by the participant. Interest, dividends and market value changes are reflected in the individual's deferred compensation plan account. Deferred compensation plan account balances generally are paid following the termination of the participant's employment with DPL and DP&L, in a lump sum or over time as determined by the participant's deferral election form, and in-service distributions generally are not allowed. In certain circumstances the plan provides for a 10% penalty for early withdrawal. Payments under the DCP are in cash or DPL common shares, provided that distributions attributable to investments in DPL common shares must be paid in common shares. Certain purported amendments to the Deferred Compensation Plans purportedly made in December 2003 had the effect of eliminating some of these restrictions for certain senior executives and facilitating these executive officers to receive cash distributions from their deferred compensation balances. DP&L and DPL have initiated legal proceedings challenging the validity of these purported amendments and the distributions.

        DP&L and DPL also have maintained a Management Stock Incentive Plan (the "MSIP" and together with the Deferred Compensation Plans, the "Plans") for key employees selected by the Compensation Committee. New awards under the MSIP were discontinued in 2000 and the plan was eliminated. Under the MSIP, the Committee granted Stock Incentive Units ("SIUs") to MSIP participants, with each SIU representing one DPL common share. SIUs were earned based on the achievement of performance criteria set by the Compensation Committee and vested over time (subject to acceleration of earning and vesting on the occurrence of certain events or at the discretion of DPL's and our Chief Executive Officer or the Compensation Committee). Earned SIUs were credited to a participant's account under the MSIP and accrue dividends like DPL common shares. Under the MSIP, earned and vested SIUs are to be paid in DPL common shares in a lump sum or over time as determined by the participant's deferral election.

        DPL and DP&L have found that restated versions of the MSIP exist that incorporate amendments purportedly made in May 2002 and December 2003, but DPL and DP&L are unable to substantiate that the Board or the Compensation Committee ever authorized those purported amendments. The May 2002 purported amendment provided that effective January 1, 2002, upon termination of employment of a participant who also participates in the DCP, the participant's earned SIUs would be transferred to the participant's deferred compensation account and deemed invested in shares of DPL common stock. Six months after termination of the participant's employment, the participant, DPL or DP&L would be entitled to elect to allocate the value of the credited DPL common shares to other investments under the DCP that are designated by the participant. The December 2003 purported amendment would have deleted a provision, added in 2000 when DPL's Stock Option Plan was adopted, locking up until January 1, 2005 certain MSIP awards that previously had been granted to participants who were receiving options under the new Stock Option Plan. DPL and DP&L have initiated legal proceedings which challenge the validity of that purported amendment. See "LEGAL PROCEEDINGS." Notwithstanding this challenge to the validity of the purported amendments to the Plans, DP&L and DPL have accounted for the Plans as they have been administered.

        We maintain a SERP. In February 2000, the Compensation Committee approved certain modifications to the SERP. A copy of the SERP as amended was filed as Exhibit 10(e) to our Annual Report on Form 10-K for the year ended December 31, 2004. We have found that a restated version of the SERP exists that incorporates amendments purportedly made in December 2002 concerning payments to be made in the event of a change of control. However, we are unable to substantiate that the Board or the Compensation Committee ever authorized those purported amendments.

        In 2000, in anticipation of the possible acquisition of DP&L, the participation by certain officers (including Mr. Koziar and Ms. Muhlenkamp) in our SERP terminated. The present value of each officer's accrued benefit under the SERP as determined by DPL's actuary ($3.5 million for Mr. Koziar and $1.4 million for Ms. Muhlenkamp) was then credited to each officer's deferred compensation plan account. The present value calculation for Ms. Muhlenkamp was not computed in accordance with the SERP to the extent that the amount credited to her account reflected increased salary and years-of-service credits. Subsequently, in April 2003, as Mr. Koziar and Ms. Muhlenkamp had continued their employment with us and no acquisition of us had occurred, the Compensation Committee approved discretionary payments to these individuals. The discretionary payments were calculated as if Mr. Koziar and Ms. Muhlenkamp continued to participate in the SERP through April 30, 2003. The discretionary payments made in 2003 were $1.9 million for Mr. Koziar and $3.4 million for Ms. Muhlenkamp. The discretionary payments made to Ms. Muhlenkamp were not calculated in accordance with the SERP to the extent that the amount she received reflected increased salary and years-of-service credits.

        In April 2003, the Compensation Committee also approved a discretionary payment to Mr. Forster. Mr. Forster elected to have this amount credited to his deferred compensation plan account. The discretionary payment, in the amount of $4.9 million, was calculated as if Mr. Forster continued to participate in the SERP through April 30, 2003. Mr. Forster's participation in the SERP was terminated in 1997 upon his retirement from DP&L. The discretionary payment made in 2003 represented the difference in the net present value of the SERP benefit Mr. Forster would have received if he had been entitled to continue to accrue benefits under the SERP through April 30, 2003 and the amount he was awarded in 1997 based upon his calculated benefit at that date.

        In December 2003, a number of amendments purportedly were made to the DCP, the MSIP and the Directors' DCP. DP&L and DPL have not been able to substantiate that the amendments purportedly made to the Directors' DCP were ever approved by the Compensation Committee of the Board. Moreover, DP&L and DPL have initiated legal proceedings challenging the validity of the amendments purportedly made to the DCP, the MSIP and Directors DCP. (See "LEGAL PROCEEDINGS.") The purported amendments included the following:

  •
  The DCP purportedly was amended to provide that if, as of December 2, 2003 and as to DCP participants who were employed by or providing ongoing consulting services to us or DPL on that date or thereafter, the amount credited to the participant's deferred compensation plan account (excluding amounts deemed invested in DPL common shares) was in excess of $500,000, we would pay to the participant in cash the balance over $250,000. The purported DCP amendment also provided for distribution of the excess over $450,000 in a participant's deferred compensation plan account on December 31 of each year beginning in 2004, if the deferred compensation plan account exceeded $500,000. As of the date this purported amendment was to have taken effect, Messrs. Forster and Koziar and Ms. Muhlenkamp were the only eligible participants.

  •
  The Directors' DCP purportedly was amended to provide for similar distributions beginning December 31, 2004. The Plan accounts of all of the Directors are deemed to be invested in DPL common shares, and no distributions will be made to the Directors as a result of the purported amendment.

  •
  The MSIP purportedly was amended to delete a provision, added in 2000 when DPL's Stock Option Plan was adopted, locking up until January 1, 2005 certain MSIP awards that previously had been granted to participants who were receiving options under the new Stock Option Plan. In addition, the MSIP purportedly was modified to allow conversion of SIUs to other investments at the discretion of the Chief Executive Officer, or in the case of the Chief Executive Officer's own SIUs, at the discretion of the Compensation Committee.

  •
  In connection with the purported December 2003 DCP amendments, Messrs. Forster and Koziar and Ms. Muhlenkamp exchanged letters with us in which they purportedly consented to the purported amendments. The letters also provided, with respect to their MSIP accounts, that, notwithstanding the MSIP requirement that SIUs be paid solely in DPL common shares, each could request that his or her SIUs in excess of the shares required to be held under our Executive Management Share Ownership Guidelines be converted to cash and the cash transferred to his or her deferred compensation plan account. Our records do not reflect that the MSIP was ever amended to provide for requests to convert excess shares into cash and distribute that cash to the participant's deferred compensation account.

        As a result of the purported DCP and MSIP amendments and the letters' provisions, as well as the discretionary payments described above, the following transfers were made from the MSIP to the Deferred Compensation Plan account for Mr. Koziar 11,818 SIU's at $21.15 per share; Mr. Forster 108,973 SIUs at $21.15 per share; and Ms. Muhlenkamp 336,952 SIUs at $21.15 per share. In addition pre-tax distributions of $7.1 million, $9.7 million and $16.3 million were made from their deferred compensation plan accounts to Messrs. Forster and Koziar and Ms. Muhlenkamp, respectively, in December 2003.

        Following the December 2003 purported amendments to the DCP and MSIP and the resulting distributions made to Messrs. Forster and Koziar and Ms. Muhlenkamp, DP&L and DPL began an internal investigation of those events. As a result of that investigation, DP&L and DPL initiated legal proceedings challenging the validity of those purported amendments and the propriety of those distributions. See "LEGAL PROCEEDINGS."

Consulting Contract and Employment Agreements

James V. Mahoney

        Mr. Mahoney has served as the President and Chief Executive Officer of DP&L and DPL from May 16, 2004 pursuant to an employment agreement dated December 14, 2004. Prior to this promotion, Mr. Mahoney served as President of DPL Energy, Inc. from January 2003 until May 16, 2004. The term of Mr. Mahoney's current employment agreement is indefinite until terminated by DP&L, DPL or Mr. Mahoney, with or without cause, upon 90 days written notice, provided that DP&L or DPL may terminate the agreement with cause without prior notice. The agreement also automatically terminates upon Mr. Mahoney's death or disability.

Compensation

        Mr. Mahoney's agreement provides for (i) an annual base salary of not less than $500,000; (ii) participation in the Management Incentive Compensation Plan ("MICP"), in which during 2004, he had the opportunity to earn $250,000 at 100% of the target performance; (iii) participation in DPL's Long Term Incentive Plan ("LTIP"), in which during 2004, he had the opportunity to earn $450,000 at 100% of target performance; (iv) stock options to purchase up to 20,000 shares of common stock; and (v) such fringe benefits (including medical, life and disability insurance benefits and qualified retirement benefits) as are generally made available to other executive level employees. Awards earned pursuant to the LTIP will vest in three equal installments on December 31 of each year, commencing with the year in which an award is granted.

Termination

        If Mr. Mahoney's employment is terminated (a) for cause as defined in the employment agreement; or (b) due to his death or disability; or (c) for any reason at any time, Mr. Mahoney's employment agreement provides for (i) a lump sum cash payment to Mr. Mahoney equal to the sum of his unpaid base salary through the date of termination; (ii) the amount of any awards, with respect to any completed period which, pursuant to the MICP or LTIP, have been earned but not yet paid and (iii) payment of any other accrued benefits to which Mr. Mahoney is entitled through the date of termination.

        If DP&L or DPL terminates Mr. Mahoney's employment without cause and a change of control has not occurred or is not pending, then Mr. Mahoney's employment agreement provides for (a) the benefits described in the paragraph above; (b) the amount of any awards, with respect to any completed period which, pursuant to the MICP and LTIP, have been earned but are not vested through the date of termination and (c) continued coverage under the health benefit plan for executive employees at the same cost and terms as in effect immediately prior to the date of notice of (A) the first anniversary of his termination date or (B) the date an essentially equivalent benefit is made available to Mr. Mahoney at substantially similar cost, provided that in order to secure these payments, Mr. Mahoney executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against DP&L, DPL and its affiliates.

Change of Control

        If DP&L or DPL terminates Mr. Mahoney's employment within 12 months of a change of control and (i) such termination is without cause or (ii) Mr. Mahoney resigns for "Good Reason" as defined in the employment agreement ("Good Reason" is defined as (i) assignment of duties without his express consent inconsistent with the written objectives of his position, a change in his reporting responsibilities, his removal from or any failure to re-elect Mr. Mahoney to his position or office; (ii) failure to have his annual base salary raised when salary adjustments are historically made; (iii) a reduction in his base salary; (iv) failure by DP&L or DPL to continue a benefit plan, including incentive plans; (v) the relocation of DP&L's or DPL's principal executive offices outside of Montgomery County, Ohio, if at the time of a change of control, Mr. Mahoney is based at the principal offices; (vi) being required to base more than fifty miles from the location he was based at the time of the change of control or the failure to reimburse for moving expenses, if Mr. Mahoney consents to moving his base and permanent residence; (vii) excessive travel that necessitates overnight absences; (viii) the failure by DP&L or DPL to obtain the assumption of his agreement by any successor; (ix) termination without cause or without being provided with a notice of termination; and (x) if DP&L or DPL terminates Mr. Mahoney's employment without cause or without notice of termination), Mr. Mahoney's employment agreement provides for (a) the benefits listed in the first paragraph under "Termination" above; (b) a lump sum cash payment equal to 200% of the sum of (A) Mr. Mahoney's annual base salary (before deduction of employee deferrals) at the higher of (aa) the rate in effect on the date of termination or (bb) the rate in effect at the time of the change in control; plus (B) the average of the last three (or the number of years he has participated if less than three) annual award payments made to him prior to the date of termination pursuant to the MICP or LTIP, including any portion deferred to his deferred compensation plan account; (c) the amount of any MICP or LTIP award earned with respect to a completed period but unvested as of termination or if the termination precedes the actual determination of such incentive compensation (under the MICP or LTIP) or the completion of a period in which he could have earned such incentive compensation, an amount equal to the average of the award payments made to him under the MICP or LTIP (as applicable) for the three years preceding the date of termination (or for the number of years he has participated in such plan if less than three), including any portion deferred to his deferred compensation plan account; (d) continuation of all life, medical, accident and disability insurance for Mr. Mahoney and his eligible dependents until the third anniversary of the date of termination or the date an essentially equivalent benefit is made available to Mr. Mahoney by a subsequent employer; thereafter, Mr. Mahoney shall have the right to have assigned to him at no cost any such insurance coverage on Mr. Mahoney owned by DP&L or DPL; and (e) a gross-up payment equal to any net amounts paid by Mr. Mahoney for any excise tax owed under Section 4999 of the Internal Revenue Code of 1986 for payments made to Mr. Mahoney under this employment agreement such that Mr. Mahoney is in the same after-tax position as if no excise tax was imposed.

        Upon a change of control, Mr. Mahoney's employment agreement states that DP&L and DPL will transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the Amended and Restated Master Trust, an entity created to administer the Plans and the SERP upon a change of control.

Peter H. Forster

        Mr. Forster served as non-employee Chairman of the Board of Directors and consultant to DP&L, DPL and MVE from January 1, 1997 to May 16, 2004 pursuant to a consulting contract, dated December 31, 1996, as amended. The consulting contract automatically renewed for a one-year term on each December 31 unless either party gave at least 15 months' written notice of nonrenewal. The consulting contract would have continued for at least 36 months following a change of control. DPL and DP&L were also obligated to require any successor to all or substantially all of its business or assets to assume the consulting contract.

        Mr. Forster resigned on May 16, 2004. In connection with Mr. Forster's resignation, DPL and DP&L reserved all rights and defenses and Mr. Forster reserved all rights and entitlements under applicable law and under any existing contract between Mr. Forster, DP&L, DPL and all of its subsidiaries. Mr. Forster, along with Ms. Muhlenkamp, filed a lawsuit against DP&L, DPL and MVE claiming that he was wrongfully terminated and is entitled to certain rights and benefits. DP&L, DPL and MVE have filed a lawsuit against Mr. Forster alleging that he breached his fiduciary duties and breached his consulting contract and claim that we no longer owe Mr. Forster any further benefits under his contract. See "LEGAL PROCEEDINGS." In those proceedings, Mr. Forster claimed that he is entitled to rights and benefits under purported agreements with DP&L. We have confirmed that only certain of these purported agreements were properly approved. The following description of Mr. Forster's consulting contract is a summary of the contract that we believe was in effect at the time of his resignation.

Compensation and Indemnification

        For his service as Chairman, Mr. Forster's contract provided for (i) director's and similar fees as are customarily paid to other non-employee directors, including stock awards under DP&L's Directors' Deferred Stock Compensation Plan; (ii) an additional opportunity for Mr. Forster to receive 35,000 of DPL's common shares on each January 1 during the term of the contract, subject to earning and vesting criteria; (iii) participation in DP&L's 1991 Amended Directors' Deferred Compensation Plan; and (iv) other compensation and benefits as are customarily provided to other non-employee directors of DP&L and DPL.

        For his service as a consultant, Mr. Forster's contract provided for (i) an annual base consulting fee of $650,000 for the year ended December 31, 2003 and (ii) for calendar years 2000 and after, a bonus calculated in accordance with the MVE Incentive Program. The MVE Incentive Program provided for incentive compensation (an MVE Payment) based on the cumulative cash distributed to DPL or attributable to each separate investment made by any private equity partnership in which DPL has invested at any time prior to the termination of his contract, less the amount invested, expenses, bonuses previously paid and any losses, in which losses not offset against any year's cash return are carried over and applied against cash returned in future years. Mr. Forster's consulting contract stated that for 2003 and for each calendar year thereafter, Mr. Forster's MVE Payment was equal to 2.75% of such amount.

        Mr. Forster's contract also stated that DP&L and DPL would provide Mr. Forster with life, health, accident and disability insurance benefits and will pay a death benefit of $1.0 million to Mr. Forster's beneficiary upon Mr. Forster's death during the term of the contract.

        Mr. Forster's contract stated that DP&L and DPL would indemnify Mr. Forster against any and all losses, liabilities, damages, expenses (including attorneys' fees), judgments and amounts paid in settlement incurred by Mr. Forster in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either us or DPL, by reason of any act or omission to act in connection with the performance of his duties under the contract to the full extent that we and DPL are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

        In connection with Mr. Forster's resignation, we and DPL agreed to advance reasonable attorney's fees incurred by Mr. Forster in defending any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action brought derivatively on behalf of us and DPL, by reason of any act or omission by Mr. Forster to act as director, trustee, officer, employee or agent to the full extent permitted by Ohio law. Any such advancement of expenses was subject to DPL's and our receipt of an undertaking by Mr. Forster to repay any such amounts, unless it is ultimately determined that he is entitled to be indemnified by DPL and us as authorized by Article VII of the Company's Code of Regulations and Ohio law. However, the lawsuit filed by us, DPL and MVE against Mr. Forster seeks a declaration that he is not entitled to such advancements and must repay advances already made because he is unable to demonstrate entitlement to such indemnification.

Termination

        Mr. Forster's contract could have been terminated upon written notice by (i) DP&L or DPL on account of Mr. Forster's disability or for "cause" or (ii) Mr. Forster for "good reason."

        "Cause" is defined as (i) commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs or (iv) if no change of control has occurred (other than a change of control resulting from the commencement of a tender offer or DP&L or DPL entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), the failure by Mr. Forster to substantially perform his duties (other than any failure resulting from his physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors.

        "Good Reason" is defined as (i) the failure to elect Mr. Forster to Chairman of the Board of Directors or Chairman of the Executive Committee for any reason, other than Mr. Forster's termination due to death or disability, by DP&L or DPL for cause, or by Mr. Forster for good reason; (ii) the assignment of any duties inconsistent with the duties contemplated by the consulting contract without Mr. Forster's consent; (iii) if within 36 months after the date of a change of control (other than a change of control resulting from the commencement of a tender offer or DPL or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), Mr. Forster determines that he is unable to discharge his duties effectively; (iv) the failure of DP&L or DPL to obtain the assumption of the contract by any successor; (v) the termination of the contract by DP&L or DPL without satisfying the applicable requirements; or (vi) any other material breach of the contract by DP&L or DPL.

        Upon termination of the contract for any reason, including expiration of the term, the contract provided for (i) a lump sum cash payment to Mr. Forster of the directors' fees and base consulting fees through the date of termination; (ii) the continuation of Mr. Forster's MVE Payment on an annual basis; (iii) continuation of medical benefits to Mr. Forster and his spouse for life and to any of Mr. Forster's eligible dependents; and (iv) payment of all other accrued benefits to which Mr. Forster was entitled through the date of termination. The contract also stated that all earned and vested stock awards granted to Mr. Forster pursuant to the Directors' Deferred Stock Plan and all compensation deferred under the Directors' DCP would be payable to Mr. Forster in accordance with the terms of such plan.

        If the contract terminated prior to the expiration of the term by Mr. Forster for good reason or by DP&L or DPL, other than for cause or Mr. Forster's disability, and Mr. Forster was not entitled to receive change of control benefits for a change of control (other than a change of control resulting from the commencement of a tender offer or DP&L or DPL entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), then, in addition to the payments and benefits described above, the consulting contract provided for (i) a lump sum cash payment equal to the amount of the annual base consulting fees that would have been payable for the remainder of the term; (ii) all unearned and/or unvested stock incentive units awarded under the MSIP and all unearned and/or unvested stock awards granted under the Directors' Deferred Stock Plan would be deemed fully earned and vested; and (iii) continuation of all life, medical, accident and disability insurance for Mr. Forster, his spouse and his eligible dependents for the remainder of the term.

Change of Control

        Mr. Forster's contract also provided for benefits and payments after the occurrence of a "change of control" (as such term is defined in the contract). Upon a change of control, the contract stated that DP&L and DPL would transfer cash or other property in an amount sufficient to fund all benefits and payments to the master trust. In addition, the contract provided a gross-up payment if any excise tax was imposed upon a change of control such that Mr. Forster was in the same after-tax position as if no excise tax was imposed.

        If a change of control occurred (other than a change of control resulting from the commencement of a tender offer or DP&L or DPL entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), the contract provided for (i) a lump sum cash payment to Mr. Forster equal to the sum of (a) 200% of the annual base consulting fees; (b) 200% of the average annual bonus paid to Mr. Forster for the three years immediately preceding the date of the change of control; and (c) any gross-up payment payable to Mr. Forster for excise taxes; (ii) payment of one-half of the amount calculated in clause (i) in consideration of Mr. Forster's agreement to be subject to a non-compete covenant; (iii) all unearned and/or unvested stock incentive units awarded under the MSIP and all unearned and/or unvested stock awards granted under the Directors' Deferred Stock Plan would be deemed fully earned and vested; and (iv) continuation of all life, medical, accident and disability insurance for Mr. Forster, his spouse and his eligible dependents until the third anniversary of the date of the change of control.

        If a tender offer was commenced or DP&L or DPL entered into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets, then upon any subsequent termination of Mr. Forster's contract at any time within 36 months of the change of control and prior to the occurrence of another change of control or the consummation of such tender offer or agreement, Mr. Forster's contract provided for the benefits and payments described above unless the contract was terminated for cause, on account of Mr. Forster's death or disability or by Mr. Forster without good reason. However, in the event of such a change of control, if the tender offer or agreement was abandoned or terminated, and a majority of the original directors and/or their successors (as such terms are defined in the contract) determined that the tender offer or agreement would not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination would have not entitled Mr. Forster to these benefits. Neither DP&L nor DPL experienced a change of control while Mr. Forster served as Chairman and consultant to DPL and us.

February 2004 Letters

        Mr. Koziar executed two letters (each dated as of February 2, 2004) to Mr. Forster, both of which were agreed to and acknowledged by Mr. Forster. In addition, Mr. Koziar sent a letter to Mr. Forster dated February 3, 2004. The letters described new terms and modifications to Mr. Forster's consulting contract, an amended version of which was attached to the February 2, 2004 letter. The modifications included:

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  changing Mr. Forster's severance compensation after a change of control from 200% of the average annual bonus paid to Mr. Forster for the three years prior to his termination to 200% of the average of his incentive compensation for the three of the last ten years prior to his termination, whether or not consecutive, that yielded the highest average incentive compensation;

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  adding a "clarification" that a transferee of all or a portion of DPL's interest in the financial asset portfolio will be required specifically to assume DPL's and our obligation to pay Mr. Forster the MVE Incentive Payment pursuant to Annex A of his contract;

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  increasing the duration of Mr. Forster's non-compete agreement from two to three years;

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  increasing Mr. Forster's consulting fee to $750,000; and

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  entitling Mr. Forster to receive gross-up payments for any excise taxes on the date of termination rather than 15 days after such date.

        An amended contract was never signed by DPL or us. In addition, neither the Board nor the Compensation Committee approved or authorized the modifications and new terms described above. DP&L, DPL and MVE have commenced litigation seeking a declaration that the purported amendments described above were not effective. However, in the Florida litigation brought by Mr. Forster and Ms. Muhlenkamp, in which they alleged a breach of contract and in the New York litigation brought by Mr. Forster and Ms. Muhlenkamp against the purchasers of the DPL private equity portfolio and against outside counsel to DPL and us, Mr. Forster claimed that the letters governed his relationship with us and that he is entitled to the benefits contained therein. See "LEGAL PROCEEDINGS."

Stephen F. Koziar, Jr.

        Mr. Koziar served as the President and Chief Executive Officer of DP&L and DPL from January 1, 2003 to May 16, 2004 pursuant to an employment agreement dated October 17, 2002 and a letter agreement dated December 15, 2000. Mr. Koziar also served as a director and Secretary/Treasurer of MVE from 1998 until his retirement. The term of Mr. Koziar's employment agreement was through December 31, 2005, unless terminated by us and DPL or Mr. Koziar at any time, with or without cause, upon 180 days written notice.

        Mr. Koziar retired from DP&L and DPL on May 16, 2004. In connection with his retirement, DPL and DP&L reserved all rights and defenses and Mr. Koziar reserved all rights and entitlements under applicable law and under any existing agreement. DP&L, DPL and MVE have filed a lawsuit against Mr. Koziar alleging that he breached his fiduciary duties and breached his employment agreement and claim that they no longer owe Mr. Koziar any further benefits under his contract. See "LEGAL PROCEEDINGS."

        DPL and DP&L have initiated legal proceedings against Mr. Koziar relating to, among other things, his employment agreement. See "LEGAL PROCEEDINGS." DPL and DP&L have found that two versions of Mr. Koziar's employment agreement exist, the initial version and an amended version. However, DPL and DP&L have not been able to confirm that the amended version was ever approved by the Compensation Committee or the Board of Directors. Therefore, the initial version is reflected in the following discussion. DPL and DP&L also have found two versions of the December 15, 2000 letter agreement with Mr. Koziar featuring different averaging formulas for determining the incentive compensation payment following a change of control. DPL and DP&L believe that the version that includes a three-most-recent-years averaging formula, rather than taking the highest three years of the past ten, is the original version and it has not been able to substantiate that the other version was ever approved by the Compensation Committee or the Board of Directors. The following discussion reflects what DP&L and DPL believe were in effect at the time of Mr. Koziar's retirement.

Compensation and Indemnification

        Mr. Koziar's employment agreement provided for (i) an annual base salary of not less than $600,000; (ii) participation in the MICP; (iii) eligibility to be granted options under DPL's Stock Option Plan; (iv) participation in other incentive programs; and (v) such fringe benefits (including medical, life and disability insurance benefits and retirement benefits) as are generally made available to other executive level employees.

        Mr. Koziar's employment agreement stated that DP&L and DPL will indemnify Mr. Koziar against any and all losses, liabilities, damages, expenses (including attorneys' fees), judgments and amounts paid in settlement incurred by Mr. Koziar in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by, or in the right of, either DP&L or DPL, by reason of any act or omission to act in connection with the performance of his duties under the contract to the full extent that we and DPL are permitted to indemnify a director, officer, employee or agent against the foregoing under Ohio law, including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

        In connection with Mr. Koziar's retirement, DPL and DP&L agreed to advance reasonable attorney's fees incurred by Mr. Koziar in defending any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action brought derivatively on behalf of DPL or DP&L, by reason of any act or omission by Mr. Koziar to act as director, trustee, officer, employee or agent to the full extent permitted by Ohio law. Any such advancement of expenses was subject to DPL's and our receipt of an undertaking by Mr. Koziar to repay any such amounts, unless it is ultimately determined that he is entitled to be indemnified by DPL and us as authorized by Article VII of our Code of Regulations and Ohio law. However, the lawsuit filed by DP&L, DPL and MVE against Mr. Koziar seeks a declaration that he is not entitled to such advancements and must repay advances already made because he is unable to demonstrate entitlement to such indemnification.

Termination

        Mr. Koziar's employment agreement was terminable by DPL or us without "cause" on 180 days prior written notice, or with "cause" without prior notice. Mr. Koziar could terminate the agreement on 180 days written notice. "Cause" is defined as (i) the commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs, or (iv) the failure by Mr. Koziar to substantially perform his duties under the agreement (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as determined by the Board of Directors of DP&L and DPL.

        If Mr. Koziar's employment was terminated for any reason, the December 15, 2000 letter agreement provided for (i) a lump sum cash payment to Mr. Koziar equal to the sum of his full base salary through the date of termination and the amount of the awards earned pursuant to any incentive compensation plan that have not been paid (other than any deferred compensation plan in which he made a contrary installment election); (ii) continuation of medical benefits for him and his spouse for life; and (iii) payment of any other accrued benefits to which he was entitled through the date of termination.

        If Mr. Koziar's employment was terminated prior to December 31, 2005 by DPL or us without "cause," other than in connection with a change of control, or by Mr. Koziar, and at the time of termination, any of the following executive positions are filled by more than one person: President or Chief Operating Officer of (1) DPL, (2) DP&L or (3) DPL Energy, LLC, then the employment agreement states that: (i) DP&L and DPL will pay Mr. Koziar's base salary through December 31, 2005; (ii) DP&L and DPL would pay Mr. Koziar the annual bonus he would have received pursuant to the MICP for the year during which termination occurs had he still been employed as of the last day of such year; and (iii) any unvested options granted under DPL's Stock Option Plan would be deemed fully vested. However, DP&L and DPL would not have those obligations, if Mr. Koziar's employment was terminated for "cause."

        The other version of Mr. Koziar's agreement, which we do not believe became effective, removed all provisions regarding "cause." Under that version, the agreement was terminable by any party at any time on 180 days written notice. Any termination at a time when (a) any of the following executive positions were filled by more than one person: President or Chief Operating Officer of (1) DPL, (2) DP&L or (3) DPL Energy, LLC, or (4) a new CEO of DPL had been elected would have required that: (i) DP&L and DPL would pay Mr. Koziar's base salary through December 31, 2005; (ii) DP&L and DPL would pay Mr. Koziar the annual bonus he would have received pursuant to the MICP for the year during which termination occurs had he still been employed as of the last day of such year; and (iii) any unvested options granted under DPL's Stock Option Plan would have been deemed fully vested. Additionally, that version of Mr. Koziar's agreement contained a provision under which Mr. Koziar would refrain for two years from participating in certain forms of competition with DPL and DP&L.

        In addition to the above, if Mr. Koziar's employment was terminated due to his death, then Mr. Koziar's estate would be entitled to his base compensation through December 31, 2005.

Change of Control

        If a change of control occurred (other than a change of control resulting from the commencement of a tender offer or DP&L or DPL entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets), Mr. Koziar's December 15, 2000 letter agreement provided for (i) a lump sum cash payment to Mr. Koziar equal to the sum of 200% of (a) the annual base salary and (b) the average of the last three annual award payments made to Mr. Koziar under the MICP prior to the change of control, including any portion of the payments he elected to have credited to his deferred compensation plan account; (ii) payment of one-half of the amount calculated in clause (i) above in consideration of Mr. Koziar's agreement to be subject to non-compete and confidentiality covenants; (iii) gross-up payments for excise taxes; and (iv) any and all awarded stock incentive units pursuant to the MSIP (other than to the extent related to a completed period for which the determination of the number of earned stock incentive units had already been made; and not to exceed the number of stock incentive units comprising the target award under the applicable stock incentive award regardless of the potential to earn more than such target award) being deemed earned SIUs which are vested, and all such earned SIUs shall be payable. Mr. Koziar's agreement permitted Mr. Koziar to defer the payment described in clause (ii), in which event the amount would be credited to his deferred compensation plan account. In addition, if

Mr. Koziar's agreement was terminated within twelve months of such change of control, his agreement stated that Mr. Koziar would receive the benefits described below, unless such termination is for cause or due to Mr. Koziar's death or disability.

        Under the December 15, 2000 letter agreement, if a tender offer was commenced or DP&L or DPL entered into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets, then upon any subsequent termination of Mr. Koziar's agreement within 36 months of the change of control and prior to the occurrence of another change of control or the consummation of such tender offer or agreement, Mr. Koziar's agreement provided for (i) the payments described in the immediately preceding paragraph; (ii) in the event that the change of control preceded the completion of a period in which Mr. Koziar could have earned compensation pursuant to the MICP or any other incentive plan (other than the MSIP), a lump sum cash payment to Mr. Koziar equal to the average of the last three annual award payments to him under the MICP or other incentive plan (other than the MSIP), including any portion of such payments that he elected to have credited to his deferred compensation plan account (a second version of the letter agreement calculated this average based on the three calendar years out of the last ten consecutive years which yielded the highest average of incentive compensation); (iii) payment of any cash or shares of DPL's stock awarded pursuant to the MICP or any action taken by the Board of Directors prior to the change of control which had been deferred; provided, however, that any deferral election that Mr. Koziar selected would remain in effect; and (iv) continuation of all life, health, accident and disability insurance until the third anniversary of the date of the change of control or until an essentially equivalent benefit was made available to Mr. Koziar by a subsequent employer at no cost to Mr. Koziar; provided, however, that such benefits and payments would not be made, if the agreement was terminated by DP&L or DPL for cause, by Mr. Koziar, or on account of Mr. Koziar's death or disability. In the event of such a change of control, if the tender offer or agreement was abandoned or terminated, and a majority of the original directors and/or their successors determine that the tender offer or agreement would not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination would not entitle Mr. Koziar to the benefits described above.

        Upon any change of control, Mr. Koziar's letter agreement stated that DP&L and DPL would transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the master trust. In addition, the letter agreement provided a gross-up payment, if any excise tax was imposed upon a change of control such that Mr. Koziar was in the same after-tax position as if no excise tax was imposed. Neither DP&L nor DPL experienced a change of control while Mr. Koziar was employed by DPL and us.

Robert D. Biggs

        Mr. Biggs has served as the Chairman of the Board of Directors of DPL and DP&L since May 16, 2004, and he was appointed Executive Chairman of DPL and DP&L pursuant to an employment agreement, dated July 21, 2004 and effective as of May 16, 2004. The term of Mr. Biggs' employment agreement is through May 16, 2006 and automatically renews for one-year periods unless terminated, with or without cause, by DP&L, DPL or Mr. Biggs upon 90 days written notice; provided that DP&L or DPL may terminate Mr. Biggs for cause without prior notice. The agreement also automatically terminates upon Mr. Biggs' death or disability. Mr. Biggs' agreement includes non-compete and confidentiality provisions.

Compensation and Indemnification

        Mr. Biggs' agreement provides for (i) an annual base salary of $250,000; (ii) his eligibility to receive an annual bonus under the MICP; (iii) stock options to purchase 200,000 shares of DPL common stock at an exercise price to be determined pursuant to the DPL Inc. Stock Option Plan and that will vest and become exercisable as to 50% of the shares on each of May 16, 2005 and May 16, 2006; (iv) a tax gross-up such that if any annuity taxes or other related taxes are imposed, Mr. Biggs is in the same after-tax position as if no taxes were imposed; (v) fringe benefits as are generally provided to non-employee directors; and (vi) term life insurance policy with a death benefit of $500,000. In addition, DPL and DP&L will provide Mr. Biggs with the use of corporate aircraft in connection with his travel between Dayton and his home in Florida and will pay a tax gross-up in respect of such use. On October 5, 2004, Mr. Biggs signed a Letter Agreement with DPL and us to clarify that the effective date for the grant of stock options entitling Mr. Biggs to purchase 200,000 common shares, pursuant to his employment agreement was October 5, 2004 and not May 16, 2004.

        Further, Mr. Biggs retired as a Managing Partner of PricewaterhouseCoopers LLP ("PwC") in 1999 and received retirement benefits from PwC which, if continued, could have affected whether PwC qualifies as an independent auditing firm for DP&L and DPL. PwC was DP&L's and DPL's independent auditor until March 2003 and was required to give its consent to the filing of our Annual Report on Form 10-K for the year ended December 31, 2003. In order for PwC to continue to qualify as an independent auditor, Mr. Biggs has agreed to accept his retirement benefit from PwC in the form of an annuity which provides an annual retirement benefit that is $71,000 less than the amount he previously received from PwC directly. To compensate Mr. Biggs for the resulting reduction in his PwC retirement benefits, DP&L and DPL purchased an annuity that pays Mr. Biggs $71,000 per year for life in addition to the compensation described above. DP&L and DPL will also provide Mr. Biggs with gross-up payments for any income taxes incurred by him in connection with the annuity such that Mr. Biggs is in the same after-tax position as if no income taxes had been imposed. Upon Mr. Biggs' death, Mr. Biggs' spouse will receive an annual amount equal to 30% of the total annuity payable to Mr. Biggs for life. This arrangement will continue to be binding even if Mr. Biggs no longer serves as Executive Chairman.

        Mr. Biggs' agreement states that DP&L and DPL will indemnify him against any and all losses, liabilities, damages, expenses (including attorney's fees), judgments and amounts paid in settlement incurred by Mr. Biggs in connection with any claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including any action by or in the right of either DP&L or DPL, by reason of any act or omission to act in connection with the performance of his duties under the agreement to the full extent that we and DPL are permitted to indemnify a director, officer, employee or agent against the foregoing under the respective Codes of Regulations of the Company and DPL and Ohio law, including without limitation, Section 1701.13(E) of the Ohio Revised Code.

Termination

        If Mr. Biggs' employment is terminated for any reason, Mr. Biggs' agreement provides for (i) his annual base salary through the date of his termination and (ii) any accrued benefits under DP&L's and DPL's compensation or benefit plans or arrangements in accordance with their terms, including any unpaid bonuses payable in respect of a completed fiscal year.

        If Mr. Biggs' employment is terminated without cause prior to a change of control, then in addition to the payments and benefits described above, Mr. Biggs' agreement provides for (i) a lump sum cash payment equal to the aggregate amount of his annual base salary during the remainder of his term; (ii) continued benefits during the remainder of the term; and (iii) the vesting of all awarded stock options; provided that Mr. Biggs executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against us or DPL.

Change of Control

        If within one year of a change of control Mr. Biggs' employment either is not extended by DPL and us or is terminated without cause, Mr. Biggs' agreement provides for (i) a lump sum cash payment equal to the sum of (a) 200% of the annual base salary; (b) 200% of the annual bonus paid or payable to Mr. Biggs for the calendar year immediately preceding the year of his termination (if Mr. Biggs has not had the opportunity to earn an annual bonus prior to his termination, then the annual bonus shall be deemed to be $250,000); and (c) a gross-up payment if any excise tax is imposed upon a change of control, such that Mr. Biggs is in the same after-tax position as if no excise tax was imposed; (ii) the continuation of his benefits for two years following his termination; and (iii) the vesting of all of his awarded stock options; provided that Mr. Biggs executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against DPL or us. If the change of control that occurred was only the commencement of a tender offer, the tender offer is abandoned or terminated and a majority of the original directors and/or their successors determine that the tender offer will not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination will not entitle Mr. Biggs to the benefits described above.

W. Steven Wolff

        Mr. Wolff has served as an executive employee of DPL since September 17, 2003 pursuant to an employment agreement dated September 17, 2003 and a letter agreement dated November 1, 2002. The term of Mr. Wolff's employment agreement is indefinite until terminated by DP&L or DPL, with or without cause, upon 30 days' notice or by Mr. Wolff upon 180 days' written notice; provided that DP&L or DPL may terminate the agreement with cause without prior notice. The agreement also terminates automatically upon Mr. Wolff's death or disability.

Compensation

        Mr. Wolff's agreement provides for (i) an annual base salary of not less than $250,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as DP&L or DPL or the Compensation Committee may determine; and (iii) such fringe benefits as are generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time.

Termination

        If Mr. Wolff's employment is terminated without "cause" and he is not entitled to receive the benefits described below, then the agreement provides for payment of his annual base salary in installments over the one-year period after the date of termination; provided that Mr. Wolff executes and delivers a release pursuant to which he fully and unconditionally releases any claims that he may have against DP&L, DPL and its affiliates.

        "Cause" for purposes of Mr. Wolff's employment agreement is defined as (i) commission of a felony, (ii) embezzlement, (iii) the illegal use of drugs, or (iv) the failure by Mr. Wolff to substantially perform his duties hereunder (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as reasonably determined by DP&L or DPL.

        If Mr. Wolff' s employment is terminated for any reason at any time, his letter agreement provides for (i) a lump sum cash payment to Mr. Wolff equal to his full base salary through the date of termination; (ii) the amount of the awards, with respect to any completed period, which pursuant to the MICP or any other incentive plan (other than any deferred compensation plan in which he made a contrary installment election) have been earned but not paid; and (iii) payment of any other accrued benefits to which he is entitled through the date of termination.

        For a period of one year after termination of Mr. Wolff's employment, Mr. Wolff's employment agreement states that Mr. Wolff is required to provide assistance as may be necessary to facilitate a smooth and orderly transition of duties.

Change of Control

        If Mr. Wolff's employment is terminated within 36 months of a change of control, Mr. Wolff's letter agreement provides for (i) a lump sum cash payment equal to the sum of (a) the average of the three highest of the last ten annual award payments made pursuant to the MICP or other incentive plan, including any portion deferred to his deferred compensation plan account, if the termination precedes the actual determination of such incentive compensation or the completion of a period in which he could have earned incentive compensation, (b) an amount equal to 200% of the sum of his annual base salary, before deduction of any deferred amounts, and the average of the three highest of the last ten annual award payments made under the MICP, including any portion deferred to his deferred compensation plan account, (c) one half of the amount payable in clause (b) in consideration of Mr. Wolff's agreement to non-compete and confidentiality provisions, (d) any cash or shares of DPL common stock previously earned under the MICP or pursuant to action by the Board of Directors but not yet paid, and (e) gross-up payments for excise taxes; and (ii) continuation of all life, medical, accident and disability insurance for Mr. Wolff and his eligible dependents until the third anniversary of the date of termination or the date an essentially equivalent benefit is made available to Mr. Wolff by a subsequent employer.

        Mr. Wolff's letter agreement states that the benefits described above would not be available if such termination is by (i) DPL or DP&L for cause or on account of Mr. Wolff's disability; (ii) Mr. Wolff without "good reason" and the change of control does not result from the commencement of a tender offer or the Company or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets; (iii) Mr. Wolff for any reason and the change of control results from the commencement of a tender offer or DPL or DP&L entering into an agreement to merge or consolidate or to sell, lease, exchange or otherwise transfer or dispose of all or substantially all of its assets; or (iv) Mr. Wolff's death. "Good Reason" for Mr. Wolff is defined as (i) assignment of duties inconsistent with the written objectives of his position, a change in his reporting responsibilities, his removal from or any failure to re-elect Mr. Wolff to his position or office; (ii) failure to have his annual base salary raised when salary adjustments are historically made; (iii) a reduction in his base salary; (iv) failure by DPL or DP&L to continue a benefit plan, including incentive plans; (v) the relocation of DPL's principal executive offices outside of Montgomery County, Ohio, if at the time of a change of control, Mr. Wolff is based at the principal offices; (vi) being required to base more than fifty miles from the location he was based at the time of the change of control or the failure to reimburse for moving expenses if Mr. Wolff consents to moving his base and permanent residence; (vii) excessive travel that necessitates overnight absences; (viii) the failure by DPL or DP&L to obtain the assumption of his agreement by any successor; (ix) termination without cause or without being provided with a notice of termination; and (x) if, within 36 months of a change of control, Mr. Wolff determines that he cannot effectively discharge his duties.

        Upon a change of control, Mr. Wolff's letter agreement states that DPL and DP&L will transfer cash or other property in an amount sufficient to fund all change of control benefits and payments to the master trust. In addition, the letter agreement provides a gross-up payment if any excise tax is imposed upon a change of control such that Mr. Wolff is in the same after-tax position as if no excise tax was imposed.

        If Mr. Wolff's employment is terminated within 36 months of a change in control due to his disability, his letter agreement provides for benefits under DPL's and DP&L's salary continuation plan or disability insurance. If Mr. Wolff's employment is terminated for cause subsequent to a change of control, his letter agreement provides for compensation for services previously rendered as if he were terminated without the occurrence of a change of control.

        Further, if a tender offer or a potential agreement is abandoned or terminated and a majority of the original directors and/or their successors determine that the tender offer or agreement will not effectuate or otherwise result in a change of control and provide written notice of such determination, then a subsequent termination will not entitle Mr. Wolff to the benefits described above.

Patricia K. Swanke

        Ms. Swanke has served as an executive employee since September 17, 2003, pursuant to an employment agreement dated September 17, 2003 and a letter agreement dated July 1, 2004. The term of Ms. Swanke's employment agreement is indefinite until terminated by DP&L or DPL, with or without cause, upon 30 days' notice or by Ms. Swanke upon 180 days written notice; provided that DP&L or DPL may terminate the agreement with cause without prior notice. The agreement also terminates automatically upon Ms. Swanke's death or disability. Ms. Swanke's letter agreement includes non-compete and confidentiality provisions.

Compensation

        Ms. Swanke's employment agreement provides for (i) an annual base salary of not less than $230,000; (ii) participation in such short-term and long-term bonus, incentive compensation, deferred compensation and similar plans as DP&L, DPL or the Compensation Committee may determine; and (iii) such fringe benefits as are generally made available to all other employees, the Executive Medical Plan, the annual physical program and financial planning services in effect from time to time.

Termination

        If Ms. Swanke's employment is terminated without cause and she is not entitled to receive the benefits described below, then the agreement provides for payment of her annual base salary in installments over the one-year period after the date of termination; provided that Ms. Swanke executes and delivers a release pursuant to which she fully and unconditionally releases any claims that she may have against DP&L, DPL and its affiliates. The definition of "cause" is identical to the definition provided in Mr. Wolff's summary.

        If Ms. Swanke's employment is terminated for any reason at any time, her letter agreement provides for (i) a lump sum cash payment equal to her full base salary through the date of termination; (ii) the amount of the awards, with respect to any completed period which, pursuant to the MICP or any other incentive plan (other than any deferred compensation plan in which she made a contrary installment election) that have been earned but not paid; and (iii) payment of any other accrued benefits to which she was entitled through the date of termination.

        For a period of one year after termination of Ms. Swanke's employment, Ms. Swanke's employment agreements states that Ms. Swanke is required to provide assistance as may be necessary to facilitate a smooth and orderly transition of duties.

Change of Control

        If Ms. Swanke's employment is terminated in connection with a change of control, her agreement dated July 1, 2004 provides for payments and benefits similar to those described for Mr. Wolff, except that Ms. Swanke's non-compete provisions are effective for three years after termination, whereas Mr. Wolff's non-compete provisions are effective for two years after termination.

Compensation of Directors

        In 2004, director compensation for each non-employee director consisted of an annual retainer of $55,000 covering both DP&L and DPL Board meeting fees of $5,000 per meeting, committee meeting fees of $4,000 per meeting and a special meeting fee of $3,000 per meeting. While director compensation was the same in 2003 as in 2004, in 2002 non-employee directors received 1,500 common share units annually for services as a director.

        DPL maintains the Directors DCP in which payment of directors' fees may be deferred. The director fees of those directors who have designated their director fees to be deferred are invested in DPL common share units. Under the Directors DCP, directors are entitled to receive a lump sum payment or payments in installments over a period up to 20 years upon their retirement or resignation from the Board.

Compensation Committee Interlocks and Insider Participation

        DPL's Compensation Committee makes all compensation decisions for us. The Compensation Committee sets compensation levels for executive officers, approves equity incentive and other benefit plans, and negotiates and approves executive level employment and consulting contracts. DPL's revised Charter of Compensation Committee, which describes all of the Compensation Committee's responsibilities, is posted on DPL's website.

        The Compensation Committee is currently comprised of the following independent directors: Paul R. Bishop, Chair; Barbara S. Graham, Vice Chair; James F. Dicke, II; Glenn E. Harder; W August Hillenbrand and General Lester L. Lyles. No member of the Compensation Committee serves, or has served, as an officer or employee of DP&L or DPL. In addition, no interlocking relationship exists between DPL's and our Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2004, with respect to DP&L's or DPL's equity compensation plans under which shares of DPL's equity securities may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
DPL Inc. Stock Option Plan(1)	7,210,168	$20.85	789,832
Equity compensation plans not approved by security holders:
Directors' Deferred Stock Compensation Plan(2)	435,932	N/A	See Notes 2 and 4
Management Stock Incentive Plan(3)	1,193,546	N/A	See Notes 3 and 4
Total	8,839,646

(1)
The DPL Inc. Stock Option Plan provides that "no single Participant shall receive Options with respect to more than 2,500,000 shares." The September 24, 2002 grant of 300,000 options to Mr. Forster brought his total options to 2.7 million. Under Mr. Forster's Option Agreement, the DPL Inc. Stock Option Plan document controls. Therefore, this table reflects a conforming total of 2.5 million options.

(2)
The Directors' Deferred Stock Compensation Plan (the "Directors' Stock Plan") provided for the annual award of DPL common shares to non-employee directors for services as a director. All shares awarded under the Directors' Stock Plan are transferred to the Master Trust. There was no stated maximum number of shares that may have been awarded under the Directors' Stock Plan.

(3)
The MSIP provides for the award of SIUs to executives. Earning of SIUs is dependent on the achievement of long-term incentives, including the performance of DPL over various performance periods. For each SIU that is earned and vests, a participant receives the equivalent of one DPL common share plus dividend equivalents from the date of award.

(4)
DPL has secured its obligations under the Director's Deferred Stock Compensation Plan and the MSIP by market purchases of DPL common shares by the Master Trust. Accordingly, issuance of shares to directors or executives under these plans will not increase the number of DPL common shares issued.

Security Ownership of Management

        Set forth below is information concerning the beneficial ownership of common shares of DPL by each director, each person named in the Summary Compensation Table under "EXECUTIVE

COMPENSATION" below and of all of our directors and executive officers as a group as of March 2, 2005.

Name	Amount and Nature of Beneficial Ownership	Percent of Class(1)(2)(3)
Robert D. Biggs	2,471	<1%
Paul R. Bishop	27,981	<1%
James F. Dicke, II	294,026	<1%
Peter H. Forster(4)(7)	2,924,329	2.3%
Ernie Green	178,511	<1%
Glenn E. Harder	444	<1%
W August Hillenbrand	184,382	<1%
Stephen F. Koziar, Jr.(5)(7)	603,345	<1%
Lester L. Lyles	0	0%
James V. Mahoney	40,116	<1%
Arthur G. Meyer	4,041	<1%
Ned J. Sifferlen, PhD	5,529	<1%
Patricia K. Swanke	4,875	<1%
W. Steven Wolff	1,522	<1%
All current directors and executive officers as a group (18 persons)(6)	962,429	<1%

(1)
Ownership percentages are based on 126,501,404 common shares outstanding as of March 2, 2005.

(2)
Except for shares shown for Mr. Forster, the number of shares shown represents in each instance less than 1% of the outstanding common shares of DPL. There were 962,429 common shares and common share units, or <1% of the total number of common shares, beneficially owned by all directors and officers of DPL and DP&L as a group at March 2, 2005. The number of shares shown includes (i) 150,746 common shares transferred to the Master Trust for non-employee directors pursuant to the Directors' Deferred Stock Compensation Plan, (ii) 200,000 common shares subject to presently exercisable options for current non-employee directors and (iii) 354,075 share units with no voting rights held by non-employee directors under the Directors' Deferred Compensation Plan as follows: Mr. Biggs—2,471 units; Mr. Bishop—27,981 units; Mr. Dicke—82,862 units; Mr. Green—77,940 units; Mr. Harder—444 units; Mr. Hillenbrand—74,466 units, and Dr. Sifferlen—2,229 units.

(3)
The number of shares shown includes common shares, restricted share units with no voting rights, and stock options that are exercisable.

(4)
Mr. Forster resigned on May 16, 2004.

(5)
Mr. Koziar retired on May 16, 2004.

(6)
These 18 persons include all current directors and executive officers listed under "DIRECTORS AND EXECUTIVE OFFICERS."

(7)
Messrs. Forster and Koziar may have beneficial ownership of additional shares held in street name, which DP&L and DPL did not confirm due to pending litigation with these individuals.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        In 1996, we and DPL entered into a consulting contract pursuant to which Peter H. Forster agreed to (i) serve, in a non-employee capacity, as Chairman of the Board of Directors of DP&L, DPL and MVE, and as Chairman of the Executive Committee of the Board of Directors of DPL and DP&L and (ii) provide advisory and strategic planning consulting services. The terms and conditions of such consulting contract are described above under "EXECUTIVE COMPENSATION—Consulting Contract and Employment Agreements."

        Mr. Forster resigned on May 16, 2004. In connection with Mr. Forster's resignation, we and DPL reserved all rights and defenses and Mr. Forster reserved all rights and entitlements under applicable law and under any existing agreement between Mr. Forster, DP&L, DPL and all of their subsidiaries. Mr. Forster filed a lawsuit against DP&L, DPL and MVE alleging claims against DP&L, DPL and MVE for breach of contract, conversion, promissory estoppel and declaratory judgment relating to his agreement. That lawsuit, filed in Florida, was dismissed in November 2004 for lack of jurisdiction. DP&L, DPL and MVE have filed a lawsuit against Mr. Forster alleging that he breached his fiduciary duties and breached his consulting contract and claim that they no longer owe Mr. Forster any further benefits under his contract. See "LEGAL PROCEEDINGS."

        In addition to certain Management Services Agreements (MSAs) entered into in June 2001 by and between, individually, our affiliates, MVE, Miami Valley Insurance Company and Miami Valley Development Company with Valley Partners, Inc. ("Valley"), a Florida corporation, the sole stockholders, directors and officers of which were Mr. Forster and Ms. Muhlenkamp, in October 2001, DP&L and DPL entered into an Administrative Services Agreement (the "ASA") with Valley, a Florida corporation, and the individual trustees of certain master trusts which hold the assets of various executive and director compensation plans. The ASA engaged Valley to provide administrative and recordkeeping functions on behalf of the master trusts upon a change of control of DP&L and DPL in exchange for a 1.25% administration fee based on the market value of all assets of the master trusts. The ASA also called for Valley to provide investment advice as requested by the trustees. The 1.25% fee payable to Valley under the ASA was in addition to the annual management fee payable to Valley under the MSAs.

        In October 2001, we and DPL also entered into a Trustee Fee Agreement (the "TFA") with Richard Chernesky, Richard Broock and Frederick Caspar, attorneys at Chernesky, Heyman & Kress P.L.L., a law firm that represented DPL and us. Upon a change of control of DP&L or DPL, Messrs. Chernesky, Broock and Caspar would become the sole trustees of the master trusts and would succeed to all of the duties of our Compensation Committee under the compensation plans funded through the master trusts in exchange for an annual fee of $500,000. This fee would not be reduced by payments made to Valley under the ASA.

        The MSAs, ASA and TFA (the "Valley Partners Agreements") were terminated by an agreement executed in January 2004, but effective as of December 15, 2003. The financial assets were not sold or transferred prior to such termination and therefore the agreements never became effective and no compensation was ever paid under them. Mr. Forster's and Ms. Muhlenkamp's consulting and compensation arrangements were governed by the terms of the consulting contract between DP&L, DPL and Mr. Forster and the employment agreement between DP&L, DPL and Ms. Muhlenkamp, respectively.

        On February 2 and 3, 2004, Mr. Koziar sent letters to Mr. Forster and Ms. Muhlenkamp purporting to amend their consulting and employment agreements to provide change of control protections regarding their MVE payments. In addition, on February 2, 2004, Mr. Koziar sent Mr. Forster a letter purporting to amend his consulting agreement to provide additional terms and to increase his compensation. However, none of those purported amendments had been approved by the Compensation Committee. See "EXECUTIVE COMPENSATION—Consulting Contract and Employment Agreements."

        On April 26, 2004, DP&L and DPL entered into a new Trustee Fee Agreement (the "New TFA") with Messrs. Chernesky, Broock and Caspar that would have become effective upon a change of control of DP&L or DPL. If the New TFA became effective, it provided that Messrs. Chernesky, Broock and Caspar would serve as the sole trustees of the master trusts in exchange for an annual fee of $250,000 during the New TFA's term. On October 14, 2004, at the request of DP&L and DPL, Messrs. Chernesky, Broock and Caspar submitted their resignations to us and DP&L.

        We and DPL have reviewed the termination of the Valley Partners Agreements, and the purported amendments and agreements sent to Mr. Forster and Ms. Muhlenkamp on February 2, 2004, and initiated legal proceedings asserting breach of fiduciary duty by Messrs. Forster and Koziar and Ms. Muhlenkamp, and challenging the propriety and/or validity of those terminations, purported amendments and agreements. See "LEGAL PROCEEDINGS."

SELECTED FINANCIAL INFORMATION

        Set forth below are certain selected financial and other data about us for the periods indicated. This information should be read in conjunction with our financial statements for the year ended December 31, 2004 and the quarterly period ended March 31, 2005 and other information included in this prospectus. Our selected financial data set forth below have been derived from our audited financial statements and notes thereto for the five-year period ended December 31, 2004 and our unaudited financial statements and notes thereto for the quarterly period ended March 31, 2005, which have been prepared in accordance with generally accepted accounting principles.

	Three Months Ended March 31,		Twelve Months Ended December 31,
(Unaudited)
	2005	2004	2004	2003	2002	2001	2000(b)
Electric revenues (millions)	$305.1	300.4	$1,192.2	$1,183.4	$1,175.8	$1,188.2	$1,110.1
Gas revenues (millions)	—	—	—	—	—	—	$183.8
Earnings on common stock (millions)	$53.1	61.8	$208.1	$238.5	$244.7	$232.7	$290.1
Cash dividends paid (millions)	$75.0	75.0	$300.0	$298.7	$204.5	$82.4	$606.4
Ratio of earnings to fixed charges(a) (for twelve months periods ended)	8.23	8.16	8.41	8.50	8.39	7.08	7.45
Electric sales (millions of kWh)
Residential	1,535	1,531	5,140	5,071	5,302	4,909	4,816
Commercial	885	904	3,777	3,699	3,710	3,618	3,540
Industrial	1,010	1,038	4,393	4,330	4,472	4,568	4,851
Other retail	331	333	1,407	1,409	1,405	1,369	1,370

Total retail	3,761	3,806	14,717	14,509	14,889	14,464	14,577
Wholesale	617	982	3,748	4,836	4,358	3,591	2,946

Total	4,378	4,788	18,465	19,345	19,247	18,055	17,523
Gas sales (thousands of MCF)(c)
Residential	—	—	—	—	—	—	18,538
Commercial	—	—	—	—	—	—	5,838
Industrial	—	—	—	—	—	—	2,034
Other	—	—	—	—	—	—	776
Transported gas	—	—	—	—	—	—	16,105

Total	—	—	—	—	—	—	43,291

	At March 31,		At December 31,
	2005	2004	2004	2003	2002	2001	2000
Total assets (millions)	$2,634.4	2,641.4	$2,641.4	$2,660.1	$2,757.3	$2,792.1	$2,834.3
Long-term debt (millions)	$686.4	686.6	$686.6	$687.3	$665.5	$666.6	$666.5
		At December 31,
	At March 31, 2005
		2004	2003	2002	2001	2000
First mortgage bond ratings—
Fitch Ratings	BBB	BBB	A	A	AA	AA
Moody's Investors Service	Baa2	Baa2	Baa1	A2	A2	A2
Standard & Poor's Corporation	BBB-	BBB-	BBB-	BBB	BBB+	BBB+
Number of Preferred Shareholders	357	357	402	426	476	471

(a)
The Ratios of Earnings to Fixed Charges represent, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of income before extraordinary items adding back fixed charges and the provision for income taxes. Fixed charges consist of interest on long term debt, other interest expense and an estimate of the interest portion of all rentals charged to income.

(b)
Certain changes have been made to results in this year as discussed in Note 1 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002." In 2000, Earnings on common stock were previously reported as $297.9 and Total assets were previously reported as $2,721.5 million.

(c)
We completed the sale of our natural gas retail distribution assets and certain liabilities on October 31, 2000.

SUPPLEMENTARY FINANCIAL INFORMATION

Selected Quarterly Information
(Unaudited)

	For the three months ended
	March 31,		June 30,		September 30,		December 31,
$ in millions	2004	2003	2004	2003	2004	2003	2004	2003
Electric Revenues	$300.4	$295.7	$282.8	$271.4	$310.2	$323.2	$298.8	$293.1
Operating Income	106.9	114.8	89.6	80.5	106.7	118.3	66.2	81.2
Income Before Income Taxes and Cumulative Effect of Accounting Change	99.3	103.0	77.7	72.2	95.3	126.7	57.5	70.9
Income Before Cumulative Effect of Accounting Change	62.0	63.8	47.0	45.4	55.5	78.8	44.5	34.4
Net Income	62.0	80.8	47.0	45.4	55.5	78.8	44.5	34.4
Earnings on Common Stock	61.8	80.6	47.0	45.2	55.5	78.5	43.8	34.2
Cash Dividends Paid	75.0	82.5	75.0	30.2	—	100.0	150.0	86.0

	For the three months ended
	March 31,
$ in millions	2005	2004
Electric Revenues	$305.1	$300.4
Operating Income	91.4	106.9
Income Before Income Taxes	87.9	99.3
Net Income	53.3	62.0
Earnings on Common Stock	53.1	61.8
Cash Dividends Paid	75.0	75.0

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Trends, Overview and Future Expectations

        The electric utility industry has historically operated in a regulated environment. However, in recent years there have been a number of federal and state regulatory and legislative decisions aimed at promoting competition and providing customer choice. Market participants have therefore created new business models to exploit opportunities. The marketplace is now comprised of independent power producers, energy marketers and traders, energy merchants, transmission and distribution providers and retail energy suppliers. There have also been new market entrants and activity among the traditional participants, such as mergers, acquisitions, asset sales and spin-offs of lines of business. In addition, transmission systems are being operated by Regional Transmission Organizations ("RTOs").

        As part of Ohio's electric deregulation law, all of the state's investor-owned utilities are required to join an RTO. In October 2004, we successfully integrated our 1,000 miles of high-voltage transmission lines into the PJM RTO.

        The role of the RTO is to administer an electric marketplace and insure reliability. PJM ensures the reliability of the high-voltage electric power system serving 44 million people in all or parts of Delaware, Indiana, Illinois, Kentucky, Maryland, Michigan, New Jersey, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia. PJM coordinates and directs the operation of the region's transmission grid; administers a competitive wholesale electricity market, the world's largest; and plans regional transmission expansion improvements to maintain grid reliability and relieve congestion.

        In 2004, our net income declined $30.4 million compared to the prior year primarily driven by increases in operating expenses. Although total revenue of $1,192.2 million exceeded the prior year by $8.8 million reflecting increased wholesale revenue, net electric margins declined in 2004 primarily related to increased fuel and purchased power costs. Operating expenses of $822.8 million in 2004 exceeded the prior year by $34.2 million or 4% relating to higher fuel and purchased power costs, corporate expenses, and electric production, transmission and distribution costs, partially offset by lower amortization of regulatory assets. We reported Earnings on Common Stock of $208.1 million in 2004 compared to $238.5 million in 2003. We reported Earnings on Common Stock of $244.7 million for 2002.

        In September 2003, the PUCO issued an order extending our market development period through December 2005 and continues our current rate structure and provides our retail customers with rate stability through 2008. We believe our operations will remain strong and efficient, and expect our existing liquidity and future cash flow from operations to fully fund capital expenditures and planned debt reductions in 2005. We expect our 2005 coal and net emission allowance costs to exceed our 2004 coal and net emission allowance costs by approximately 10%. We anticipate revenue growth of approximately 3% in 2005.

        See "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002" and "Notes to Consolidated Financial Statements for the Quarterly Periods Ended March 31, 2005 and 2004" below and "FORWARD-LOOKING STATEMENTS—Factors that May Affect Future Results" above.

Results of Operations

Annual Periods

Income Statement Highlights

$ in millions	2004	2003	2002
Electric revenues	$1,192.2	$1,183.4	$1,175.8
Less: Fuel	257.0	226.2	208.6
Purchased power	116.4	92.7	106.9

Net electric margins(a)	$818.8	$864.5	$860.3
Net electric margins as a percentage of Electric revenues	68.7%	73.1%	73.2%
Operating Income	$369.4	$394.8	$440.2

(a)
For purposes of discussing operating results, we present and discuss net electric margin. This format is useful to investors because it allows analysis and comparability of operating trends and includes the same information that is used by us to make decisions regarding our financial performance.

Electric Revenues

        Electric revenues increased to $1,192.2 million in 2004 compared to $1,183.4 million in 2003 reflecting higher wholesale revenues that increased $21.5 million or 9% in 2004 resulting from higher average market rates and additional ancillary revenues related to PJM that did not exist in the prior year. The increase in wholesale revenues was largely offset by decreases in retail revenues of $12.7 million or 1% in 2004 that reflected lower average rates, primarily driven from industrial customers buying generation from alternative suppliers. The decline in retail revenues was tempered by revenues from PJM services realized in 2004 that did not exist during 2003.

        2003 electric revenues of $1,183.4 million increased from 2002 electric revenues of $1,175.8 million reflecting higher wholesale revenues, which increased $89.2 million or 58% in 2003 resulting from available generation and 15% higher average market prices over the prior year. This increase in wholesale revenues was partially offset by decreases in retail revenues of $81.6 million or 8% in 2003 primarily from mild summer weather. Cooling degree-days were down 46% to 687 for 2003 as compared to 1,272 in 2002.

Electric Margins, Fuel and Purchased Power

        Net electric margins of $818.8 million in 2004 decreased by $45.7 million from $864.5 million in 2003. As a percentage of total electric revenues, net electric margins decreased by 4.4% to 68.7% in 2004 from 73.1% in 2003. This decline is primarily the result of increased fuel and purchased power costs. Fuel costs increased by $30.8 million or 14% in 2004 compared to 2003 primarily related to rising prices in the coal market. Purchased power costs increased $23.7 million or 26% in 2004 compared to 2003 primarily resulting from higher average market prices. In addition, we incurred purchased power charges in 2004 relating to PJM that did not exist in the prior year.

        Net electric margins of $864.5 million in 2003 increased by $4.2 million from $860.3 million in 2002. As a percentage of total electric revenues, net electric margins slightly decreased by 0.1% to 73.1% in 2003 from 73.2% in 2002. This decline is primarily the result of a lower volume of sales relating to retail customers and increased fuel and purchased power costs, partially offset by an increase in wholesale sales. Fuel costs increased by $17.6 million or 8% in 2003 compared to 2002 primarily related to increased generation for wholesale sales, partially offset by lower average fuel costs relating to wholesale sales. Purchased power costs decreased by $14.2 million or 13% in 2003 compared to 2002, primarily resulting from lower volume of purchased power as the retail and wholesale capacity needs were met by internal generation.

Operation & Maintenance

$ in millions	2004 vs. 2003 change	2003 vs. 2002 change
Electric production, transmission and distribution costs	$10.1	$9.0
Pension and benefits(a)	7.7	3.2
Sarbanes-Oxley compliance and audit fees	6.4	—
Directors' and Officers' liability insurance premiums	6.1	10.5
PJM administrative fees	2.6	—
Reduction in capitalized insurance and claims costs	2.4	—
Staff and Executive incentives	(3.2)	5.8
Executive and deferred compensation	(10.6)	22.0
Other—net increase/decrease	5.2	(0.5)

Total O&M change	$26.7	$50.0

(a)
Pension expense increased $6.3 million while postretirement benefits decreased $3.1 million in 2003 compared to 2002.

        Operation and maintenance expense increased $26.7 million or 14% in 2004 compared to prior year primarily from higher corporate costs and increased electric production expenses. Corporate costs were higher primarily from $7.7 million in pension and benefits expenses, $6.1 million for Directors' and Officers' liability insurance premiums, $3.6 million for Sarbanes-Oxley Act of 2002 Section 404 compliance, $2.8 million for audit fees, and a $2.4 million reduction in capitalized insurance and claims costs. Electric production expense increased $9 million primarily from planned maintenance during scheduled outages, ash disposal and other maintenance charges. PJM administrative fees of $2.6 million in 2004 for scheduling, system control, and dispatch services, and higher transmission and distribution expenses of $1.1 million primarily related to line clearance also contributed to the increase in expense. These increases were partially offset by a $10.6 million decrease in executive compensation and lower staff and executive incentives of $3.2 million.

        Operation and maintenance expense increased $50 million or 34% in 2003 compared to 2002 primarily as a result of higher corporate costs and increased electric production expenses. Corporate costs increased primarily resulting from $22 million increase in executive compensation, $10.5 million increase for Directors & Officers liability insurance premiums, $5.8 million increase in executive incentives and $6.3 million increase in pension expense. Electric production expense increased $5.7 million primarily related to planned maintenance during scheduled outages, ash disposal and the expensing of cost of removal for retired assets as required by FASB Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations" ("SFAS 143"). Transmission and distribution expenses increased $3.3 million reflecting increased line clearance and maintenance costs. These increases were partially offset by a $3.1 million decrease in postretirement benefits.

Depreciation and Amortization

        Depreciation and amortization expense increased $5 million or 4% in 2004 compared to the prior year as a result of completed construction projects and additional expense from the installation of environmental compliance equipment in 2003.

        Depreciation and amortization expense of $116.1 million in 2003 and $114.9 million in 2002 reflected a relatively consistent plant base.

Amortization of Regulatory Assets

        Amortization of regulatory assets expense of $0.7 million in 2004 declined $48.4 million or 99% compared to 2003. This decrease primarily reflected the completion of the regulatory transition cost recovery period on December 31, 2003, granted by the PUCO related to the state's deregulation of electric generation.

        The $1.0 million increase in amortization of regulatory assets expense in 2003 compared to 2002 reflected the completion of the regulatory transition cost recovery period on December 31, 2003.

General Taxes

        General taxes decreased $3.6 million or 3% from prior year primarily from a 2003 excise tax of $5.4 million related to the three-year regulatory transition period that ended in 2003.

        General taxes declined $2.6 million or 2% in 2003 compared to 2002 resulting from a lower Ohio kWh excise tax related to customer usage and reduced franchise tax. This decrease was partially offset by higher property tax expense.

Investment Income (Loss)

        Investment income of $1 million in 2004 decreased $21.7 million or 96% compared to 2003. This decrease primarily reflects the $21.2 million of interest income realized from the settlement of interest rate hedges related to the $470 million First Mortgage Bond refinancing. The settlement of these hedges also resulted in the $20.6 million increase in investment income in 2003 compared to 2002.

Other Income (Deductions)

        Other Income (Deductions) decreased $4.2 million or 59% from 2003 primarily from bank and legal fees associated with our revolving credit facilities and non-operating income realized in 2003. In addition, $8.3 million of strategic planning consultant fees were offset by an $8.9 million gain on the sale of emission allowances. In 2003, Other Income (Deductions) decreased $1.3 million to $7.1 million compared to $8.4 million in 2002.

Interest Expense

        Interest expense of $43.5 million dropped $8.3 million or 16% compared to 2003 primarily related to the refinancing of debt in 2003 for which interest expense was lower by $11.7 million, despite $2 million of additional interest incurred in 2004 relating to the failure to file an exchange offer registration statement relating to the unregistered first mortgage bonds. In addition, expense decreased $2 million related to the completion of the amortization period for a loss incurred on an earlier debt refinancing. These decreases were partially offset by lower capitalized interest in 2004 for environmental compliance equipment installations that resulted in increased interest expense of $6.6 million.

        Interest expense decreased by $1.7 million in 2003 compared to 2002 as a result of refinancing First Mortgage Bonds at lower interest rates and lower interest on ESOP debt relating to sinking fund payments.

Income Tax Expense

        Income tax expense decreased $29.6 million in 2004 compared to 2003 reflecting a 12% decrease in pre-tax income as well as the recognition of $11.7 million for state tax credits available related to the consumption of coal mined in Ohio. The $1.2 million decrease in income tax expense in 2003 compared to 2002 was reflective of lower pre-tax income.

Cumulative Effect of Accounting Change

        The cumulative effect of an accounting change of $17.0 million in 2003 reflects the adoption of the provisions of FASB Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS 143"). See Note 1 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002."

Interim Periods

Income Statement Highlights

	Three Months Ended March 31,
$ in millions
	2005	2004
Electric revenues	$305.1	$300.4
Less: Fuel	77.7	62.7
Purchased power	29.3	28.5
Net electric margin(a)	$198.1	$209.2
Net electric margin as a percentage of Electric revenues	64.9%	69.6%
Operating income	$91.4	$106.9

(a)
For purposes of discussing operating results, we present and discuss net electric margin. This format is useful to investors because it allows analysis and comparability of operating trends and includes the same information that is used by us to make decisions regarding our financial performance.

Electric Revenues

        Electric revenues increased to $305.1 million in the first quarter of 2005 from $300.4 million in the first quarter of 2004 reflecting higher average rates for wholesale and retail revenues and ancillary revenues associated with participation in PJM. These increases were offset by lower wholesale and retail sales volumes.

        Retail revenues decreased $2.7 million in the first quarter of 2005 compared to the retail revenues in the first quarter of 2004, primarily resulting from $3.9 million in decreased sales volume, partially offset by $1.2 million related to higher average rates. The decrease in sales primarily reflects warmer than normal weather as heating degree-days were down 2% to 2,897 for the first quarter of 2005 compared to 2,949 for the same period in 2004. The higher average rates were primarily the result of a difference in the balance of sales among the various categories of customers. Wholesale revenue decreased $8.1 million, primarily related to a $23.5 million decline in sales volume that was partially offset by a $15.4 million increase related to higher average market rates. During the first quarter of 2005, ancillary revenues from PJM were $15.5 million. We did not participate in PJM for the same period for 2004. PJM ancillary revenues primarily consist of compensation for use of our transmission assets, reactive supply and regulation services.

Electric Margins, Fuel and Purchased Power

        Net electric margin of $198.1 million in the first quarter of 2005 decreased by $11.1 million when compared to net electric margin of $209.2 million in the first quarter of 2004. As a percentage of total electric revenues, net electric margin decreased by 4.7 percentage points to 64.9% from 69.6%. This decline is primarily the result of increased fuel and purchased power costs, partially offset by a moderate increase in electric revenues. Fuel costs increased by $15.0 million or 24% for the three months ended March 31, 2005 compared to the same period in 2004 primarily resulting from higher average fuel costs. Purchased power costs increased by $0.8 million or 3% in the first quarter of 2005 compared to the same period in 2004 primarily resulting from $13.4 million of charges associated with moving power across PJM and $1.8 million related to higher average market rates for power purchases partially offset by a $14.4 million decrease reflecting a lower volume of purchased power.

Operation and Maintenance

        Operation and maintenance expense experienced a slight increase of $2.0 million or 4% for the three months ended March 31, 2005 compared to the same period in 2004 primarily resulting from $1.8 million of PJM administrative fees incurred in the first quarter of 2005 but not in the same period for 2004.

Depreciation and Amortization

        Depreciation expense increased $1.7 million or 6% in the first quarter of 2005 compared to the first quarter of 2004 primarily resulting from a higher plant base related to pollution control facilities.

Other Income

        Other income for the first three months ended March 31, 2005 rose $3.6 million compared to the first three months ended March 31, 2004. This increase primarily resulted from $12.3 million in realized gains from the sale of pollution control emission allowances in the first quarter of 2005 compared to $5.5 million in the first quarter of 2004.

Income Tax Expense

        Income tax expense decreased $2.7 million or 7% in the first quarter of 2005 compared to the first quarter of 2004 primarily resulting from lower income.

Financial Condition, Liquidity and Capital Resources

Annual Periods

        Our cash and temporary cash investments totaled $17.2 million at December 31, 2004 and December 31, 2003.

        We generated net cash from operating activities of $381.2 million, $363.6 million, and $360.8 million in 2004, 2003 and 2002, respectively. Net cash provided by operating activities in 2004 was primarily driven by operating profitability and cash provided from working capital, specifically the timing of tax payments, offset by the rising cost of coal inventories. The net cash from operating activities in 2003 was primarily the result of operating profitability offset by cash used for working capital, specifically the timing of tax payments. Net cash provided by operating activities in 2002 was primarily driven by operating profitability offset by cash used for working capital. Our tariff-based revenue continues to be the principal source of cash from operating activities. We believe that the diversified retail customer mix of residential, commercial and industrial classes provides us with a reasonably predictable gross cash flow as well as other opportunities made available with our entrance into the PJM market on October 1, 2004.

        Net cash flows used for investing activities were $79.9 million, $65.1 million, and $138.8 million in 2004, 2003 and 2002, respectively. Net cash used for investing activities in 2004 reflected $82.2 million for capital expenditures partially offset by $2.3 million in cash realized from the sale of retired gas and steam property. The net cash used for investing activities in 2003 was primarily the result of $116.5 million for capital expenditures, partially offset by the settlement of the interest rate hedges. The net cash used in 2002 was the result of $138.8 million for capital expenditures. Our capital expenditures have declined over the past three years with the completion of major construction initiatives.

        Net cash flows used for financing activities were $301.3 million, $298.4 million and $205.8 million in 2004, 2003 and 2002, respectively. Net cash used for financing activities in 2004 were for the payment of common and preferred dividends and the retirement of long-term debt. Net cash flows used for financing activities in 2003 primarily related to dividends paid on common stock and the retirement of long-term debt. These uses were partially offset by the net proceeds related to the issuance of long-term debt. Net cash used for financing activities in 2002 primarily related to dividends paid on common stock.

        We have obligations to make future payments for capital, debt agreements, lease agreements, and other long-term purchase obligations; in addition, it has certain contingent commitments such as guarantees. We believe our cash flows from operations, the credit facilities (existing or future arrangements), and other short- and long-term debt financing will be sufficient to satisfy our future working capital, capital expenditures and other financing requirements for the foreseeable future. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures, and other business and risk factors described above under "RISK FACTORS." If we are unable to generate sufficient cash flows from operations, or otherwise comply with the terms of our credit facilities, we may be required to refinance all or a portion of our existing debt or seek additional financing alternatives. A discussion of each of our critical liquidity commitments is outlined below.

Capital Requirements

        Construction additions were $93.0 million, $98.0 million and $129.0 million in 2004, 2003 and 2002, respectively, and are expected to approximate $173.0 million in 2005.

        Planned construction additions for 2004 relate to our environmental compliance program, power plant equipment, and our transmission and distribution system. During the last three years, capital expenditures have been utilized to make significant progress on our NOx compliance program and to make power plant improvements.

        Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors. Over the next four years, we are projecting to spend an estimated $850 million in capital projects, approximately 60% of which is to meet changing environmental standards. Our ability to complete our capital projects and the reliability of future service will be affected by our financial condition, the availability of internal and external funds at reasonable cost, and adequate and timely return on these capital investments. We expect to finance our construction additions over the next few years with internally-generated funds.

Debt and Debt Covenants

        At December 31, 2004, our scheduled maturities of long-term debt, including capital lease obligations, over the next five years are $1.5 million in 2005, $1.3 million in 2006, $9.5 million in 2007, $0.7 million in 2008, and $0.7 million in 2009. Substantially all of our property is subject to the mortgage lien securing the first mortgage bonds. Debt maturities in 2005 are expected to be financed with internal funds. Certain debt agreements contain reporting and financial covenants for which we are in compliance as of December 31, 2004 and expect to be in compliance in the near term.

        On September 29, 2003, we issued $470 million principal amount of unregistered first mortgage bonds. The net proceeds from the sale of the bonds, after expenses, were used on October 30, 2003, to (i) redeem $226 million principal amount of our First Mortgage Bonds, 8.15% Series due 2026, at a

redemption price of 104.075% of the principal amount plus accrued interest to the redemption date and (ii) redeem $220 million principal amount of our First Mortgage Bonds, 7.875% Series due 2024, at a redemption price of 103.765% of the principal amount plus accrued interest to the redemption date. The unregistered first mortgage bonds were not registered under the Securities Act, but were offered and sold through a private placement in compliance with Rule 144A under the Securities Act. The unregistered first mortgage bonds include step-up interest provisions requiring us to pay additional interest if the unregistered first mortgage bonds remain unregistered with the SEC after 180 days from issuance and if the exchange offer relating to the unregistered first mortgage bonds is not completed within 210 days after their issuance. The unregistered first mortgage bonds were not registered within the described time period nor was the exchange offer completed within the described time period, and, as a result, the unregistered first mortgage bonds are currently accruing additional interest at the rate of 0.5% per annum. The unregistered first mortgage bonds will continue to accrue additional interest at the rate of 0.5% per annum until the registration statement of which this prospectus is a part is declared effective by the SEC. Upon the SEC's declaration of effectiveness of the registration statement, the unregistered first mortgage bonds will accrue additional interest at the rate of 0.25% per annum, and upon completion of the exchange offer, additional interest will cease to accrue.

        Our issuance of additional amounts of First Mortgage Bonds is limited by the provisions of our mortgage; however, we believe that we continue to have sufficient capacity to issue First Mortgage Bonds to satisfy our requirements in connection with our current refinancing and construction programs. The amounts and timing of future financings will depend upon market and other conditions, rate increases, levels of sales and construction plans.

        We had $150 million available through an unsecured revolving credit agreement with a consortium of banks. The agreement, which was scheduled to expire on December 10, 2004, was terminated on June 1, 2004. The facility was to be used to support our business requirements. The facility contained two financial covenants, including maximum debt to total capitalization and minimum earnings before interest and tax to interest coverage. Fees associated with this credit facility were approximately $0.8 million per year, but a two-step increase in our credit rating would have reduced the facility's interest rate by 0.38%. A lower credit rating would not have increased the applicable interest rate. We had no outstanding borrowings under this credit facility at year-end 2004 or 2003.

        In June 2004, we obtained a $100 million unsecured revolving credit agreement that extended and replaced our revolving credit agreement of $150 million. The new agreement, which expires on May 31, 2005, provides credit support for our business requirements during this period and may be increased up to $150 million. The facility contains two financial covenants including maximum debt to total capitalization, and minimum earnings before interest and taxes ("EBIT") to total interest expense. These covenants are currently met. We had no outstanding borrowings under this credit facility at year-end 2004. Fees associated with this credit facility are approximately $0.6 million per year. Changes in debt ratings, however, may affect the applicable interest rate for our revolving credit agreement. A one-step increase in our credit rating reduces the facility's interest rate by 0.25% and a one-step decrease in credit rating increases the facility's interest rate by 0.25%.

        In February 2004, we entered into a $20 million Master Letter of Credit Agreement with a financial lending institution. This agreement supports performance assurance needs in the ordinary course of business. We have certain contractual agreements for the sale and purchase of power, fuel and related energy services that contain credit rating related clauses allowing the counter parties to seek additional surety under certain conditions. As of December 31, 2004, we had nine outstanding letters of credit for a total of $8.6 million. On February 24, 2005, at which time we had $3.5 million letters of credit outstanding, we entered into an amendment to extend the term of this agreement for one year and reduce the maximum dollar volume of letters of credit to $10 million.

        There are no inter-company debt collateralizations or debt guarantees between us and our parent. None of our debt obligations are guaranteed or secured by affiliates and no cross-collateralization exists.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Long-term Obligations and Commercial Commitments

        We enter into various contractual and other long-term obligations that may affect the liquidity of our operations. At December 31, 2004, these include:

	Payment Year
Long-term Obligations ($ in millions)	2005	2006 & 2007	2008 & 2009	Thereafter	Total
Long-term debt	$0.4	$9.0	$—	$673.8	$683.2
Interest payments	37.7	74.9	74.0	336.4	523.0
Pension and Postretirement payments	23.2	45.9	46.3	117.9	233.3
Capital leases	1.1	1.8	1.4	0.6	4.9
Operating leases	0.6	0.6	—	—	1.2
Coal contracts(a)	232.1	397.4	83.7	85.7	798.9
Other long-term obligations	8.4	8.7	0.5	—	17.6

Total long-term obligations	$303.5	$538.3	$205.9	$1,214.4	$2,262.1

(a)
DP&L-operated units.

        Long-term debt:    Long-term debt as of December 31, 2004 consists of First Mortgage Bonds and guaranteed air quality development obligations and includes current maturities and unamortized debt discount. See Note 7 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002" below.

        Interest payments:    Interest payments associated with the Long-term debt described above.

        Pension and Postretirement payments:    As of December 31, 2004, we had estimated future benefit payments as outlined in Note 5 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002." These estimated future benefit payments are projected through 2014.

        Capital leases:    As of December 31, 2004, we had two capital leases that expire in November 2007 and September 2010.

        Operating leases:    As of December 31, 2004, we had several operating leases with various terms and expiration dates.

        Coal contracts:    We have entered into various long-term coal contracts to supply portions of our coal requirements for our generating plants. Contract prices are subject to periodic adjustment, and have features that limit price escalation in any given year.

        Other long-term obligations:    As of December 31, 2004, we had various other long-term obligations including non-cancelable contracts to purchase goods and services with various terms and expiration dates.

        We enter into various commercial commitments, which may affect the liquidity of our operations. At December 31, 2004, these include:

	Year of Expiration
Commercial Commitments ($ in millions)	2005	2006 & 2007	2008 & 2009	Thereafter	Total
Credit facilities	$100.0	$—	$—	$—	$100.0
Guarantees	—	17.8	—	—	17.8

Total commercial commitments	$100.0	$17.8	$—	$—	$117.8

        Credit facilities:    We had $150 million available through an unsecured revolving credit agreement with a consortium of banks that was scheduled to expire on December 10, 2004. In June 2004, we replaced this facility with a $100 million, 364 day unsecured credit facility that expires on May 31, 2005. At December 31, 2004, there were no borrowings outstanding under this credit agreement. The new facility may be increased up to $150 million.

        Guarantees:    We own a 4.9% equity ownership interest in an electric generation company. As of December 31, 2004, we could be responsible for the repayment of 4.9%, or $14.9 million, of a $305 million debt obligation and also 4.9%, or $2.9 million, of a separate $60 million debt obligation. Both obligations mature in 2006.

Interim Periods

        Our cash and temporary cash investments totaled $14.3 million at March 31, 2005 compared to $36.6 million at March 31, 2004. This decrease was primarily attributed to lower profitability relating to higher fuel costs. Our cash and temporary cash investments totaled $17.2 million at December 31, 2004.

        We generated net cash from operating activities of $115.1 million in the first quarter of 2005 compared to $120.3 million in the first quarter of 2004. The net cash from operating activities for the three months ended March 31, 2005 and 2004 was primarily the result of operating profitability and working capital. The decline in operating cash flow of $5.2 million in the first quarter of 2005 compared to the first quarter of 2004 is primarily the result of lower operating profitability relating to higher fuel costs. Our tariff-based revenue continues to be the principal source of cash from operating activities. We believe that the diversified retail customer mix of residential, commercial, and industrial classes provides us with a reasonably predictable gross cash flow.

        Net cash flows used for investing activities were $42.7 million in the first quarter of 2005 and $25.7 million in the first quarter of 2004 to provide funding for capital expenditures.

        Net cash flows used for financing activities were $75.2 million in the first quarter of 2005 and $75.2 million in the first quarter of 2004. Net cash flows used for financing activities for each of these periods were to pay dividends on common stock to us and for dividends paid on preferred stock.

        We have obligations to make future payments for capital expenditures, debt agreements, lease agreements, and other long-term purchase obligations, and have certain contingent commitments such as guarantees. We believe our cash flows from operations, the credit facilities (existing or future arrangements), and other short- and long-term debt financing will be sufficient to satisfy our future working capital, capital expenditures and other financing requirements for the foreseeable future. Our ability to generate positive cash flows from operations is dependent on general economic conditions, competitive pressures, and other business and risk factors described above under "RISK FACTORS." If we are unable to generate sufficient cash flows from operations, or otherwise comply with the terms of our credit facilities, we may be required to refinance all or a portion of our existing debt or seek additional financing alternatives. A discussion of each of our critical liquidity commitments is outlined below.

Capital Requirements

        Construction additions were $35.2 million and $22.9 million for the first quarter of 2005 and 2004, respectively, and are expected to approximate $193 million in 2005.

        Planned construction additions for 2005 relate to our environmental compliance program, power plant equipment, and our transmission and distribution system. During the last three years, capital expenditures have been utilized to meet our state and federal standards for NOx emissions from power plants and to make power plant improvements.

        Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors. Over the next four years, we are projecting to spend an estimated $850 million in capital projects, approximately 60% of which is to meet changing environmental standards. Our ability to complete our capital projects and the reliability of future service will be affected by our financial condition, the availability of internal and external funds at reasonable cost, and adequate and timely return on these capital investments. We expect to finance our construction additions in 2005 with internally-generated funds.

Debt and Debt Covenants

        At March 31, 2005, our scheduled maturities of long-term debt, including capital lease obligations, over the next five years are $1.2 million for the remainder of 2005, $1.3 million in 2006, $9.5 million in 2007, $0.7 million in 2008, and $0.7 million in 2009. Substantially all of our property is subject to the mortgage lien securing the first mortgage bonds. Debt maturities in 2005 are expected to be financed with internal funds. Certain debt agreements contain reporting and financial covenants for which we are in compliance as of March 31, 2005 and expect to be in compliance the near term.

        On September 29, 2003, we issued $470 million principal amount of unregistered first mortgage bonds. The net proceeds from the sale of the bonds, after expenses, were used on October 30, 2003, to (i) redeem $226 million principal amount of our First Mortgage Bonds, 8.15% Series due 2026, at a redemption price of 104.075% of the principal amount plus accrued interest to the redemption date and (ii) redeem $220 million principal amount of our First Mortgage Bonds, 7.875% Series due 2024, at a redemption price of 103.765% of the principal amount plus accrued interest to the redemption date. The unregistered first mortgage bonds were not registered under the Securities Act, but were offered and sold through a private placement in compliance with Rule 144A under the Securities Act. The unregistered first mortgage bonds include step-up interest provisions requiring us to pay additional interest if the unregistered first mortgage bonds remain unregistered with the SEC after 180 days from issuance and if the exchange offer relating to the unregistered first mortgage bonds is not completed within 210 days after their issuance. The unregistered first mortgage bonds were not registered within the described time period nor was the exchange offer completed within the described time period, and, as a result, the unregistered first mortgage bonds are currently accruing additional interest at the rate of 0.5% per annum. The unregistered first mortgage bonds will continue to accrue additional interest at the rate of 0.5% per annum until the registration statement of which this prospectus is a part is declared effective by the SEC. Upon the SEC's declaration of effectiveness of the registration statement, the unregistered first mortgage bonds will accrue additional interest at the rate of 0.25% per annum, and upon completion of the exchange offer, additional interest will cease to accrue.

        Our issuance of additional amounts of First Mortgage Bonds is limited by the provisions of our mortgage; however, we believe that we continue to have sufficient capacity to issue First Mortgage Bonds to satisfy our requirements in connection with our current refinancing and construction programs. The amounts and timing of future financings will depend upon market and other conditions, rate increases, levels of sales and construction plans.

        In June 2004, we obtained a $100 million unsecured revolving credit agreement that extended and replaced our previous revolving credit agreement of $150 million. The new agreement, which expires on May 31, 2005, provides credit support for our business requirements during this period and may be increased up to $150 million. The facility contains two financial covenants including maximum debt to total capitalization, and minimum EBIT to total interest expense. These covenants are currently met. We had no outstanding borrowings under this credit facility at March 31, 2005. Fees associated with this credit facility are approximately $0.6 million per year. Changes in debt ratings, however, may affect the applicable interest rate for our revolving credit agreement. A one-step increase in our credit rating reduces the facility's interest rate by 0.25% and a one-step decrease in credit rating increases the facility's interest rate by 0.25%.

        In February 2004, we entered into a $20 million Master Letter of Credit Agreement with a financial lending institution. This agreement supports performance assurance needs in the ordinary course of business. We have certain contractual agreements for the sale and purchase of power, fuel, and related energy services that contain credit rating related clauses allowing the counter parties to seek additional surety under certain conditions. On February 24, 2005, we entered into an amendment to extend the term of this Agreement for one year and reduce the maximum dollar volume of letters of credit to $10 million. As of March 31, 2005, we had three outstanding letters of credit for a total of $3.5 million.

        There are no inter-company debt collateralizations or debt guarantees between us and our parent. None of our debt obligations of are guaranteed or secured by our parent or affiliates, and no cross-collateralization exists.

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Long-term Obligations and Commercial Commitments

        We enter into various contractual and other long-term obligations that may affect the liquidity of our operations. At March 31, 2005, these include:

	Payment Year
Long-term Obligations ($in millions)	2005	2006 & 2007	2008 & 2009	Thereafter	Total
Long-term debt	$0.4	$9.0	$—	$673.8	$683.2
Interest payments	32.4	74.9	74.0	336.4	517.7
Pension and Postretirement payments	17.4	45.9	46.3	117.9	227.5
Capital leases	0.8	1.8	1.4	0.6	4.6
Operating leases	0.8	0.9	—	—	1.7
Coal contracts(a)	265.3	575.3	83.7	85.5	1,009.8
Other long-term obligations	17.1	12.7	0.5	—	30.3

Total long-term obligations	$334.2	$720.5	$205.9	$1,214.2	$2,474.8

(a)
DPL&L operated units.

        Long-term debt:    Long-term debt as of March 31, 2005, consists of First Mortgage Bonds and guaranteed air quality development obligations and includes current maturities and unamortized debt discount. See Note 5 of "Notes to Consolidated Financial Statements for the Quarterly Periods Ended March 31, 2005 and 2004 below".

        Interest payments:    Interest payments associated with the Long-term debt described above.

        Pension and Postretirement payments:    As of March 31, 2005, we had estimated future benefit payments as outlined in Note 3 of "Notes to Consolidated Financial Statements for the Quarterly Periods Ended March 31, 2005 and 2004." These estimated future benefit payments are projected through 2014.

        Capital leases:    As of March 31, 2005, we had two capital leases that expire in November 2007 and September 2010.

        Operating leases:    As of March 31, 2005, we had several operating leases with various terms and expiration dates.

        Coal contracts:    We have entered into various long-term coal contracts to supply portions of our coal requirements for our generating plants. Contract prices are subject to periodic adjustment, and have features that limit price escalation in any given year.

        Other long-term obligations:    As of March 31, 2005, we had various other long-term obligations including non-cancelable contracts to purchase goods and services with various terms and expiration dates.

        We enter into various commercial commitments, which may affect the liquidity of our operations. At March 31, 2005 these include:

	Expiring Year
Commercial Commitments ($in millions)	2005	2006 & 2007	2008 & 2009	Thereafter	Total
Credit facilities	$100.0	$—	$—	$—	$100.0
Guarantees	—	17.8	—	—	17.8

Total commercial commitments	$100.0	$17.8	$—	$—	$117.8

        Credit facilities:    In June 2004, we replaced our previous $150 million revolving credit agreement with a $100 million, 364 day unsecured credit facility that expires on May 31, 2005. At March 31, 2005, there were no borrowings outstanding under this credit agreement. The new facility may be increased up to $150 million.

        Guarantees:    We own a 4.9% equity ownership interest in an electric generation company. As of March 31, 2005, we could be responsible for the repayment of 4.9%, or $14.9 million, of a $305 million debt obligation and also 4.9%, or $2.9 million, of a separate $60 million debt obligation. Both obligations mature in 2006.

Credit Ratings

        Currently, our senior secured debt credit ratings are as follows:

	Rating	Outlook	Effective
Fitch Ratings	BBB	Rating watch positive	February 2005
Moody's Investors Service	Baa2	Under review for possible upgrade	February 2005
Standard & Poor's Corp.	BBB-	Positive	April 2005

As reflected above, our secured debt credit ratings are investment grade.

Market Risk

        As a result of our operating, investing and financing activities, we are subject to certain market risks, including changes in commodity prices for electricity, coal, environmental emissions and gas; and fluctuations in interest rates. Commodity pricing exposure includes the impacts of weather, market demand, potential coal supplier contract breaches or defaults, increased competition and other economic conditions. For purposes of potential risk analysis, we use sensitivity analysis to quantify potential impacts of market rate changes on the results of operations. The sensitivity analysis represents hypothetical changes in market values that may or may not occur in the future.

Annual Periods

Commodity Pricing Risk

        Approximately 22 percent of our 2004 electric revenues was from sales of excess energy and capacity in the wholesale market. Energy and capacity in excess of the needs of existing retail customers is sold in the wholesale market when we can identify opportunities with positive margins. As of December 31, 2004, a hypothetical increase or decrease of 10% in annual wholesale revenues would result in a $16.7 million increase or decrease to earnings on common stock, assuming no increase in costs.

        Fuel (including emission allowances) and purchased power costs as a percent of total operating costs in 2004 and 2003 were 45% and 40%, respectively. Currently, we have contracted for 97% of our projected coal requirements for 2005 with any incremental purchases made in the spot market. The prices to be paid by us under our long-term coal contracts are either fixed or subject to periodic adjustment. Each contract has features that will limit price escalations in any given year. We also covered all of our estimated 2005 emission allowance requirements. We expect our 2005 coal and net emission allowance costs to exceed our 2004 coal and net emission allowance costs by approximately 10%. Purchased power costs depend, in part, upon the timing and extent of planned and unplanned outages of our generating capacity. We will purchase power on a discretionary basis when wholesale market conditions provide opportunities to obtain power at a cost below our internal production costs. As of December 31, 2004, a hypothetical increase or decrease of 10% in annual fuel and purchased power costs would result in a $23.7 million increase or decrease to earnings on common stock.

Interest Rate Risk

        As a result of our normal borrowing and leasing activities, our results are exposed to fluctuations in interest rates, which we manage through our regular financing activities. We maintain a limited amount of cash on deposit or investments in cash equivalents that may be affected by adverse interest rate fluctuations. Our long-term debt represents publicly held secured and unsecured instruments with both fixed and variable interest rates. At December 31, 2004, we had no short-term borrowings.

        The carrying value of our debt was $688.1 million at December 31, 2004, consisting of First Mortgage Bonds, guaranteed air quality development obligations and capital leases. The fair value of this debt was $681.9 million, based on current market prices or discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The principal cash repayments and related weighted average interest rates by maturity date for long-term, fixed-rate debt at December 31, 2004, are as follows:

	Long-term Debt
Expected Maturity Date	Amount ($ in millions)	Average Rate
2005	$1.5	4.4%
2006	1.3	4.6%
2007	9.5	6.1%
2008	0.7	3.9%
2009	0.7	3.9%
Thereafter	674.4	5.5%

Total	$688.1	5.8%

Fair Value	$681.9

        At December 31, 2004, we had no short-term debt outstanding. Debt maturities in 2005 are expected to be financed with internal funds.

Interim Periods

Commodity Pricing Risk

        Approximately 18 percent of our 2005 electric revenues was from sales of excess energy and capacity in the wholesale market. Energy and capacity in excess of the needs of existing retail customers is sold in the wholesale market when we can identify opportunities with positive margins. As of March 31, 2005, a hypothetical increase or decrease of 10% in annual wholesale revenues, excluding PJM services, would result in approximately a $13.3 million increase or decrease to earnings on common stock, assuming no increase in costs.

        Fuel (including emission allowances) and purchased power costs as a percent of total operating costs in the first quarter of 2005 and 2004 were 51% and 47%, respectively. As of March 31, 2005, we have has contracted for substantially all of our projected coal requirements for 2005 with any incremental purchases made in the spot market. The prices to be paid by us under our long-term coal contracts are either fixed or subject to periodic adjustment. Each contract has features that will limit price escalations in any given year. We also covered all of our estimated 2005 emission allowance requirements. We expect our 2005 annual fuel costs to exceed our 2004 annual fuel costs by approximately 15%, which is higher than anticipated. This increase is primarily the result of increased emissions allowance costs and a slight increase in coal costs. Purchased power costs depend, in part, upon the timing and extent of planned and unplanned outages of our generating capacity. We will purchase power on a discretionary basis when wholesale market conditions provide opportunities to obtain power at a cost below our internal production costs. As of March 31, 2005, a hypothetical increase or decrease of 10% in annual fuel and purchased power costs, excluding PJM services, would result in approximately a $22.7 million increase or decrease to earnings on common stock.

Interest Rate Risk

        As a result of our normal borrowing and leasing activities, our results are exposed to fluctuations in interest rates, which we manage through our regular financing activities. We maintain a limited amount of cash on deposit or investments in cash equivalents that may be affected by adverse interest rate fluctuations. Our long-term debt represents publicly held secured and unsecured instruments with fixed interest rates. At March 31, 2005, we had no short-term borrowings.

        The carrying value of our debt was $687.8 million at March 31, 2005, consisting of First Mortgage Bonds, guaranteed air quality development obligations and capital leases. The fair value of this debt was $672.1 million, based on current market prices or discounted cash flows using current rates for similar issues with similar terms and remaining maturities. The principal cash repayments and related weighted average interest rates by maturity date for long-term, fixed-rate debt at March 31, 2005, are as follows:

	Long-term Debt
Expected Maturity Date	Amount ($ in millions)	Average Rate
2005	$1.2	4.7%
2006	1.3	4.8%
2007	9.5	6.1%
2008	0.7	4.3%
2009	0.7	4.3%
Thereafter	674.4	5.5%

Total	$687.8	5.8%

Fair Value	$672.1

Debt maturities in 2005 are expected to be financed with internal funds.

Critical Accounting Policies

        Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States ("GAAP"). In connection with the preparation of these financial statements, our management is required to make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and the related disclosure of contingent liabilities. These assumptions, estimates and judgments are based on management's historical experience and assumptions that are believed to be reasonable at the time. However, because future events and their effects cannot be determined with certainty, the determination of estimates requires the exercise of judgment. Our critical accounting policies are those which require assumptions to be made about matters that are highly uncertain.

        Different estimates could have a material effect on our financial results. Judgments and uncertainties affecting the application of these policies and estimates may result in materially different amounts being reported under different conditions or circumstances. Significant items subject to such judgments include the carrying value of property, plant and equipment; the valuation of derivative instruments; the valuation allowances for receivables and deferred income taxes; the valuation of reserves related to current litigation; and assets and liabilities related to employee benefits.

        Long-lived Assets:    In accordance with Statement of Financial Accounting Standards No. 144 ("SFAS 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets," long-lived assets to be held and used are reviewed for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the asset. We determine the fair value of these assets based upon estimates of future cash flows, market value of similar assets, if available, or independent appraisals, if required. In analyzing the fair value and recoverability using future cash flows, we make projections based on a number of assumptions and estimates of growth rates, future economic conditions, assignment of discount rates and estimates of terminal values. An impairment loss is recognized if the carrying amount of the long-lived asset is not recoverable from our undiscounted cash flows. The measurement of impairment loss is the difference between the carrying amount and fair value of the asset. Long-lived assets to be disposed of and/or held for sale are reported at the lower of carrying amount or fair value less cost to sell. We determine the fair value of these assets in the same manner as described for assets held and used.

        Income Taxes:    We apply the provisions of FASB Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach for financial accounting and reporting of income taxes, with tax effects of differences, based on currently enacted income tax rates between the financial reporting and tax basis of accounting, reported as Deferred Taxes in the Consolidated Balance Sheet. Deferred Tax Assets are recognized for deductible temporary differences. Valuation reserves are provided unless it is more likely than not that the asset will be realized.

        Investment tax credits, which have been used to reduce federal income taxes payable, have been deferred for financial reporting purposes. These deferred investment tax credits are amortized over the useful lives of the property to which they are related. For rate-regulated operations, additional deferred income taxes and offsetting regulatory assets or liabilities are recorded to recognize that the income taxes will be recoverable/refundable through future revenues.

        We file a consolidated U.S. federal income tax return in conjunction with our subsidiaries. The consolidated tax liability is allocated to each subsidiary as specified in our tax allocation agreement which provides a consistent, systematic and rational approach. See Note 4 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002" below.

        Depreciation and Amortization:    Depreciation expense is calculated using the straight-line method, which depreciates the cost of property over its estimated useful life. For generation, transmission and distribution assets, straight-line depreciation is applied on an average annual composite basis using group rates that approximated 3.3% in 2004 and 2003, and 3.2% for 2002.

        Regulatory Assets and Liabilities:    We apply the provisions of FASB Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). Application of SFAS 71 depends on our ability to collect cost-based rates from customers. The recognition of regulatory assets requires a continued assessment of the recovery of the costs based on actions of the regulators. We capitalize incurred costs as deferred regulatory assets when there is a probable expectation that the costs incurred will be recovered in future revenues as a result of the regulatory process. Regulatory liabilities represent current recovery of expected future costs. When applicable, we apply judgment in the use of these principles and the estimates are based on expected usage by a customer class over the designated recovery period. See Note 3 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002" for further disclosure of regulatory amounts.

        Asset Retirement Obligations:    In accordance with FASB Statement of Financial Accounting Standards No.143, "Accounting for Asset Retirement Obligations" ("SFAS 143"), legal obligations associated with the retirement of long-lived assets are required to be recognized at their fair value at the time those obligations are incurred. Upon initial recognition of a legal liability, costs are capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. SFAS 143 also requires that components of previously recorded depreciation related to the cost of removal of assets upon retirement, whether legal asset retirement obligations or not, must be removed from a company's accumulated depreciation reserve. We make assumptions, estimates and judgments that affect the reported amounts of assets, liabilities and expenses as they relate to asset retirement obligations. These assumptions and estimates are based on historical experience and assumptions that are believed to be reasonable at the time.

        Unbilled Revenues:    We record revenue for retail and other energy sales under the accrual method. For retail customers, revenues are recognized when the services are provided on the basis of periodic cycle meter readings and include an estimated accrual for the value of electricity provided from the meter reading date to the end of the reporting period. These estimates are based on the volume of energy delivered, historical usage and growth by customer class, and the effect of weather variations on usage patterns.

        Financial Instruments:    We apply the provisions of FASB Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), for our investments in debt and equity financial instruments of publicly traded entities and classifies the securities into different categories: held-to-maturity and available-for-sale. Available-for-sale securities are carried at fair value and unrealized gains and losses on those securities, net of deferred income taxes, are presented as a separate component of shareholders' equity. Other than temporary declines in value are recognized currently in earnings. Financial instruments classified as held-to-maturity are carried at amortized cost. The valuation of public equity security investments is based upon market quotations. The cost basis for public equity security and fixed maturity investments is average cost and amortized cost, respectively.

        Insurance and Claims Costs: A wholly-owned captive insurance subsidiary of DPL provides insurance coverage solely to us and our subsidiaries. Liabilities on the Consolidated Balance Sheet include insurance reserves which are based on actuarial methods and loss experience data. Such reserves are actuarially determined, in the aggregate, based on a reasonable estimation of probable insured events occurring. There is uncertainty associated with the loss estimates and actual results could differ from the estimates. Modification of these loss estimates based on experience and changed circumstances are reflected in the period in which the estimate is re-evaluated.

        Pension and Postretirement Benefits:    We account for our pension and postretirement benefit obligations in accordance with the provisions of FASB Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" and No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions." These standards require the use of assumptions, such as the long-term rate of return on assets, in determining the obligations, annual cost, and funding requirements of the plans. We disclose our pension and postretirement benefit plans as prescribed by Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88 and 106."

        In 2005, we maintained our long-term rate of return assumptions of 8.50% for pensions and 6.75% for other postretirement benefits assets that reflect the effect of recent trends on its long-term view. However, in 2005, we lowered our assumed discount rate for pensions and postretirement benefits expense by 50 basis points to 5.75% to reflect current interest rate conditions. Changes in the discount rate and other components used in the determination of pension and postretirement benefits costs will result in an overall increase of approximately $2.0 million in such costs in 2005 compared to 2004.

        In future periods, differences in the actual return on pension plan assets and assumed return or changes in the discount rate will affect the timing of contributions to the pension plan, if any, and the determination of whether or not a minimum liability should be recorded. We provide postretirement healthcare benefits to employees who retired prior to 1987. A one percentage point change in the assumed healthcare trend rate would affect postretirement benefit costs by approximately $0.1 million.

        Contingencies:    We record liabilities for probable estimated loss in accordance with FASB Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" ("SFAS 5"). To the extent a probable loss can only be estimated by reference to a range of equally probable outcomes, and no amount within the range appears to be a better estimate than any other amount, we accrue for the low end of the range. Because of uncertainties related to these matters, accruals are based on the best information available at the time. We evaluate the potential liability related to probable losses quarterly and may revise our estimates. Such revisions in the estimates of the potential liabilities could have a material effect on our results of operations and financial position.

Recently Issued Accounting Pronouncements

        A discussion of recently issued accounting pronouncements is described in Note 1 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002" and Note 1 of "Notes to Consolidated Financial Statements for the Quarterly Periods Ended March 31, 2005 and 2004" and such discussions are incorporated by reference in this "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and made a part hereof.

LEGAL PROCEEDINGS

        In the normal course of business, we are subject to various lawsuits, actions, proceedings, claims and other matters asserted under laws and regulations. We believe the amounts provided in our consolidated financial statements, as prescribed by GAAP, are adequate in light of the probable and estimable contingencies. However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various legal proceedings, claims, and other matters discussed below, and to comply with applicable laws and regulations, will not exceed the amounts reflected in our Consolidated Financial Statements. As such, costs, if any, that may be incurred in excess of those amounts provided as of December 31, 2004, cannot be reasonably determined.

        On July 9, 2004, Mr. Forster and Ms. Muhlenkamp, the former Group Vice President and interim Chief Financial Officer of DP&L and DPL and former President of MVE, filed a lawsuit against DP&L, DPL and MVE in the Circuit Court, Fourth Judicial Circuit, in and for Duval County, Florida. The complaint asserted that DP&L, DPL and MVE (i) wrongfully terminated Mr. Forster and Ms. Muhlenkamp by undermining their authority and responsibility to manage the companies and excluding them from discussions on corporate financial issues and strategic planning after the Thobe Memorandum was distributed and (ii) breached Mr. Forster's consulting contract and Ms. Muhlenkamp's employment agreement by denying them compensation and benefits allegedly provided by the terms of such contract and agreement upon their termination from DP&L and DPL. Mr. Forster and Ms. Muhlenkamp sought damages of an undetermined amount. On August 9, 2004, the defendants removed the case to the U.S. District Court for the Middle District of Florida, Jacksonville Division. On August 16, 2004, the defendants moved to dismiss the litigation based on the Florida federal court's lack of jurisdiction over DP&L, DPL and MVE, all of whom are companies based in Dayton, Ohio. In the alternative, the defendants requested that the court transfer the case to the U.S. District Court for the Southern District of Ohio, which has jurisdiction in Dayton, Ohio. On September 17, 2004, Mr. Forster and Ms. Muhlenkamp filed memoranda opposing these motions. On November 10, 2004, the U.S. District Court for the Middle District of Florida, Jacksonville Division, granted defendants' motion to dismiss for lack of jurisdiction.

        On August 24, 2004, DP&L, DPL and MVE filed a Complaint against Mr. Forster, Ms. Muhlenkamp and Mr. Koziar in the Court of Common Pleas of Montgomery County, Ohio asserting legal claims against them relating to the termination of the Valley Partners Agreements, challenging the validity of the purported amendments to the deferred compensation plans and to the employment and consulting agreements with Messrs. Forster and Koziar and Ms. Muhlenkamp, and the propriety of the distributions from the plans to Messrs. Forster and Koziar and Ms. Muhlenkamp, and alleging that Messrs. Forster and Koziar and Ms. Muhlenkamp breached their fiduciary duties and breached their consulting and employment contracts. DP&L, DPL and MVE seek, among other things, damages in excess of $25,000, disgorgement of all amounts improperly withdrawn by Messrs. Forster and Koziar and Ms. Muhlenkamp from the deferred compensation plans and a court order declaring that DP&L, DPL and MVE have no further obligations under the consulting and employment contracts due to those breaches.

        Defendants Forster, Koziar and Muhlenkamp have filed motions to dismiss the Complaint and motions to stay discovery pending a ruling on the motions to dismiss. We and DPL have filed briefs opposing those motions. In addition, pursuant to applicable statutes, regulations and agreements, we and DPL have been advancing certain of Defendants' attorneys' fees and expenses with respect to various matters other than the litigation between Defendants and us and DPL in Florida and Ohio, and believe that other requested advances are not required. On February 7, 2005, Forster and Muhlenkamp filed a motion in DP&L's and DPL's Ohio litigation seeking to compel DPL, MVE and us to pay all attorneys' fees and expenses that have not been advanced to them. We, DPL and MVE have filed a brief opposing that motion. On May 10, 2005, the Court of Common Pleas denied the motions to dismiss filed by Defendants Forster, Koziar and Muhlonkamp. The motion to compel the payment of attorneys' fees and expenses remains pending.

        On March 15, 2005, Mr. Forster and Ms. Muhlenkamp filed a lawsuit in New York state court against the purchasers of the DPL private equity portfolio and against outside counsel to us and DPL concerning purported entitlements in connection with the purchase of the portfolio. We, DPL and MVE are not defendants in that case; however, we are parties to an indemnification agreement with respect to the purchaser defendants. Those defendants have requested that we, DPL and MVE indemnify them in connection with that litigation, and we, DPL and MVE have acknowledged indemnity obligations. On March 28, 2005, we, DPL and MVE filed a Motion for Preliminary Injunction in our Ohio case, requesting that the court issue a preliminary injunction against Mr. Forster and Ms. Muhlenkamp regarding the lawsuit. Since certain key issues raised by Mr. Forster and Ms. Muhlenkamp in their New York lawsuit are identical to the issues raised in our pending Ohio lawsuit, DPL, MVE and we believe that those issues should be heard and resolved in our pending Ohio lawsuit. Mr. Forster and Ms. Muhlenkamp filed a brief opposing the preliminary injunction on April 15, 2005. We, DPL and MVE filed our reply brief on April 25, 2005. After a hearing held on May 6, 2005, the Court of Common Pleas took the Motion for Preliminary Injunction under advisement. In addition, on May 5, 2005, the purchaser defendants in the New York litigation filed a motion to dismiss or stay that case. A response to the motion has not yet been filed.

        We and DPL continue to evaluate all of these matters and are considering other claims against Defendants Forster, Koziar and/or Muhlenkamp that include, but are not limited to, breach of fiduciary duty or other claims relating to personal and company investments, the calculation of benefits under the SERP and financial reporting with respect to such benefits, and, with respect to Mr. Koziar, the fulfillment of duties owed to us and DPL as our legal counsel. Cumulatively through December 31, 2004, we and DPL have accrued for accounting purposes, obligations of approximately $40 million to reflect claims regarding deferred compensation, estimated MVE incentives and/or legal fees that Defendants assert are payable per contracts. We and DPL dispute Defendants' entitlement to any of those sums and, as noted above, are pursuing litigation against them contesting all such claims. We and DPL cannot currently predict the outcome of that litigation.

        On or about June 24, 2004, the SEC commenced a formal investigation into the issues raised by the Thobe Memorandum. We and DPL are cooperating with the investigation.

        On April 7, 2004, we received notice that the staff of the PUCO is conducting an investigation into our financial condition as a result of the issues raised by the Thobe Memorandum. On May 27, 2004, the PUCO ordered us to file a plan of utility financial integrity that outlines the actions DPL has taken or will take to insulate our utility operations and customers from DPL's unregulated activities. We were required to file this plan by March 2, 2005. On February 4, 2005, we filed our protection plan with the PUCO and will continue to cooperate to resolve any outstanding issues in this investigation.

        On May 28, 2004, the U.S. Attorney's Office for the Southern District of Ohio, assisted by the Federal Bureau of Investigation, notified DP&L and DPL that it has initiated an inquiry involving the subject matters covered by DP&L's and DPL's internal investigation. DP&L and DPL are cooperating with this investigation.

        Commencing on or about June 24, 2004, the IRS has issued a series of data requests to DP&L and DPL regarding issues raised in the Thobe Memorandum. The staff of the IRS has requested that DP&L and DPL provide certain documents, including but not limited to, matters concerning executive/director deferred compensation plans, management stock incentive plans and MVE financial statements. DP&L and DPL are cooperating with these requests.

        On December 12, 2003, the Office of Federal Contract Compliance Programs ("OFCCP") notified us by letter alleging we had discriminated in the hiring of meter readers during 2000-2001 by utilizing credit checks to determine if applicants had paid their electric bills. On February 12, 2004, DP&L and the OFCCP entered into a Conciliation Agreement whereby we agreed to distribute approximately $0.2 million in compensation to certain affected applicants. We have completed these payments to the affected applicants.

        In June 2002, a contractor's employee received a verdict against us for injuries he sustained while working at a DP&L power station. The Court awarded the contractor's employee compensatory damages of approximately $0.8 million and pre-judgment interest of approximately $0.6 million. On April 28, 2004, the appellate court upheld this verdict except the award for pre-judgment interest. On September 1, 2004, the Ohio Supreme Court refused to hear the case, so the matter was remanded to the trial court for a re-determination of whether pre-judgment interest should be awarded. The trial court heard this matter on October 15, 2004. On November 1, 2004, we paid approximately $976,000 to the contractor's employee to satisfy the judgment and post-judgment interest. On December 6, 2004, the trial court ruled that prejudgment interest should be reduced to approximately $30,000. Both parties have appealed the decision. The appeal is pending.

        On March 3, 2005, we received a notice that the FERC had instituted an operational audit of us regarding our compliance with its Code of Conduct within the transmission and generation areas. The FERC has provided us with a data request, and we have furnished the requested information. We cannot predict the outcome of this operational audit.

        Additional information relating to legal proceedings involving DP&L and DPL are contained in the section "THE DAYTON POWER AND LIGHT COMPANY—Competition and Regulation" and "—Environmental Considerations" and Note 12 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002."

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON
ACCOUNTING AND FINANCIAL DISCLOSURE

        PricewaterhouseCoopers LLP ("PwC") served as our independent public accountants for the year 2002. On March 7, 2003, we were notified by PwC, our independent auditors at that time, that it declined to stand for reelection by the Finance and Audit Committee of the Board of Directors of DPL (predecessor to the Audit Committee) as our independent accounts for the year ended December 31, 2003.

        The reports of PwC on our financial statements for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

        In connection with the audits of our financial statements for the years ended December 31, 2002 and 2001 and through March 7, 2003, there had been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on our financial statements for such years.

        No reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K occurred during years ended December 31, 2002 and 2001 and through March 7, 2003.

        On April 9, 2003, the Finance and Audit Committee of the Board of Directors of DPL (predecessor to the Audit Committee) engaged KPMG as our independent accountants for the year ended December 31, 2003. This appointment concluded a competitive bidding process by us that began in late February 2003. During our two fiscal years ended December 31, 2002 and 2001 and through April 9, 2003, we did not consult with KPMG regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

USE OF PROCEEDS

        We will not receive any proceeds from the issuance of the registered first mortgage bonds in exchange for the unregistered first mortgage bonds tendered pursuant to the exchange offer. In consideration for the issuance of the registered first mortgage bonds as contemplated by this prospectus, we will receive in exchange an identical principal amount of unregistered first mortgage bonds, which have terms substantially identical to the registered first mortgage bonds. We will retire and cancel all of the unregistered first mortgage bonds surrendered in exchange for the registered first mortgage bonds, and such unregistered first mortgage bonds may not be reissued.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer; Terms of the Exchange Offer

        We issued and sold the unregistered first mortgage bonds on September 29, 2003 to the initial purchasers in a private transaction not subject to the registration requirements of the Securities Act. In connection with the sale of the unregistered first mortgage bonds, we entered into a registration rights agreement with the initial purchasers which obligated us, among other things, to:

  •
  file a registration statement with the SEC within 120 days after the issuance of the unregistered first mortgage bonds for an offer to exchange the unregistered first mortgage bonds for the registered first mortgage bonds;

  •
  use our reasonable best efforts to cause the registration statement to be declared effective within 180 days after the issuance of the unregistered first mortgage bonds;

  •
  promptly after the registration statement has been declared effective, offer registered first mortgage bonds in exchange for surrender of the unregistered first mortgage bonds; and

  •
  use our reasonable best efforts to keep the exchange offer open for at least 30 days after the date notice of the exchange offer has been mailed to the holders of the unregistered first mortgage bonds.

        The sale of the unregistered first mortgage bonds was not registered pursuant to the schedule above and, as a result, the unregistered first mortgage bonds are currently accruing additional interest at the rate of 0.5% per annum. The unregistered first mortgage bonds will continue to accrue additional interest at the rate of 0.5% per annum until the registration statement of which this prospectus is a part is declared effective by the SEC. Upon the SEC's declaration of effectiveness of the registration statement, the unregistered first mortgage bonds will accrue additional interest at the rate of 0.25% per annum, and upon completion of the exchange offer, additional interest will cease to accrue.

        This prospectus, along with the letter of transmittal, is being sent to all holders of unregistered first mortgage bonds and to others believed to have beneficial interests in unregistered first mortgage bonds. Holders do not have any appraisal or dissenters' rights under the Mortgage in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

        The registered first mortgage bonds have terms identical to the unregistered first mortgage bonds, except that the registered first mortgage bonds do not have transfer restrictions or any terms relating to registration rights and do not provide for the liquidated damages set forth in the registration rights agreement payable by us in the event that we are unable to fulfill certain of our obligations under the registration rights agreement. A holder that validly tenders an unregistered first mortgage bond pursuant to the exchange offer and does not withdraw it will receive a registered first mortgage bond in the same principal amount as the tendered unregistered first mortgage bond. Interest on each registered first mortgage bond will accrue from the date of the last interest payment on the unregistered first mortgage bond tendered.

Procedures for Tendering Unregistered First Mortgage Bonds

        The tender to us of unregistered first mortgage bonds by a holder as set forth below and the acceptance of the unregistered first mortgage bonds by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, a holder who wishes to tender unregistered first mortgage bonds for exchange pursuant to the exchange offer must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, who is acting as the Exchange Agent, at the address set forth below under "Exchange Agent" on or prior to the expiration date. In addition, on or prior to the expiration date,

  •
  certificates for such unregistered first mortgage bonds must be received by the Exchange Agent;

  •
  a timely confirmation of a book-entry transfer of these unregistered first mortgage bonds, if this procedure is available, into the Exchange Agent's account at The Depository Trust Company ("DTC") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        The method of delivery of unregistered first mortgage bonds, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or unregistered first mortgage bonds should be sent to us.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the unregistered first mortgage bonds surrendered for exchange pursuant thereto are tendered:

  •
  by a registered holder of the unregistered first mortgage bonds who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by an eligible institution, which is a firm that is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If unregistered first mortgage bonds are registered in the name of a person other than the person signing the letter of transmittal, the unregistered first mortgage bonds surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an eligible institution.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of unregistered first mortgage bonds tendered for exchange will be determined by us in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right:

  •
  to reject any and all tenders of any particular unregistered first mortgage bonds not properly tendered or to not accept any particular unregistered first mortgage bonds which acceptance might, in our judgment or the judgment of our counsel, be unlawful; and

  •
  to waive any defects or irregularities or conditions of the exchange offer as to any particular unregistered first mortgage bonds either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender unregistered first mortgage bonds in the exchange offer).

        Unless waived, any defects or irregularities in connection with the tender of unregistered first mortgage bonds for exchange must be cured within such reasonable period of time as we determine. Neither we, nor the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of unregistered first mortgage bonds for exchange, nor will we or any of them incur any liability for failure to give such notification.

        Any beneficial owner whose unregistered first mortgage bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct that registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on its own behalf, then it must, prior to completing and executing the letter of transmittal and delivery of its unregistered first mortgage bonds, either make appropriate arrangements to register ownership of the unregistered first mortgage bonds in its own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take time.

Terms of the Exchange Offer; Period for Tendering Unregistered First Mortgage Bonds

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will:

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  accept for exchange unregistered first mortgage bonds which are validly tendered on or prior to the expiration date and not validly withdrawn as permitted below; and

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  use our reasonable best efforts to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the unregistered first mortgage bonds.

        The term "expiration date" means 5:00 p.m., New York City time, on            , 2005; provided, however, that if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $470 million in aggregate principal amount of the unregistered first mortgage bonds were outstanding. The exchange offer is not conditioned upon any minimum principal amount of unregistered first mortgage bonds being tendered. This prospectus, together with the letter of transmittal, is first being sent on or about the date set forth on the cover page to all holders of unregistered first mortgage bonds at the addresses set forth in the security register maintained by the Trustee (as defined below).

        We expressly reserve the right:

  •
  at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any unregistered first mortgage bonds; and

  •
  to amend or terminate the exchange offer, and not to accept for exchange any unregistered first mortgage bonds not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "—Certain Conditions to the Exchange Offer."

        We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the unregistered first mortgage bonds as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 5:00 p.m., New York City time, on the previous expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

        Unregistered first mortgage bonds that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the Mortgage (as defined below), but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the relevant rules and regulations of the SEC.

        By executing, or otherwise becoming bound by, a letter of transmittal, each holder of the unregistered first mortgage bonds, other than certain specified holders, will represent that:

  •
  it is not our affiliate;

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  any registered first mortgage bonds to be received by it are being acquired in the ordinary course of its business; and

  •
  it has no arrangement with any person to participate in the distribution, within the meaning of the Securities Act, of the registered first mortgage bonds.

        If the tendering holder is a broker-dealer that will receive registered first mortgage bonds for its own account in exchange for the unregistered first mortgage bonds that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such registered first mortgage bonds. See "—Resale of the Registered First Mortgage Bonds."

Acceptance of Unregistered First Mortgage Bonds for Exchange; Delivery of Registered First Mortgage Bonds

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all unregistered first mortgage bonds properly tendered and will issue registered first mortgage bonds promptly after acceptance of the unregistered first mortgage bonds. See "—Certain Conditions to the Exchange Offer" below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered unregistered first mortgage bonds for exchange if and when we have given oral (confirmed in writing) or written notice thereof to the Exchange Agent.

        For each unregistered first mortgage bond accepted for exchange, the holder will receive a registered first mortgage bond having a principal amount at maturity equal to that of the surrendered unregistered first mortgage bond. Interest on the registered first mortgage bonds will accrue from the last interest payment date on which interest was paid on the unregistered first mortgage bonds.

        In all cases, issuance of registered first mortgage bonds for the unregistered first mortgage bonds that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of certificates for such unregistered first mortgage bonds or a timely book-entry confirmation of such unregistered first mortgage bonds into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed letter of transmittal and all other required documents. If any tendered unregistered first mortgage bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if certificates representing unregistered first mortgage bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged unregistered first mortgage bonds will be returned without expense to the tendering holder thereof (or, in the case of unregistered first mortgage bonds tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged unregistered first mortgage bonds will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        Promptly after the date of this prospectus, the Exchange Agent will make a request to establish an account with respect to the unregistered first mortgage bonds at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC's systems may make book-entry delivery of unregistered first mortgage bonds and effect delivery of the related letter of transmittal by causing DTC to transfer such unregistered first mortgage bonds into the Exchange Agent's account and to deliver an agent's message in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the unregistered first mortgage bonds so tendered will only be made after timely confirmation of such book-entry transfer of unregistered first mortgage bonds into the Exchange Agent's account, and timely receipt by the Exchange Agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message transmitted by DTC and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant tendering unregistered first mortgage bonds that are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

        Although delivery of unregistered first mortgage bonds may be effected through book-entry transfer into the Exchange Agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in the case of certificates for unregistered first mortgage bonds, be delivered to and received by the Exchange Agent at its address set forth under "—Exchange Agent" on or prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

        Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

        If a registered holder of the unregistered first mortgage bonds desires to tender such unregistered first mortgage bonds and (1) the unregistered first mortgage bonds are not immediately available, (2) time will not permit such holder's unregistered first mortgage bonds or other required documents to reach the Exchange Agent before the expiration date of the exchange offer, or (3) the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date of the exchange offer, the Exchange Agent receives from an eligible institution a properly completed and duly executed letter of transmittal (or a facsimile letter of transmittal) and notice of guaranteed delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery);

  •
  setting forth the name and address of the holder of unregistered first mortgage bonds and the amount of unregistered first mortgage bonds tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered unregistered first mortgage bonds, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

  •
  the certificates for all physically tendered unregistered first mortgage bonds, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal, are received by the Exchange Agent within five New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        Tenders of unregistered first mortgage bonds may be withdrawn at any time prior to the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at the address set forth below under "—Exchange Agent." Any such notice of withdrawal must specify:

  •
  the name of the person having tendered the unregistered first mortgage bonds to be withdrawn;

  •
  the unregistered first mortgage bonds to be withdrawn (including the principal amount of such unregistered first mortgage bonds); and

  •
  where certificates for unregistered first mortgage bonds have been transmitted, the name in which such unregistered first mortgage bonds are registered, if different from that of the withdrawing holder.

        If certificates for unregistered first mortgage bonds have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If unregistered first mortgage bonds have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn unregistered first mortgage bonds and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, and our determination will be final and binding on all parties.

        Any unregistered first mortgage bonds so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any unregistered first mortgage bond which has been tendered for exchange but which is not exchanged for any reason will be returned to its holder without cost to such holder (or, in the case of unregistered first mortgage bonds tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such unregistered first mortgage bonds will be credited to an account maintained with DTC for the unregistered first mortgage bonds) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Validly withdrawn unregistered first mortgage bonds may be re-tendered by following one of the procedures described under "—Procedures for Tendering Unregistered First Mortgage Bonds" above at any time on or prior to the expiration date.

Certain Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, we are not required to accept for exchange, or to issue registered first mortgage bonds in exchange for unregistered first mortgage bonds, and we may terminate or amend the exchange offer, if at any time before the acceptance of such unregistered first mortgage bonds for exchange or the exchange of the registered first mortgage bonds for such unregistered first mortgage bonds, such acceptance or issuance would violate applicable law or any interpretation of the SEC's staff.

        The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights is not to be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any unregistered first mortgage bonds tendered, and no registered first mortgage bonds will be issued in exchange for any such unregistered first mortgage bonds, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Mortgage under the Trust Indenture Act of 1939, as amended.

Exchange Agent

        The Bank of New York has been appointed as the Exchange Agent for the exchange offer. The Bank of New York is also the trustee under the Mortgage governing the unregistered first mortgage bonds and the registered first mortgage bonds. All executed letters of transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

Deliver To:

The Bank of New York, Exchange Agent
By Registered or Certified Mail:
The Bank of New York
101 Barclay Street—7 East
New York, New York 10286
Attention: Bernard Arsenec—Reorganization Unit

By Facsimile:
(212) 298-1915

To Confirm by Telephone or for Information:
(212) 815-5098

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

        The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers, regular employees, affiliates and agents. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

        The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be $270,000. Such expenses include registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees, printing and mailing costs, and related fees and expenses.

Accounting Treatment

        The registered first mortgage bonds will be recorded at the same carrying value as the unregistered first mortgage bonds. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the unregistered first mortgage bonds over the term of the registered first mortgage bonds.

Resale of the Registered First Mortgage Bonds

        Based on an interpretation by the SEC's staff contained in several no-action letters issued to third parties, we believe that the registered first mortgage bonds issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred after the exchange offer by any holder of registered first mortgage bonds (other than a holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such holder:

  •
  acquires the registered first mortgage bonds in the ordinary course of his or her business; and

  •
  does not intend to participate, and has no arrangement with any person to participate, in a distribution of the registered first mortgage bonds.

        Any holder of the unregistered first mortgage bonds who tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the registered first mortgage bonds may not rely on the position of the staff of the SEC enunciated in the "Exxon Capital Holdings Corporation" or similar no-action letters (the "Exxon Capital Letters") but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holder's information required by Item 507 of Regulation S-K of the Securities Act.

        Each broker-dealer that receives registered first mortgage bonds for its own account in exchange for the unregistered first mortgage bonds, where such unregistered first mortgage bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such registered first mortgage bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with any such resale. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 90 days after the expiration date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "PLAN OF DISTRIBUTION."

        By tendering in the exchange offer, each holder will represent to us (which representation may be contained in the Letter of Transmittal) to the effect that:

  •
  it is not our affiliate;

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the registered first mortgage bonds to be issued in the exchange offer; and

  •
  it is acquiring the registered first mortgage bonds in its ordinary course of business.

        Each holder will acknowledge and agree that any broker-dealer and any such holder using the exchange offer to participate in a distribution of the registered first mortgage bonds acquired in the exchange offer:

  •
  could not under SEC policy as in effect on the date of the registration rights agreement rely on the position of the SEC enunciated in the Exxon Capital Letters;

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K if the resales are of registered first mortgage bonds obtained by such holder in exchange for unregistered first mortgage bonds acquired by such holder directly from us or our affiliate.

DESCRIPTION OF THE REGISTERED FIRST MORTGAGE BONDS

General

        The statements herein concerning the registered first mortgage bonds and the Mortgage are a summary and do not purport to be complete. They make use of defined terms and are qualified in their entirety by express reference to the definitions in, and the appropriate sections and articles of, the Mortgage (including the below-referenced Forty-Second Supplemental Indenture), a copy of which will be available upon request to the Trustee.

        The unregistered first mortgage bonds were, and the registered first mortgage bonds are, to be issued under the First and Refunding Mortgage, dated as of October 1, 1935, between us and The Bank of New York, as trustee (the "Trustee"), as amended and supplemented by all supplemental indentures prior to the date hereof, including a Forty-Second Supplemental Indenture relating to the Bonds (collectively referred to as the "Mortgage"). All first mortgage bonds issued or to be issued under the Mortgage, including the registered first mortgage bonds offered by this prospectus, are referred to in this prospectus as "First Mortgage Bonds."

        The registered first mortgage bonds will have substantially identical terms to the unregistered first mortgage bonds except for certain provisions relating to transfer restrictions and additional interest. The unregistered first mortgage bonds and the registered first mortgage bonds will together constitute a single series of First Mortgage Bonds under the Mortgage.

        In addition to the amendments to the Mortgage specifically described in this section, the holders of the registered first mortgage bonds will be deemed to have consented to certain other technical amendments to the Mortgage contained in the Forty-Second Supplemental Indenture. These amendments will become effective when all of the First Mortgage Bonds issued prior to September 29,

2003 are no longer outstanding or we have received consents to effect these amendments under the Mortgage.

Maturity, Interest and Payment

        The registered first mortgage bonds will mature on October 1, 2013, and will bear interest from the date of original issuance thereof at the rate per annum set forth in their title, payable semi-annually on April 1 and October 1 of each year to bondholders of record at the close of business on the business day immediately preceding the interest payment date, the first interest payment date being October 1, 2005. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and for any period shorter than a full month, on the basis of the actual number of days elapsed. In the event that any date on which principal or interest is payable on the registered first mortgage bonds is not a business day, the payment of the principal or interest payable on such date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date the payment was originally payable. The term "business day" means any day, other than a Saturday or Sunday, or which is not a day on which banking institutions or trust companies in The City of New York are generally authorized or required by law, regulation or executive order to remain closed (or which is not a day on which the corporate trust office of the Trustee is closed for business). We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the registered first mortgage bonds at the rate per annum set forth in its title. (Article 12, Section 2 of the Mortgage)

        The registered first mortgage bonds will be issued only in denominations of $1,000 and integral multiples of $1,000. We will make principal, premium, if any, and interest payments on the registered first mortgage bonds, other than certificated registered first mortgage bonds, to Cede & Co. (as nominee of DTC) so long as Cede & Co. is the registered owner. Disbursement of such payments to DTC's participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners of the registered first mortgage bonds is the responsibility of DTC participants and indirect participants in DTC, all as described below under "—Book-Entry Securities."

        The registered first mortgage bonds will not have the benefit of any sinking fund.

Optional Redemption

        We may redeem the registered first mortgage bonds, in whole or in part, at any time or from time to time prior to maturity, at a redemption price equal to the Make-Whole Amount, as described below, plus accrued and unpaid interest, if any, to the redemption date with respect to the registered first mortgage bonds, or portion thereof, being redeemed.

        The "Make-Whole Amount" shall be equal to the greater of (i) 100% of the principal amount of the registered first mortgage bonds being redeemed or (ii) as determined by a Quotation Agent as of the redemption date, the sum of the present values of the scheduled payments of principal and interest on such registered first mortgage bonds from the redemption date to the stated maturity date of the registered first mortgage bonds (excluding the portion of any such interest accrued to such redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 20 basis points.

        "Treasury Rate" means (i) the yield, under the heading which represents the average for the immediately prior week, appearing in the most recently published statistical release designated "H.15 (519)" or any successor publication which is published weekly by the Federal Reserve and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the time period from the redemption date to the stated maturity date of the registered first mortgage bonds (if the maturity is not within three months before or after such time period, yields for the two published maturities most closely corresponding to such time period shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the time period from the redemption date to the stated maturity date of the registered first mortgage bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the time period. If no United States Treasury security has a maturity which is within a period from three months before to three months after the stated maturity date of the registered first mortgage bonds, the two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated and extrapolated on a straight-line basis, rounding to the nearest month using such securities.

        "Quotation Agent" means Morgan Stanley & Co. Incorporated and its successors as selected by us; provided, however, that if any of the foregoing shall cease to be a primary United States Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

        "Reference Treasury Dealer" means (i) Morgan Stanley & Co. Incorporated and its successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another Primary Treasury Dealer and (ii) up to three other Primary Treasury Dealers selected by the Trustee after consultation with us.

        "Comparable Treasury Price" means (i) the average of up to five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Quotations.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        Notice of any redemption will be provided at least 30 days but no more than 60 days before the redemption date to each holder of registered first mortgage bonds to be redeemed. If, at the time notice of redemption is given, the redemption monies are not held by the Trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received. Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the registered first mortgage bonds or portions thereof called for redemption.

Priority and Security

        The registered first mortgage bonds will rank equally and ratably with all other First Mortgage Bonds at any time outstanding under the Mortgage. As of March 31, 2005, we had an outstanding aggregate principal amount of $574.4 million of First Mortgage Bonds. In the opinion of our counsel, the Mortgage constitutes a direct first mortgage lien subject only to liens for taxes and assessments, on substantially all the property we own, other than certain property specifically excepted. It is also the opinion of such counsel that the lien of the Mortgage will extend, subject to liens for taxes and assessments and to liens existing or placed on such property when acquired by us, to all property (other than the excepted classes and under certain circumstances various vehicles) acquired or constructed by us subsequent to the issuance of the registered first mortgage bonds, located in the jurisdictions in which the necessary recordation or filings have been accomplished. (Granting Clauses of the Mortgage)

        The Mortgage provides that we will maintain the mortgaged property in working order and condition and equipped with suitable equipment and appliances; that we will make regular charges to expense for the establishment of reasonably adequate reserves for depreciation and will make all needed and proper repairs, retirements, renewals and replacements of the mortgaged property; that we will not charge to our property, plant and equipment accounts any expenditures that are properly chargeable to maintenance or repairs or to any other permitted expense account; and that we will promptly retire property that has permanently ceased to be used or useful in our business. (Article Eight, Section 4 of the Mortgage)

        When not in default, we may obtain the release of any of the mortgaged property (other than the electric properties substantially as an entirety, and other than prior lien bonds, which are controlled by the provisions of Article Nine of the Mortgage) upon deposit with the Trustee of cash equivalent to the amount by which the value of the property to be released exceeds certain credits, including the cost or then fair value (whichever is less) to us of any property additions acquired or constructed prior to or concurrently with such release. (Article Eleven, Section 3 of the Mortgage) Money received by the Trustee upon any release may be withdrawn against property additions or against the deposit of bonds or prior lien bonds, or at our request, may be applied to purchase First Mortgage Bonds or redeem First Mortgage Bonds that are redeemable by their terms at that time. (Article Eleven, Section 5 of the Mortgage)

        "Property additions" means property acquired or constructed after September 30, 1945, to be used in the electric, natural gas, steam or water business. (Article One, Section 4 of the Mortgage) "Funded property" includes property additions used to satisfy requirements of bond issuances and obligations or bond retirements. (Article One, Section 5 of the Mortgage)

Issuance of Additional First Mortgage Bonds

        The Mortgage permits us to issue an unlimited amount of First Mortgage Bonds from time to time in one or more series. All First Mortgage Bonds of one series need not be issued at the same time, and a series may be reopened for issuances of additional First Mortgage Bonds of such series. This means that we may from time to time, without the consent of the existing holders of the registered first mortgage bonds, create and issue further First Mortgage Bonds having the same terms and conditions as the registered first mortgage bonds in all respects, except for issue date, issue price and, if applicable, the initial interest payment on the registered first mortgage bonds. Additional First Mortgage Bonds issued in this manner will be consolidated with, and will form a single series with, the previously outstanding First Mortgage Bonds of such series, including, if applicable, the registered first mortgage bonds.

        Additional First Mortgage Bonds, including additional First Mortgage Bonds of an existing series, may be issued (Articles Two and Four of the Mortgage):

          (1)   upon the basis of property additions which are not then funded property in a principal amount which, together with any prior lien bonds outstanding on such property additions, will not exceed 60% of the cost or then fair value to us of such property additions, whichever shall be less (Article Five of the Mortgage);

          (2)   against deposits or retirement of prior lien bonds deducted in determining the amount of First Mortgage Bonds issuable upon the basis of property additions (Article Five of the Mortgage);

          (3)   upon payment or retirement of other First Mortgage Bonds issued under the Mortgage or upon deposit with the Trustee of the money necessary for their purchase or payment, in principal amount equivalent to the First Mortgage Bonds paid or retired, or for which money has been so deposited (Article Six of the Mortgage); and

          (4)   upon deposit with the Trustee of cash equal to the principal amount of the First Mortgage Bonds to be issued; such cash may be withdrawn in lieu of First Mortgage Bonds which we may be entitled to have authenticated and delivered to it. (Article Seven and Article Eleven, Section 5 of the Mortgage)

        The issuance of additional First Mortgage Bonds is also limited by a net earnings test, under which no First Mortgage Bonds may be issued upon the basis of property additions or under certain other circumstances unless our net earnings for 12 consecutive calendar months in the 15 calendar months preceding the application for the issue of such First Mortgage Bonds shall be at least two times annual interest charges on all First Mortgage Bonds outstanding, on the additional First Mortgage Bonds and on prior lien bonds outstanding which are not deposited with or made the basis of such application. Holders of the First Mortgage Bonds are deemed to have consented to an amendment to the Mortgage to provide that the period over which we will calculate net earnings for purposes of the net earnings test will be 12 consecutive calendar months in the 18 calendar months preceding the application for the issue of First Mortgage Bonds. Such amendment will become effective when all of the First Mortgage Bonds issued prior to September 29, 2003 are no longer outstanding or we have received the requisite consents to effect such amendment under the Mortgage. (Article Five, Section 5 of the Mortgage and Article Two, Sections 4 and 5 of the Forty-Second Supplemental Indenture)

        As of March 31, 2005, the amount (the lesser of cost or fair value) of property additions which we could use as a basis for the issuance of additional First Mortgage Bonds was approximately $599.6 million. Under the property additions test, we would have been permitted at March 31, 2005 to issue approximately $359.8 million of First Mortgage Bonds. In addition, at such date, approximately $446 million of First Mortgage Bonds would have been permitted to be issued as a result of prior bond retirements. (Article Five of the Mortgage)

Modification of Mortgage

        Our rights and obligations and those of the holders of the First Mortgage Bonds may be modified upon the written consent of the holders of at least 75% of the First Mortgage Bonds then outstanding, but no such modification shall extend the maturity of or reduce the rate of interest on or otherwise modify the terms of payment of principal of or interest on First Mortgage Bonds or permit the creation of any lien ranking prior to or equal with the lien of the Mortgage on any of the mortgaged property. If any proposed modification shall affect the rights of holders of the First Mortgage Bonds of one or more, but not all, series, then only holders of First Mortgage Bonds of the series to be affected shall be required to consent to or shall have authority to approve such modification. Holders of the First Mortgage Bonds are deemed to have consented to an amendment to the Mortgage to allow such modification upon the written consent of the holders of a majority of the First Mortgage Bonds then outstanding. Such amendment will become effective when all of the First Mortgage Bonds issued prior to September 29, 2003 are no longer outstanding or we have received the requisite consents to effect such amendment under the Mortgage. Any waiver of a completed default shall be deemed to affect the First Mortgage Bonds of all series, and, subject to the foregoing, any modification of the provisions of any sinking fund established in respect of a particular series shall be deemed to affect only the First Mortgage Bonds of that series. The determination of the Trustee as to what series of First Mortgage

Bonds are affected by any modification shall be conclusive. (Article Eighteen, Section 2 of the Mortgage and Article Two, Section 13 of the Forty-Second Supplemental Indenture)

Events of Default

        Among the events which constitute a "completed default" by us under the Mortgage are the following: (a) default in the payment of the principal of any First Mortgage Bond; (b) default for 90 days in the payment of interest on any First Mortgage Bond; (c) default for 90 days in the payment of amounts required for any sinking fund established in respect of a particular series; (d) certain events in bankruptcy, insolvency or reorganization; and (e) default, for 90 days after notice to us from the Trustee, in the performance of any other covenant, agreement or condition contained in the Mortgage. Upon the occurrence of any such completed default, the Trustee or the holders of not less than 25% in principal amount of the First Mortgage Bonds of all series outstanding under the Mortgage may declare the principal of, and any accrued interest on, all such First Mortgage Bonds immediately due and payable, subject to the right of the holders of a majority in principal amount of all such First Mortgage Bonds to annul such declaration if before any sale of the mortgaged property the default is cured. (Article Twelve, Section 1 of the Mortgage) We are not required to furnish periodically to the Trustee evidence as to the absence of default or as to compliance with the terms of the Mortgage, but such evidence is required in connection with the issuance of any additional First Mortgage Bond under the Mortgage and in certain other circumstances. In addition, we are required by law to furnish annually to the Trustee a certificate as to compliance with all conditions and covenants under the Mortgage. (Article Twelve, Section 13 of the Mortgage)

        No bondholder may institute any action, suit or proceeding for any remedy under the Mortgage unless it shall have previously given to the Trustee written notice of a default by us and, in addition, (i) the holders of not less than 25% in principal amounts of the First Mortgage Bonds outstanding under the Mortgage shall have made a written request to the Trustee to exercise its powers under the Mortgage or to institute such action, suit or proceeding in its own name, (ii) such holders shall have offered to the Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby and (iii) the Trustee shall have refused to exercise such powers or to institute such action in its own name or shall have failed to do so for an unreasonable time. Bondholders, however, have an absolute and unconditional right, without such notice to the Trustee, to enforce the payment of the principal of and the interest on their First Mortgage Bonds at and after the maturity thereof. (Article Twelve, Section 15 of the Mortgage)

Satisfaction and Discharge of the Mortgage

        Upon our making due provision for the payment of all First Mortgage Bonds and paying all other sums due under the Mortgage, the Mortgage shall cease to be of further effect and may be satisfied and discharged of record. (Article Seventeen of the Mortgage)

Merger, Consolidation and Sale

        Subject to the conditions listed in the next paragraph, we may consolidate with or merge into any corporation having corporate authority to carry on any of the businesses of generating, manufacturing, transmitting, distributing or supplying (i) electricity or gas for light, heat, power or other purposes, (ii) steam or hot water for power or heat or other purposes or (iii) water for domestic or public use and consumption. The Mortgage also allows conveyance or transfer of all of the mortgaged and pledged property substantially as an entirety to any corporation that is lawfully entitled to acquire and operate such property.

        The consolidation, merger, conveyance or transfer of all of the mortgaged and pledged property substantially as an entirety must satisfy the following conditions: (i) it must be upon such terms as to preserve and in no respect impair the lien or security of the Mortgage, or any rights or powers of the Trustee or the holders of First Mortgage Bonds; and (ii) the corporation formed by such consolidation, or into which we shall have been merged, or acquiring all the mortgaged and pledged property substantially as an entirety must expressly assume in writing the due and punctual payment of the principal and interest of all First Mortgage Bonds and the due and punctual performance and observance of all covenants and conditions of the Mortgage.

        After such consolidation, merger, conveyance or transfer, the lien of the Mortgage will generally not cover the property of the successor corporation, other than the property that it acquires from us with certain exceptions. (Article Fifteen of the Mortgage)

Dividend Covenant

        The Mortgage does not restrict our ability to pay dividends on our common stock.

Regarding the Trustee

        The Trustee under the Mortgage is The Bank of New York. We and DPL and its other subsidiaries also maintain various banking, lending, trust and other relationships with The Bank of New York and its affiliates.

        The Mortgage provides that our obligations to compensate the Trustee and reimburse the Trustee for expenses (including any indemnity obligations) will be secured by a lien generally prior to that of the First Mortgage Bonds upon all property and funds held or collected by the Trustee as such. (Article Sixteen, Section 1 of the Mortgage)

Book-Entry Securities

        DTC will act as securities depository for the registered first mortgage bonds. The registered first mortgage bonds will be issued as fully registered securities registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. One fully registered first mortgage bond certificate will be issued for the registered first mortgage bonds, in the aggregate principal amount of the registered first mortgage bonds, and will be deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for United States and foreign equity issues, corporate and municipal debt issues, and money market instruments from countries that DTC participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between the accounts of Direct Participants, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both United States and foreign securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is, in turn, owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, all of which clearing corporations are subsidiaries of DTCC, as well as by The New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to other entities such as both United States and foreign securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, the "Participants"). The DTC rules applicable to its Participants are on file with the SEC.

        Purchases of registered first mortgage bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the registered first mortgage bonds on the records of DTC. The ownership interest of each actual purchaser of each registered first mortgage bond ("Beneficial Owner") is in turn to be recorded on the records of the Direct Participant or the Indirect Participant. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the registered first mortgage bonds are to be accomplished by entries made on the books of Direct Participants and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in registered first mortgage bonds, except in the event that use of the book-entry system for the registered first mortgage bonds is discontinued.

        To facilitate subsequent transfers, all registered first mortgage bonds deposited by Direct Participants with DTC are registered in the name of Cede & Co., the partnership nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The deposit of registered first mortgage bonds with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the registered first mortgage bonds; the records of DTC reflect only the identity of the Direct Participants to whose accounts such registered first mortgage bonds are credited, which may or may not be the Beneficial Owners. The Direct Participants and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of registered first mortgage bonds may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the registered first mortgage bonds, such as redemptions, tenders, defaults, and proposed amendments to the Mortgage. For example, Beneficial Owners of registered first mortgage bonds may wish to ascertain that the nominee holding the registered first mortgage bonds for their benefit has agreed to obtain and to transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the Trustee and request that copies of notices be provided directly to them.

        Redemption notices shall be sent to DTC. If less than all the registered first mortgage bonds within an issue are being redeemed, the practice of DTC is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. nor any other DTC nominee will consent or vote with respect to registered first mortgage bonds unless authorized by a Direct Participant in accordance with DTC procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those Direct Participants to whose accounts registered first mortgage bonds are credited on the record date, identified in a listing attached to the omnibus proxy.

        Redemption proceeds, principal payments, interest payments, and any premium payments on the registered first mortgage bonds will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The practice of DTC is to credit the accounts of

Direct Participants, upon the receipt by DTC of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on the records of DTC. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC or its nominee, the Trustee, any underwriters or dealers or agents, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal, interest, and any premium on the registered first mortgage bonds to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC is the responsibility of either the Trustee or us, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct Participants and Indirect Participants.

        A Beneficial Owner shall give notice to elect to have its registered first mortgage bonds purchased or tendered, through its Participant, to the tender or remarketing agent and shall effect delivery of such registered first mortgage bonds by causing the Direct Participant to transfer the interest of the Participant in the registered first mortgage bonds, on the records of DTC, to the tender or remarketing agent. The requirement for physical delivery of registered first mortgage bonds in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the registered first mortgage bonds are transferred by Direct Participants on the records of DTC and followed by a book-entry credit of tendered registered first mortgage bonds to the DTC account of the tender or remarketing agent.

        DTC may discontinue providing its services as depository with respect to the registered first mortgage bonds at any time by giving reasonable notice to the Trustee or us. Under such circumstances, in the event that a successor depository is not obtained, registered first mortgage bond certificates are required to be printed and delivered.

        We may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository. In that event, registered first mortgage bond certificates will be printed and delivered.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following summary describes the material United States federal income tax consequences of exchanging unregistered first mortgage bonds for registered first mortgage bonds and of the purchase, ownership and disposition of the registered first mortgage bonds as of the date hereof and represents the opinion of Thelen Reid & Priest LLP, our counsel, insofar as it relates to matters of law or legal conclusions. Except where noted, it deals only with registered first mortgage bonds held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and does not deal with special situations, such as those of dealers or traders in securities or currencies, banks, financial institutions, tax-exempt organizations, partnerships or other entities classified as partnerships for United States federal income tax purposes, life insurance companies, real estate investment trusts, regulated investment companies, persons holding registered first mortgage bonds as a part of a hedging or conversion transaction or a straddle, persons who mark to market their securities, persons whose functional currency is not the United States dollar or former United States citizens or long-term residents who are subject to special rules on account of their loss of United States citizenship or resident alien status. In addition, this discussion does not address the tax consequences to persons who have purchased registered first mortgage bonds other than pursuant to their initial issuance and distribution. It also does not include any description of any alternative minimum tax consequences or the tax laws of any state, local or foreign jurisdiction.

        The discussion below is based upon the provisions of the Code, Treasury regulations promulgated thereunder, and administrative rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.

        PROSPECTIVE HOLDERS OF REGISTERED FIRST MORTGAGE BONDS ARE ADVISED TO CONSULT WITH THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF REGISTERED FIRST MORTGAGE BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS.

        As used herein, a "United States Holder" means a beneficial owner of an unregistered first mortgage bond or an registered first mortgage bond that is a citizen or resident of the United States, a corporation or other entity classified as a corporation for United States federal income tax purposes, or other entity created or organized in or under the laws of the United States or any political subdivision thereof, an estate, the income of which is subject to United States federal income taxation regardless of its source, or a trust, the administration of which is subject to the primary supervision of a court within the United States and for which one or more United States persons have the authority to control all substantial decisions or that was in existence on August 20, 1996 and has made a valid election to be treated as a United States person for United States federal income tax purposes. As used herein, the term "Non-United States Holder" means a beneficial owner of an unregistered first mortgage bond or registered first mortgage bond that is not a United States Holder.

        If a partnership or other entity classified as a partnership for United States federal income tax purposes holds unregistered first mortgage bonds or registered first mortgage bonds, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships that own unregistered first mortgage bonds or registered first mortgage bonds, and partners in such partnerships, should consult their tax advisors as to the particular United States federal income tax consequences applicable to them.

Exchange of Unregistered First Mortgage Bonds for Registered First Mortgage Bonds

        An exchange of unregistered first mortgage bonds for registered first mortgage bonds in this exchange offer will not constitute a taxable exchange of the bonds for United States federal income tax purposes. Rather, the registered first mortgage bonds will be treated as a continuation of the unregistered first mortgage bonds. As a result, a holder will not recognize any income, gain or loss for United States federal income tax purposes upon the exchange of unregistered first mortgage bonds for registered first mortgage bonds, and the holder will have the same tax basis and holding period in the holder's registered first mortgage bonds as the holder had in the unregistered first mortgage bonds immediately before the exchange.

United States Holders

Payments of Interest

        Stated interest on a registered first mortgage bond will generally be taxable to a United States Holder as ordinary income at the time it is paid or accrued in accordance with the holder's method of accounting for tax purposes.

Sale, Exchange and Retirement of the Registered First Mortgage Bonds

        Upon the sale, exchange or retirement of registered first mortgage bonds (including a deemed disposition for United States federal income tax purposes), a United States Holder will recognize gain or loss equal to the difference between (i) the amount realized upon the sale, exchange or retirement, other than amounts attributable to accrued but unpaid interest, and (ii) the holder's adjusted tax basis in the registered first mortgage bonds. The holder's adjusted tax basis in the registered first mortgage bonds will be, in general, its initial purchase price for the unregistered first mortgage bonds it is exchanging. The gain or loss upon the sale, exchange or retirement of the registered first mortgage bonds will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, exchange or retirement, the registered first mortgage bonds are treated as having been held for more than one year. Long-term capital gains of a non-corporate United States Holder are eligible for reduced rates of taxation. For property held for one year or less, capital gains of a non-corporate United States Holder are generally taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Non-United States Holders

Non-United States Holders not Engaged in a Trade or Business within the United States

  Payments of Interest

        Except as described in the following paragraph, a Non-United States Holder will not be subject to federal income tax on interest received on the registered first mortgage bonds if the interest is not effectively connected with a trade or business that the holder conducts within the United States. To obtain this tax-free treatment, the holder (or a financial institution acting on behalf of the holder) must file a statement with us or our paying agent confirming that the holder is the beneficial owner of the registered first mortgage bonds and is not a United States person. The holder should make the statement on IRS Form W-8BEN, which requires the holder to certify, under penalties of perjury, the holder's name, address and status as a non-United States person. Alternatively, a financial institution holding the registered first mortgage bonds on behalf of the holder may file a statement confirming the holder's status as a non-United States person if the financial institution is in possession of documentary evidence of the non-United States status, as prescribed in the Treasury Regulations. However, if we or our paying agent have actual knowledge or reason to know that the beneficial owner of the registered first mortgage bonds is a United States Holder, we or our paying agent must disregard any certificate or statement to the contrary and withhold federal income tax.

        The exemption described above is not available to a Non-United States Holder that (a) owns 10% or more of our stock, either actually or by application of constructive ownership rules, or (b) is a controlled foreign corporation related to us through stock ownership. We will withhold federal income tax at the rate of 30% (or lower treaty rate, if applicable) in the case of interest payments to holders described in this paragraph.

  Sale, Exchange and Retirement of the Registered First Mortgage Bonds

        A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale, exchange or retirement of a registered first mortgage bond (including a deemed disposition for United States federal income tax purposes) unless (1) the gain is effectively connected with the holder's trade or business in the United States (discussed below) or (2) in the case of a Non-United States Holder who is an individual and holds the registered first mortgage bond as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met. However, any amount attributable to accrued but unpaid interest on the registered first mortgage bond will be treated in the same manner as payments of interest on the registered first mortgage bond made to the Non-United States Holder, as described above.

Non-United States Holders Engaged in a Trade or Business within the United States

  Payments of Interest

        Interest paid on a registered first mortgage bond that is effectively connected with the conduct by a Non-United States Holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected earnings and profits (which may include effectively connected interest received on the registered first mortgage bonds) that are not currently distributed may also be subject to the United States federal branch profits at a 30% rate, unless the tax is reduced or eliminated by an applicable income tax treaty. We or our paying agent will not withhold United States federal income tax on interest paid on a registered first mortgage bond to a Non-United States Holder if the holder furnishes us with IRS Form W-8ECI establishing that the interest is effectively connected. If a Non-United States Holder engaged in a trade or business within the United States receives interest that is not effectively connected with the trade or business, the interest will be taxed in the manner described above in the case of Non-United States Holders who are not engaged in a trade or business within the United States.

  Sale, Exchange or Retirement of the Registered First Mortgage Bonds

        Gain recognized by a Non-United States Holder from the sale or other disposition (including a deemed disposition for United States federal income tax purposes) of a registered first mortgage bond that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, effectively connected income may also be subject to the United States federal branch profits tax.

Information Reporting and Backup Withholding

        Payments to United States Holders of interest on, and the proceeds from the sale, retirement or other disposition of, registered first mortgage bonds are subject to information reporting unless the holder establishes an exemption.

        Payments to United States Holders of interest on, or the proceeds from the sale, retirement, or other disposition of, registered first mortgage bonds may be subject to "backup withholding" tax if (a) the holder fails to certify his or her correct social security number or other taxpayer identification number to the payor responsible for backup withholding (for example, the Holder's securities broker) on IRS Form W-9 or a substantially similar form signed under penalty of perjury, or (b) the Internal Revenue Service notifies the payor that the holder is subject to backup withholding due to the holder's failure to properly report interest and dividends on his or her tax return. The backup withholding rate for years 2005 through 2010 is 28%; for years 2011 and later, 31%.

        Backup withholding does not apply to interest payments made to exempt recipients, such as corporations.

        Non-United States Holders will be subject to backup withholding and information reporting with respect to payments of principal or interest on the registered first mortgage bonds unless (i) the holder provides a properly completed and signed IRS Form W-8BEN (or acceptable substitute) and the payor does not have actual knowledge or reason to know that the form is incorrect, or (ii) the beneficial owner otherwise establishes an exemption.

        In addition, Non-United States Holders generally will not be subject to information reporting or backup withholding with respect to payments of principal or interest on the registered first mortgage bonds paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the holder, or with respect to the payment of the proceeds of the sale of registered first mortgage bonds to the holder by a foreign office of a broker. If, however, the foreign office acting for a Non-United States Holder is an office of a United States person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, or a foreign partnership with certain connections to the United States, payments of principal, interest or proceeds will be subject to information reporting unless (i) the custodian, nominee, agent or broker has documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption. Payments that are subject to information reporting as described in the preceding sentence will not be subject to backup withholding unless the payor has actual knowledge or reason to know that the payee is a United States person.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a credit or a refund against the holder's United States federal income tax liability, if certain required information is provided to the Internal Revenue Service.

ERISA MATTERS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain restrictions on employee benefit plans ("ERISA Plans") that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. The fiduciary or fiduciaries of an ERISA Plan contemplating exchanging for the registered first mortgage bonds should carefully consider whether the exchange is consistent with ERISA's fiduciary responsibility requirements, taking into account the facts and circumstances of such ERISA Plan. Such considerations include, without limitation, whether the new investment (i) satisfies the diversification requirements of ERISA Section 404(a)(1)(C), (ii) is for the exclusive purpose of providing benefits to Plan participants and beneficiaries and defraying reasonable Plan expenses, (iii) is in accordance with Plan provisions (to the extent consistent with ERISA) and (iv) is prudent in accordance with the requirements of ERISA Section 404(a)(1)(B).

        Other provisions of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan or other employee benefit plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, "Plans") and persons who have certain specified relationships to the Plan ("parties in interest" within the meaning of ERISA or "disqualified persons" within the meaning of Section 4975 of the Code). If engaged in by a Plan, such transactions may require "correction" and may cause a Plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to excise taxes, unless a statutory or administrative exemption is available.

        Certain statutory or administrative exemptions (each, a "Prohibited Transaction Class Exemption" or "PTCE") may be available under ERISA to exempt the exchange, holding and disposition of the registered first mortgage bonds by a Plan. Included among the administrative exemptions are: PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding transactions effected by a qualified professional asset manager; PTCE 95-60, regarding investments by insurance company general accounts; and PTCE 96-23, regarding investments by an in-house asset manager. Certain of the exemptions, however, do not afford relief from the prohibition on self-dealing contained in Section 406(b) of ERISA and Section 4975(c)(1)(E)-(F) of the Code. Furthermore, there can be no assurance that any of these administrative exemptions will be available with respect to any particular transaction involving the registered first mortgage bonds. In addition to the Prohibited Transaction

Class Exemptions, an individual exemption may apply to the initial exchange, holding and sale of the registered first mortgage bonds by a Plan, provided certain specified conditions are met.

        Governmental plans and certain church plans (each as defined under ERISA) are not subject to the prohibited transaction rules of ERISA or the Internal Revenue Code. Such plans, however, may be subject to federal, state or local laws or regulations that may affect their investment in the registered first mortgage bonds.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Any fiduciary of an ERISA Plan, a Plan, a governmental plan or a church plan considering exchanging for the first mortgage bonds should consult with its legal advisors regarding the consequences of such exchange and the subsequent holding and resale and the need for, and the availability, if necessary, of any exemptive relief under ERISA, the Code, or in the case of governmental plans and church plans not subject to the prohibited transaction provisions of ERISA and the Code, other applicable laws or regulations.

PLAN OF DISTRIBUTION

        As more fully discussed in the section of this prospectus entitled "THE EXCHANGE OFFER—Resale of Registered First Mortgage Bonds," based on an interpretation by the SEC's staff contained in several no-action letters issued to third parties, we believe that the registered first mortgage bonds issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred after the exchange offer by any holder of registered first mortgage bonds (other than a holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, if such holder:

  •
  acquires the registered first mortgage bonds in the ordinary course of its business; and

  •
  does not intend to participate, and has no arrangement with any person to participate, in a distribution of the registered first mortgage bonds.

        Each participating broker-dealer in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of registered first mortgage bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of registered first mortgage bonds received in exchange for unregistered first mortgage bonds where such unregistered first mortgage bonds were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers shall be authorized to deliver this prospectus for a period ending upon the earlier of the expiration of the 90th day after the exchange offer has been completed or such time as such broker-dealers no longer own any registrable securities, which we define in the registration rights agreement.

        Each holder of unregistered first mortgage bonds who wishes to exchange its unregistered first mortgage bonds for registered first mortgage bonds in the exchange offer will be required to make certain representations to us as set forth in "THE EXCHANGE OFFER—Procedures for Tendering Unregistered First Mortgage Bonds." In addition, each holder who is a broker-dealer and who receives registered first mortgage bonds for its own account in exchange for unregistered first mortgage bonds that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such registered first mortgage bonds.

        We will not receive any proceeds from any sales of the registered first mortgage bonds by participating broker-dealers. Registered first mortgage bonds received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered first mortgage bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer that resells the registered first mortgage bonds that were received by it for its own account pursuant to the exchange offer. Any broker or dealer that participates in a distribution of the registered first mortgage bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of registered first mortgage bonds and any omissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests such documents in the letter of transmittal. See "THE EXCHANGE OFFER."

        We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the unregistered first mortgage bonds (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.

        There is presently no trading market for the registered first mortgage bonds, and there is no assurance that a market will develop since we do not intend to apply for listing of the registered first mortgage bonds on a national securities exchange or on the Nasdaq Stock Market.

LEGAL MATTERS

        The validity and enforceability of the registered first mortgage bonds will be passed upon for us by Miggie E. Cramblit, Esq., Vice President, General Counsel and Corporate Secretary, The Dayton Power and Light Company, and by Thelen Reid & Priest LLP, New York, New York. As to all matters based on the laws of the State of Ohio, Thelen Reid & Priest LLP will rely on the opinion of Ms. Cramblit. As to all matters based on the laws of the State of New York, Ms. Cramblit will rely on the opinion of Thelen Reid & Priest LLP. Certain matters relating to United States federal income tax considerations will be passed upon for us by Thelen Reid & Priest LLP.

EXPERTS

        The consolidated financial statements of The Dayton Power and Light Company for the year ended December 31, 2002 included in the Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company's restatement as described in Note 1 of "Notes to Consolidated Financial Statements for the Years Ended December 31, 2004, 2003 and 2002") of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and schedules of The Dayton Power and Light Company as of December 31, 2004 and 2003, and for each of the years in the two-year period ended December 31, 2004 and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

THE DAYTON POWER AND LIGHT COMPANY

CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	For the years ended December 31,
$ in millions
	2004	2003	2002
Revenues
Electric	$1,192.2	$1,183.4	$1,175.8
Operating Expenses
Fuel	257.0	226.2	208.6
Purchased power	116.4	92.7	106.9
Operation and maintenance	224.4	197.7	147.7
Depreciation and amortization	121.1	116.1	114.9
Amortization of regulatory assets, net (Note 3)	0.7	49.1	48.1
General taxes	103.2	106.8	109.4

Total operating expenses	822.8	788.6	735.6

Operating Income	369.4	394.8	440.2
Investment income (Note 1)	1.0	22.7	2.1
Other income (deductions)	2.9	7.1	8.4
Interest expense	(43.5)	(51.8)	(53.5)

Income Before Income Taxes and Cumulative Effect of Accounting Change	329.8	372.8	397.2
Income tax expense	120.8	150.4	151.6

Income Before Cumulative Effect of Accounting Change	209.0	222.4	245.6
Cumulative effect of accounting change, net of tax (Note 1)	—	17.0	—

Net Income	209.0	239.4	245.6
Preferred dividends	0.9	0.9	0.9

Earnings on Common Stock	$208.1	$238.5	$244.7

See Notes to Consolidated Financial Statements.

THE DAYTON POWER AND LIGHT COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

	For the years ended December 31,
$ in millions
	2004	2003	2002
Operating Activities
Net income	$209.0	$239.4	$245.6
Adjustments:
Depreciation and amortization	121.1	116.1	114.9
Amortization of regulatory assets, net	0.7	49.1	48.1
Deferred income taxes	(16.2)	(13.5)	(13.4)
Income from interest rate hedges (Note 1)	—	(21.2)	—
Gain on sale of property	(1.8)	—	—
Cumulative effect of accounting change, net of tax	—	(17.0)	—
Changes in working capital:
Accounts receivable	6.6	(1.0)	(3.1)
Accounts payable	11.5	7.3	(10.9)
Net intercompany receivables from parent	(0.2)	0.4	(7.5)
Accrued taxes payable	58.4	(30.6)	(5.3)
Accrued interest payable	0.5	(8.8)	—
Prepayments	0.6	(8.2)	(4.6)
Inventories	(20.2)	4.5	7.2
Deferred compensation assets	8.8	50.4	(0.3)
Deferred compensation obligations	5.2	(46.8)	(7.0)
Other	(2.8)	43.5	(2.9)

Net cash provided by operating activities	381.2	363.6	360.8

Investing Activities
Capital expenditures	(82.2)	(116.5)	(138.8)
Settlement of interest rate hedges (Note 1)	—	51.4	—
Proceeds from sale of property	2.3	—	—

Net cash used for investing activities	(79.9)	(65.1)	(138.8)

Financing Activities
Dividends paid on common stock	(300.0)	(298.7)	(204.5)
Issuance of long-term debt, net of issue costs (Note 7)	—	465.1	—
Retirement of long-term debt (Note 7)	(0.4)	(463.9)	(0.4)
Dividends paid on preferred stock	(0.9)	(0.9)	(0.9)

Net cash used for financing activities	(301.3)	(298.4)	(205.8)

Cash and Cash Equivalents:
Net change	—	0.1	16.2
Balance at beginning of year	17.2	17.1	0.9

Balance at end of year	$17.2	$17.2	$17.1

Cash Paid During the Year For:
Interest	$39.5	$56.2	$49.4
Income taxes	$79.9	$200.1	$180.2

See Notes to Consolidated Financial Statements.

THE DAYTON POWER AND LIGHT COMPANY

CONSOLIDATED BALANCE SHEET

	At December 31,
$ in millions
	2004	2003
Assets
Property
Property, plant and equipment	$3,944.6	$3,875.4
Less: Accumulated depreciation and amortization	(1,864.4)	(1,769.1)

Net property	2,080.2	2,106.3

Current Assets
Cash and cash equivalents (Note 1)	17.2	17.2
Accounts receivable, less provision for uncollectible accounts of $1.1 and $3.6, respectively	153.8	160.4
Inventories, at average cost (Note 2)	69.8	49.6
Prepaid taxes	46.4	46.4
Other (Note 2)	24.8	24.4

Total current assets	312.0	298.0

Other Assets
Income taxes recoverable through future revenues	32.5	43.3
Other regulatory assets	41.5	36.1
Other (Note 2)	175.2	176.4

Total other assets	249.2	255.8

Total Assets	$2,641.4	$2,660.1

See Notes to Consolidated Financial Statements.

	At December 31,
$ in millions
	2004	2003
Capitalization and Liabilities
Capitalization
Common shareholder's equity
Common stock	$0.4	$0.4
Other paid-in capital	782.9	780.5
Accumulated other comprehensive income	43.1	38.2
Earnings reinvested in the business	229.7	321.7

Total common shareholder's equity	1,056.1	1,140.8
Preferred stock (Note 6)	22.9	22.9
Long-term debt (Note 7)	686.6	687.3

Total capitalization	1,765.6	1,851.0

Current Liabilities
Accounts payable	107.8	88.9
Accrued taxes	124.8	66.4
Accrued interest	10.7	10.2
Other (Note 2)	22.1	24.6

Total current liabilities	265.4	190.1

Deferred Credits and Other
Deferred taxes	365.8	381.7
Unamortized investment tax credit	49.3	52.2
Other (Note 2)	195.3	185.1

Total deferred credits and other	610.4	619.0

Contingencies (Note 12)
Total Capitalization and Liabilities	$2,641.4	$2,660.1

See Notes to Consolidated Financial Statements.

THE DAYTON POWER AND LIGHT COMPANY

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

	Common Stock(a)
				Accumulated Other Comprehensive Income	Earnings Reinvested In the Business
$ in millions	Outstanding Shares	Amount	Other Paid-In Capital			Total
2002 Beginning balance	41,172,173	$0.4	$820.4	$13.4	$341.8	$1,176.0
2002:
Net income					245.6
Net change in unrealized gains (losses) on financial instruments, net of reclassification adjustments				(25.1)
Minimum pension liability				(0.2)
Deferred income taxes related to unrealized gains (losses)				11.0
Total comprehensive income						231.3
Common stock dividend					(204.5)	(204.5)
Preferred stock dividend					(0.9)	(0.9)
Parent company capital contribution
Employee / Director stock plans			(40.3)			(40.3)
Other				0.1	(0.1)

Ending balance	41,172,173	$0.4	$780.1	$(0.8)	$381.9	$1,161.6

2003:
Net income					239.4
Net change in unrealized gains (losses) on financial instruments, net of reclassification adjustments				17.0
Net change in deferred gains on cash flow hedges				29.5
Minimum pension liability				(0.2)
Deferred income taxes related to unrealized gains (losses)				(7.3)
Total comprehensive income						278.4
Common stock dividend						(298.7)
Preferred stock dividend					(298.7)	(0.9)
Parent company capital contribution					(0.9)
Employee / Director stock plans			0.3			0.3
Other			0.1			0.1

Ending balance	41,172,173	$0.4	$780.5	$38.2	$321.7	$1,140.8

2004:
Net income					209.0
Net change in unrealized gains (losses) on financial instruments, net of reclassification adjustments				12.6
Net change in deferred gains on cash flow hedges				(1.5)
Minimum pension liability				(0.4)
Deferred income taxes related to unrealized gains (losses)				(5.8)
Total comprehensive income						213.9
Common stock dividend					(300.0)	(300.0)
Preferred stock dividend					(0.9)	(0.9)
Parent company capital contribution
Employee / Director stock plans			2.3			2.3
Other			0.1		(0.1)

Ending balance	41,172,173	$0.4	$782.9	$43.1	$229.7	$1,056.1

(a)
50,000,000 shares authorized.

See Notes to Consolidated Financial Statements.

THE DAYTON POWER AND LIGHT COMPANY

Notes to Consolidated Financial Statements

1. Summary of Significant Accounting Policies and Overview

Description of Business

        The Dayton Power and Light Company (DP&L or the Company) is a wholly-owned subsidiary of DPL Inc. (DPL). DP&L is a public utility incorporated in 1911 under the laws of Ohio. DP&L sells electricity to residential, commercial, industrial and governmental customers in a 6,000 square mile area of West Central Ohio. Electricity for DP&L's 24-county service area is primarily generated at eight coal-fired power plants and is distributed to more than 500,000 retail customers. The Company also purchases retail peak load requirements from DPL Energy, LLC (DPLE), a wholly-owned subsidiary of DPL. Principal industries served include automotive, food processing, paper, plastic manufacturing and defense. The Company's sales reflect the general economic conditions and seasonal weather patterns of the area. In addition, DP&L sells any excess energy and capacity into the wholesale market.

Basis of Consolidation

        DP&L prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Investments that are not majority owned are accounted for using the equity method when DP&L's investment allows it the ability to exert significant influence, as defined by GAAP. Undivided interests in jointly-owned generation facilities are consolidated on a pro rata basis. All material intercompany accounts and transactions are eliminated in consolidation.

Estimates, Judgments and Reclassifications

        The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses of the period reported. Significant items subject to such estimates and judgments include the carrying value of property, plant and equipment; the valuation of derivative instruments; the valuation of financial assets; the valuation of insurance and claims costs; valuation allowance for receivables and deferred income taxes; and assets and liabilities related to employee benefits. Actual results may differ from those estimates. Certain amounts from prior periods have been reclassified to conform to the current reporting presentation.

Revenues and Fuel

        DP&L records revenue for services provided but not yet billed to more closely match revenues with expenses. Accounts Receivable on the Consolidated Balance Sheet include unbilled revenue of $60.5 million and $60.0 million in 2004 and 2003, respectively. Also included in revenues are amounts charged to customers through a surcharge for recovery of uncollected amounts from certain eligible low-income households. These charges were $8.3 million for 2004, $6.3 million for 2003, and $11.7 million in 2002.

Allowance for Uncollectible Accounts

        DP&L establishes provisions for uncollectible accounts using both historical average credit loss percentages of accounts receivable balances to project future losses and specific provisions for known credit issues.

Property, Plant and Equipment

        DP&L records its ownership share of its undivided interest in jointly-held plants as an asset in property, plant and equipment. Property, plant and equipment is stated at cost. For regulated plant, cost includes direct labor and material, allocable overhead costs and an allowance for funds used during construction (AFUDC). AFUDC represents the cost of borrowed funds and equity used to finance regulated construction projects. Capitalization of AFUDC ceases at either project completion or the date specified by regulators. AFUDC capitalized for borrowed funds was zero in 2004, $0.1 million in 2003, and $0.1 million in 2002. AFUDC capitalized for equity funds was $0.5 million in 2004, $0.6 million in 2003, and $0.4 million in 2002.

        For unregulated plant, cost includes direct labor and material, allocable overhead costs and interest capitalized during construction. Capitalized interest was $1.8 million in 2004, $8.3 million in 2003 and $12.7 million in 2002.

        For substantially all depreciable property, when a unit of property is retired, the original cost of that property less any salvage value is charged to Accumulated Depreciation and Amortization.

        Property is evaluated for impairment when events or changes in circumstances indicate that its carrying amount may not be recoverable.

Depreciation

        Depreciation expense is calculated using the straight-line method, which depreciates the cost of property over its estimated useful life. For generation, transmission and distribution assets, straight-line depreciation is applied on an average annual composite basis using group rates that approximated 3.3% for 2004, 3.3% for 2003 and 3.2% for 2002. Depreciation expense was $121.1 million in 2004, $116.1 million in 2003, and $114.9 million in 2002.

        The following is a summary of property, plant and equipment with corresponding composite depreciation rates at December 31, 2004 and 2003:

$ in millions	2004	Composite Rate	2003	Composite Rate
Regulated:
Transmission	$337.8	2.6%	$335.2	2.5%
Distribution	929.6	3.6%	889.1	3.7%
General	58.9	8.7%	53.7	8.0%
Non-depreciable	54.4	0.0%	54.4	0.0%

Total regulated	$1,380.7		$1,332.4

Unregulated:
Production	$2,476.8	3.1%	$2,330.6	3.1%
Non-depreciable	15.1	0.0%	15.5	0.0%

Total unregulated	$2,491.9		$2,346.1

Total property in service	$3,872.6	3.3%	$3,678.5	3.3%
Construction work in progress	72.0	0.0%	196.9	0.0%

Total property, plant and equipment	$3,944.6		$3,875.4

Asset Retirement Obligations

        DP&L adopted the provisions of the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS 143) during 2003. SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time those obligations are incurred. Upon initial recognition of a legal liability, costs are capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. SFAS 143 also requires that components of previously recorded depreciation related to the cost of removal of assets upon retirement, whether legal asset retirement obligations or not, must be removed from a company's accumulated depreciation reserve. DP&L's legal obligations associated with the retirement of its long-lived assets consist primarily of river intake and discharge structures, coal unloading facilities, loading docks, ice breakers and ash disposal facilities. Application of SFAS 143 in 2003 resulted in an increase in net property, plant and equipment of $0.8 million, the recognition of an asset retirement obligation of $4.6 million and reduced DP&L's accumulated depreciation reserve by $32.1 million due to cost of removal related to the non-regulated generation assets to other deferred credits. Beginning in January 2003, depreciation rates were reduced to reflect the discontinuation of the cost of removal accrual for applicable non-regulated generation assets. In addition, costs for the removal of retired assets are charged to operation and maintenance when incurred. Since the generation assets are not subject to Ohio regulation, DP&L recorded the net effect of adopting this standard in its Consolidated Statement of Results of Operations. The total cumulative effect of the adoption of SFAS 143 increased net income and shareholders' equity by $28.3 million before tax in 2003.

        DP&L continues to record cost of removal for its regulated transmission and distribution assets through its depreciation rates and recovers those amounts in rates charged to its customers. There are no known legal asset retirement obligations associated with these assets. The Company has recorded $77.5 million and $72.0 million in estimated costs of removal at December 31, 2004 and 2003, respectively, as regulatory liabilities for its transmission and distribution property. (See Note 3 of Notes to Consolidated Financial Statements.)

Regulatory Accounting

        DP&L applies the provisions of FASB Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71). In accordance with SFAS 71, regulatory assets and liabilities are recorded in the Consolidated Balance Sheet. Regulatory assets are the deferral of costs expected to be recovered in future customer rates and regulatory liabilities represent current recovery of expected future costs.

        If DP&L was required to terminate application of SFAS 71 for all of its regulated operations, the Company would have to record the amounts of all regulatory assets and liabilities in the Consolidated Statement of Results of Operations at that time. (See Note 3 of Notes to Consolidated Financial Statements.)

Inventory

        Inventories, carried at average cost, include coal, emission allowances, oil and gas used for electric generation and materials and supplies for utility operations.

Repairs and Maintenance

        Costs associated with all planned work and maintenance activities, primarily power plant outages, are recognized at the time the work is performed. These costs, which include labor, materials and supplies, and outside services required to maintain equipment and facilities, are either capitalized or expensed based on defined units of property as required by the Federal Energy Regulatory Commission (FERC).

Stock-Based Compensation

        DP&L accounts for DPL stock options granted to the Company's employees on or after January 1, 2003 under the fair-value method set forth in FASB Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This standard requires the recognition of compensation expense for stock-based awards to reflect the fair value of the award on the date of grant. DP&L follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Accounting Principles Board and FASB interpretations in accounting for DPL Inc. stock options granted to the Company's employees before January 1, 2003. If

DP&L had used the fair-value method of accounting for stock-based compensation granted prior to 2003, earnings on common stock would have been reported as follows:

	Years Ended December 31,
$ in millions
	2004	2003	2002
Earnings on common stock, as reported	$208.1	$238.5	$244.7
Add: Total stock-based compensation expense determined under APB 25, net of related tax effects	—	—	0.7
Deduct: Total stock-based compensation expense determined under SFAS 123, net of related tax effects	(3.0)	(2.7)	(2.5)

Pro-forma earnings on common stock	$205.1	$235.8	$242.9

Income Taxes

        DP&L applies the provisions of FASB Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). SFAS 109 requires an asset and liability approach for financial accounting and reporting of income taxes with tax effects of differences, based on currently enacted income tax rates between the financial reporting and tax basis of accounting, reported as Deferred Taxes in the Consolidated Balance Sheet. Deferred Tax Assets are recognized for deductible temporary differences. Valuation reserves are provided unless it is more likely than not that the asset will be realized.

        Investment tax credits, which have been used to reduce federal income taxes payable, have been deferred for financial reporting purposes. These deferred investment tax credits are amortized over the useful lives of the property to which they are related. For rate-regulated operations, additional deferred income taxes and offsetting regulatory assets or liabilities are recorded to recognize that the income taxes will be recoverable/refundable through future revenues.

        DPL files a consolidated U.S. federal income tax return in conjunction with its subsidiaries, including the Company. The consolidated tax liability is allocated to DPL, DP&L and other subsidiaries as specified in the DPL tax allocation agreement which provides a consistent, systematic and rational approach. (See Note 4 of Notes to Consolidated Financial Statements.)

Cash and Cash Equivalents

        Cash and cash equivalents are stated at cost, which approximates fair value. All highly liquid short-term investments with original maturities of three months or less are considered cash equivalents. Cash and cash equivalents were $17.2 million at December 31, 2004 and 2003.

Insurance and Claims Costs

        A wholly-owned captive subsidiary of DPL provides insurance coverage solely to DP&L and its subsidiaries. Premiums for coverage are determined by a third-party actuary and charged to expense by the insured over the terms of the policies. Liabilities on the Consolidated Balance Sheet include insurance reserves, which are based on actuarial methods and loss experience data. Such reserves are actuarially determined, in the aggregate, based on a reasonable estimation of probable insured events occurring. There is uncertainty associated with the loss estimates, and actual results may differ from the estimates. Modification of these loss estimates based on experience and changed circumstances are reflected in the period in which the estimate is re-evaluated.

        During the three-year regulatory transition period ending December 31, 2003, business interruption policy payments from the captive subsidiary to DP&L occurred and were reflected in income. In June 2003, the ultimate value of the business interruption risk coverage was settled between the captive insurance subsidiary and DP&L. During the third quarter of 2003, the captive subsidiary settled the receivable recognized by DP&L for insurance claims under this policy.

Financial Derivatives

        DP&L follows FASB Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activity" (SFAS 133), as amended. SFAS 133 requires that all derivatives be recognized as either assets or liabilities in the Consolidated Balance Sheet and be measured at fair value and that changes in the fair value be recorded in earnings, unless they are designated as a cash flow hedge of a forecasted transaction.

        The Company also follows FASB Statement of Financial Accounting Standards No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149). SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including those embedded in other contracts, and for hedging activities and is effective for contracts entered into or modified after June 30, 2003. This standard did not have a material effect on the Company.

        DP&L uses forward contracts and options to reduce the Company's exposure to changes in energy and commodity prices and as a hedge against the risk of changes in cash flows associated with expected electricity purchases. These purchases are required to meet full load requirements during times of peak demand or during planned and unplanned generation facility outages. The Company also holds forward sales contracts that hedge against the risk of changes in cash flows associated with power sales during periods of projected generation facility availability. The FASB concluded that electric utilities could apply the normal purchases and sales exception for option-type contracts and forward contracts in electricity subject to specific criteria for the power buyers and sellers under capacity contracts. Accordingly, DP&L applies the normal purchases and sales exception as defined in SFAS 133 and accounts for these contracts upon settlement.

        In May 2003, DP&L entered into 60-day interest rate swaps designed to capture existing favorable interest rates in anticipation of future financings of $750 million first mortgage bonds. These hedges were settled in July 2003 at a fair value of $51.4 million, reflecting increasing U.S. Treasury interest rates, and as a result, DP&L received this amount. During 2003, the ultimate effectiveness of the hedges resulted in a gain of $30.2 million and was recorded in Accumulated Other Comprehensive Income on the Consolidated Balance Sheet. This amount is amortized into income as a reduction to interest expense over the ten- and fifteen-year lives of the hedges. The ineffective portion of the hedge of $21.2 million was recognized as Other Income on the Consolidated Statement of Results of Operations during 2003.

        DP&L also holds emission allowance options that are classified as derivatives not subject to hedge accounting. The fair value of these contracts, which are in effect through 2004, is reflected as Other Current Assets or Other Current Liabilities on the Consolidated Balance Sheet and changes in fair value are recorded as Other Income (Deductions) on the Consolidated Statement of Results of Operations. The effect was not material to results of operations during 2002 through 2004.

Financial Instruments

        DP&L applies the provisions of FASB Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), for its investments in debt and equity financial instruments of publicly traded entities and classifies the securities into different categories: held-to-maturity and available-for-sale. Available-for-sale securities are carried at fair value and unrealized gains and losses on those securities, net of deferred income taxes, are presented as a separate component of shareholders' equity. Other than temporary declines in value are recognized currently in earnings. Financial instruments classified as held-to-maturity are carried at amortized cost. The valuation of public equity security investments is based upon market quotations. The cost basis for public equity security and fixed maturity investments is average cost and amortized cost, respectively.

Pension and Postretirement Benefits

        DP&L accounts for its pension and postretirement benefit obligations in accordance with the provisions of FASB Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions" and No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions." These standards require the use of assumptions, such as the long-term rate of return on assets, in determining the obligations, annual cost, and funding requirements of the plans. The Company discloses its pension and postretirement benefit plans as prescribed by Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106."

Legal, Environmental and Regulatory Contingencies

        DP&L, in the normal course of business, is subject to various lawsuits, actions, proceedings, claims and other matters asserted under laws and regulations. The Company believes the amounts provided in its consolidated financial statements, as prescribed by GAAP, adequately reflect probable and estimable contingencies. However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various legal proceedings, claims, and other matters, and to comply with applicable laws and regulations, will not exceed the amounts reflected in DP&L's consolidated financial statements or will not have a material adverse effect on its consolidated results of operations, financial condition or cash flows. As such, costs, if any, that may be incurred in excess of those amounts provided as of December 31, 2004 cannot currently be reasonably determined.

Restatement of Financial Statements Previously Reported in the 2003 Form 10-K

        On October 28, 2004, DPL's Audit Committee determined that the Company's previously issued financial statements for the fiscal years ended December 31, 2001, 2002, and 2003 and for the quarters ended March 31, 2002 through September 30, 2003 should be restated. The Audit Committee discussed the issues surrounding the restatement for the periods ending on or before December 31, 2002 with the Company's independent accountants, PricewaterhouseCoopers LLP (PwC) and for periods ending after

December 31, 2002 with the Company's independent accountants, KPMG LLP (KPMG). Both PwC and KPMG informed the Audit Committee that they concurred with the restatement decision.

        As a result, the Company restated its consolidated financial statements for the fiscal years ended December 31, 2001 and 2002, and for the quarters ended March 31, 2002 through December 31, 2002. This restatement increased net income by $2.1 million to $245.6 million for 2002 and reduced net income by $1.7 million to $233.6 million for 2001. The beginning balance in Earnings Reinvested in the Business for 2001 was reduced by $13.9 million to $191.5 million. All applicable financial information contained in this Form 10-K and the 2003 Form 10-K gives effect to the following adjustments.

        The following table identifies the adjustments made to previously-released consolidated financial statements:

	Net Income Increase (Decrease)
	For the years ended December 31,
($ in millions)	2002	2001	Periods Prior to 2001
Description of Adjustment
Supplemental Executive Retirement Plan(1)	$3.8	$(0.8)	$(19.0)
Stock incentive units(2)	0.4	—	—
Accrued expenses(3)	(0.1)	(1.1)	(0.3)

Sub-total pre-tax impact	4.1	(1.9)	(19.3)
Income taxes on non-deductible costs(4)	(0.4)	(0.5)	(1.2)
Income taxes(5)	(1.6)	0.7	6.6

Total Net Income Impact	$2.1	$(1.7)	$(13.9)

(1)
Reflects adjustment to record a settlement of the Company's Supplemental Executive Retirement Plan for certain executives in 1997 and 2000 which had not been previously recorded, in addition to an adjustment to record the proper treatment for Company assets previously thought to be segregated and restricted solely for purposes of funding this plan. Adjustments made subsequent to 2000 reflect revisions to actuarial computations to consider impact of those settlements on future actuarial calculations for the plan.

  Consolidated Statement of Results of Operations: Adjustment (increased) decreased Operation and Maintenance expense by approximately $3.5 million in 2002, $(1.1) million in 2001, and $(21.5) million in prior periods. Adjustment also increased Investment Income by approximately $0.3 million in 2002 and 2001, and $2.4 million in prior periods.

  Consolidated Balance Sheet: At December 31, 2002, adjustment increased Deferred Credits and Other—Other by $19.0 million, Other Current Assets by $0.1 million, Accrued Taxes by $0.6 million, and reduced Accumulated Other Comprehensive Income by $2.3 million, Deferred Taxes by $7.3 million and Other Assets—Other by $0.6 million.

  Consolidated Statement of Shareholders' Equity: At January 1, 2001, adjustment decreased Earnings Reinvested in the Business by $12.4 million and Accumulated Other Comprehensive Income by $2.4 million.

(2)
Reflects adjustment to record outstanding stock incentive units at fair value following a change in the operation of the Management Stock Incentive Plan made as of January 1, 2002, that allowed certain retirees to diversify stock incentive awards to investments other than DPL common stock.

  Consolidated Statement of Results of Operations: Adjustment decreased Operation and Maintenance expense by the amounts set forth in this table.

  Consolidated Balance Sheet: At December 31, 2002, adjustment increased Other Paid-in Capital, Net of Treasury Stock by $8.4 million, and reduced Deferred Credits and Other—Other by $8.8 million and Other Assets—Other by $0.1 million.

(3)
Reflects adjustment to record accrued expenses in the period in which these items were incurred.

  Consolidated Statement of Results of Operations: Adjustment decreased Other Income by $0.1 million in 2002; and increased Operation and Maintenance expense by $0.9 million and reduced Investment Income by $0.2 million in 2001.

  Consolidated Balance Sheet: At December 31, 2002, adjustment increased Accounts Payable by $1.1 million and reduced Accrued Taxes by $0.4 million and Current Assets—Other by $0.1 million.

(4)
Reflects adjustment to record tax expense for non-deductible costs not previously considered and provisions for estimated tax exposures.

  Consolidated Statement of Results of Operations: Adjustment increased Income Tax expense by the amounts set forth in this table.

  Consolidated Balance Sheet: At December 31, 2002, adjustment increased Accrued Taxes by $2.4 million.

(5)
Reflects income taxes related to the above non-tax adjustments.

  Consolidated Statement of Results of Operations: Adjustment (increased) decreased Income Tax expense by the amounts set forth in the table.

(6)
Total net income cumulative amount for periods prior to 2001 are reflected as a reduction to 2001 beginning Earnings Reinvested in the Business on the Consolidated Balance Sheet.

Recently Issued Accounting Standards

Stock-Based Compensation

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). SFAS 123R replaces SFAS 123, "Accounting for Stock-Based Compensation", and supersedes Accounting Principles Board Opinion No. 25 (Opinion 25), "Accounting for Stock Issued to Employees." SFAS 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123R establishes standards in which to account for transactions where an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or settled by issuance of equity instruments. This statement focuses primarily on accounting for employee services paid for by share-based transactions. SFAS 123R requires a public entity to measure the cost of employee services received and paid for by equity instruments to be based on the fair-value of such equity on the grant date. This cost is recognized in results of operations over the period in which employees are required to provide service. Liabilities initially incurred will be based on the fair-value of equity instruments and then be re-measured at each subsequent reporting date until the liability is ultimately settled. The fair-value for employee share options and other similar instruments at the grant date will be estimated using option-pricing models and excess tax benefits will be recognized as an addition to paid-in capital. Cash retained from the excess tax benefits will be presented in the statement of cash flows as financing cash inflows. The provisions of this Statement shall be effective for fiscal periods beginning after June 15, 2005. DP&L is currently accounting for such share-based transactions granted after January 1, 2003, using SFAS 123, "Accounting for Stock-Based Compensation." DP&L is evaluating the effect of this new standard on the Company's results of operations, cash flows and financial position.

Inventory Costs

        In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4" (SFAS 151). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company is evaluating the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations, cash flows or financial position.

Exchange of Nonmonetary Assets

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29" (SFAS 153). The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is evaluating the impact of the adoption of SFAS 153, and does not believe the impact will be significant to the Company's overall results of operations, cash flows or financial position.

Medicare Prescription Drug, Improvement and Modernization Act of 2003

        In May 2004, the FASB issued FASB Staff Position No. 106-2 (FSP 106-2), "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003", which supersedes FSP 106-1. FSP 106-2 provides guidance on the accounting for the effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) for employers that sponsor postretirement health care plans that provide prescription drug benefits. It also requires certain disclosures regarding the effect of the federal subsidy provided by the Act. FSP 106-2 is effective for the first interim or annual period beginning after June 15, 2004. The Company adopted FSP 106-2 on July 1, 2004 and the effect was not material to the Company's results of operations, cash flows or financial position.

Other-Than-Temporary Impairment for Certain Investments

        In June 2004, the Emerging Issues Task Force (EITF) issued EITF 03-01, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" which applied for periods effective beginning after June 15, 2004. EITF 03-01 addresses the meaning of other-than-temporary impairment and its application to debt and equity securities within the scope of Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), certain debt and equity securities within the scope of Statement of Financial Accounting Standards No. 124 "Accounting for Certain Investments Held by Not-for-Profit Organizations" (SFAS 124), and equity securities that are not subject to the scope of SFAS 115 and not accounted for under the equity method of accounting. The Company adopted EITF 03-01 on July 1, 2004 and the effect was not material to the Company's results of operations, cash flows or financial position. In addition, the Company is disclosing unrealized gains and unrealized losses in accordance with this issue, specifically segregating the unrealized losses less than and greater than 12 months.

Equity Method of Accounting for Certain Investments

        In September 2004, the EITF issued EITF 02-14, "Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock", which applied for periods effective beginning after September 15, 2004. EITF 02-14 addresses: (1) whether an investor should apply the equity method of accounting to investments other than common stock, (2) if the equity method should be applied to investments other than common stock, how the equity method of accounting should be applied to those investments and, (3) whether investments other than common stock that have a "readily determinable fair value" under paragraph 3 of SFAS 115 should be accounted for in accordance with SFAS 115 rather than pursuant to EITF 02-14. The Company evaluated the impact of this issue and determined it did not have a material impact on results of operations, cash flows or financial position.

The American Jobs Creation Act of 2004

        On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the Act). On December 21, 2004, the Financial Accounting Standards Board (FASB) issued two FASB Staff Positions

(FSP) regarding the accounting implications of the Act related to (1) the deduction for qualified domestic production activities (FSP FAS 109-1) and (2) the one-time tax benefit for the repatriation of foreign earnings (FSP FAS 109-2). The guidance in the FSPs applies to financial statements for periods ending after the date the Act was enacted. The Act provides a deduction up to 9 percent (when fully phased-in) of the lesser of (a) qualified production activities income, as defined by the Act, or (b) taxable income (after the deduction for the utilization of any net operating loss carryforwards). This tax deduction is limited to 50 percent of W-2 wages paid by the taxpayer. The Act also creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. DP&L is still evaluating the impact of the Act on its results of operations, financial condition or cash flows.

Discontinued Operations

        In November, 2004, the EITF issued EITF 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations." This guidance should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. Operating results related to a component that is either disposed of or classified as held for sale within an enterprise's fiscal year that includes November 30, 2004, may be classified to reflect the consensus. The Company has not completed its evaluation of this pronouncement but does not anticipate any material impact to its results of operations, cash flows or financial position.

2. Supplemental Financial Information

	At December 31,
$ in millions
	2004	2003
Inventories, at average cost
Plant materials and supplies	$29.1	$29.3
Fuel	40.1	19.5
Other	0.6	0.8

Total inventories, at average cost	$69.8	$49.6

Other current assets
Prepayments	$11.2	$10.8
Deposits and other advances	1.6	5.2
Current deferred income taxes	6.8	4.3
Miscellaneous work in progress	4.5	3.1
Other	0.7	1.0

Total other current assets	$24.8	$24.4

Other deferred assets
Master Trust assets	$106.4	$102.9
Prepaid pension	38.2	39.7
Unamortized loss on reacquired debt	23.8	26.6
Unamortized debt expense	5.6	5.9
Other	1.2	1.3

Total other deferred assets	$175.2	$176.4

Other current liabilities
Customer security deposits and other advances	$17.3	$10.6
Payroll taxes payable	—	10.1
Unearned revenues	0.3	1.2
Current portion—long-term debt	1.5	1.1
Other	3.0	1.6

Total other current liabilities	$22.1	$24.6

Other deferred credits
Asset retirement obligations—regulated property	$77.5	$72.0
Trust obligations	68.2	65.3
Retirees' health and life benefits	32.4	33.7
Environmental reserves	0.1	0.2
Legal reserves	3.3	2.1
Asset retirement obligations—generation	5.1	4.9
Other	8.7	6.9

Total other deferred credits	$195.3	$185.1

3. Regulatory Matters

        DP&L applies the provisions of SFAS 71 to its regulated operations. This accounting standard defines regulatory assets as the deferral of costs expected to be recovered in future customer rates and regulatory liabilities as current cost recovery for expected future expenditures.

        Regulatory assets are reflected on the Consolidated Balance Sheet as "Income taxes recoverable through future revenues" and "Other regulatory assets." Regulatory liabilities are reflected on the Consolidated Balance Sheet under the caption entitled "Deferred Credits and Other—Other." Regulatory assets and liabilities on the Consolidated Balance Sheet include:

	At December 31,
$ in millions
	2004	2003
Regulatory Assets:
Income taxes recoverable through future revenues	$32.5	$43.3
Electric Choice systems costs	19.8	18.8
Regional transmission organization costs	13.6	12.2
Power plant emission fees	3.6	1.7
Other costs	4.5	3.4

Total regulatory assets	$74.0	$79.4

Regulatory Liabilities:
Asset retirement obligations-regulated property	$77.5	$72.0

Total regulatory liabilities	$77.5	$72.0

Regulatory Assets

        Management evaluates its regulatory assets each period and believes recovery of these assets is probable. DP&L does not earn a return on any of its regulatory assets.

        Income taxes recoverable through future revenues represent amounts due from customers for accelerated tax benefits that have been previously flowed through to customers and are expected to be recovered in the future as the accelerated tax benefits reverse. This item will be recovered over the life of the utility plant.

        Regional transmission organization costs represent costs incurred to join a Regional Transmission Organization that controls the receipts and delivery of bulk power within the service area.

        Power plant emission fees represent costs paid to the State of Ohio for environmental oversight that are recovered under a PUCO rate rider from customers.

        Other costs include consumer education advertising regarding electric deregulation and excessive storm damage costs incurred to restore customer service.

        Electric Choice systems costs represent costs incurred to modify the customer billing system for unbundled rates and electric choice bills relative to other generation suppliers, supplier energy settlements, and information reports provided to the state administrator of the low-income electric program. In February 2005, the Public Utilities Commission of Ohio (PUCO) approved a stipulation allowing DP&L recovery for certain costs incurred for modifications to its billing system from all customers in its service territory beginning January 1, 2006. On March 4, 2005, the OCC filed a Motion for Rehearing. That Motion is pending.

Regulatory Liabilities

        Asset retirement obligations reflect an estimate of amounts recovered in rates that are expected to be expended to remove existing regulated transmission and distribution property from service upon retirement.

4. Income Taxes

	For the years ended December 31,
$ in millions
	2004	2003	2002
Computation of Tax Expense
Federal income tax(a)	$111.7	$124.0	$132.5
State income tax(b)	10.8	16.7	18.5
Increases (decreases) in tax from—
Depreciation	(4.0)	(2.3)	2.1
Investment tax credit amortized	(2.9)	(2.9)	(2.9)
Non-deductible compensation	—	13.3	—
Provision in excess of statutory rate(c)	5.3	4.6	3.4
Other, net	(0.1)	(3.0)	(2.0)

Total tax expense(d)	$120.8	$150.4	$151.6

Components of Tax Expense
Taxes currently payable(b)	$136.8	$163.9	$165.0
Deferred taxes—
Regulatory assets	—	(17.3)	(16.8)
Liberalized depreciation and amortization	(10.0)	(10.2)	(1.4)
Fuel and gas costs	—	—	—
Other	(3.1)	16.9	7.7
Deferred investment tax credit, net	(2.9)	(2.9)	(2.9)

Total tax expense(d)	$120.8	$150.4	$151.6

Components of Deferred Tax Assets and Liabilities:

	At December 31,
$ in millions
	2004	2003
Net Non-Current (Liabilities)
Depreciation/property basis	$(381.8)	$(400.8)
Income taxes recoverable	(11.4)	(15.2)
Regulatory assets	(6.5)	(6.2)
Investment tax credit	17.3	18.3
Investment loss	—	—
Compensation/employee benefits	34.9	30.9
Other(e)	(18.3)	(8.7)

Net non-current (liability)	$(365.8)	$(381.7)

Net Current Asset	$6.8	$4.3

(a)
The statutory tax rate of 35% was applied to pre-tax income before preferred dividends.

(b)
The Company has recorded $11.7 million, $1.8 million and $2.7 million in 2004, 2003 and 2002, respectively, for state tax credits available related to the consumption of coal mined in Ohio.

(c)
The Company has recorded $5.3 million, $4.6 million and $3.4 million in 2004, 2003 and 2002, respectively, of tax provision for tax deduction or income position taken in prior tax returns that the Company believes were properly treated on such tax returns but for which it is possible that these positions may be contested. The Internal Revenue Service is currently examining returns for 1999 through 2003, and periods prior to 1999 have been closed.

(d)
Excludes $11.3 million in 2003 of income taxes reported as cumulative effect of accounting change, net of income taxes.

(e)
Other non-current liabilities include deferred tax assets related to state tax net operating loss carryforwards, net of any related valuation reserves of zero in 2004 and 2003, and $0.5 million in 2002. These net operating losses expire in 2016 and 2017.

5. Pension and Postretirement Benefits

        DP&L sponsors a defined benefit plan for substantially all its employees. For collective bargaining employees, the defined benefits are based on a specific dollar amount per year of service. For all other employees, the defined benefit plan is based primarily on compensation and years of service. The Company funds pension plan benefits as accrued in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

        Qualified employees who retired prior to 1987 and their dependents are eligible for health care and life insurance benefits. DP&L has funded the union-eligible health benefit using a Voluntary Employee Beneficiary Association Trust.

        DP&L uses a December 31 measurement date for the majority of its plans.

        The following tables set forth the Company's pension and postretirement benefit plans obligations, assets and amounts recorded on the Consolidated Balance Sheet as of December 31. The amounts presented in the following tables for pension include both the defined benefit pension plan and the Supplemental Executive Retirement Plan in the aggregate.

Change in Projected Benefit Obligation ($ in millions)	Pension		Postretirement
	2004	2003	2004	2003
Projected benefit obligation at January 1	$264.5	$248.5	$33.5	$35.7
Service cost	3.5	3.3	—	—
Interest cost	16.0	16.3	1.9	2.2
Actuarial (gain) loss	15.0	14.7	(0.3)	(1.1)
Benefits paid	(18.5)	(18.3)	(3.1)	(3.3)

Projected benefit obligation at December 31	$280.5	$264.5	$32.0	$33.5

Change in Plan Assets ($ in millions)
Fair value of plan assets at January 1	$258.9	$247.1	$9.7	$10.7
Actual return on plan assets	25.1	29.7	0.2	0.3
Contributions to plan assets	0.4	0.4	2.1	2.0
Benefits paid	(18.5)	(18.3)	(3.1)	(3.3)

Fair value of plan assets at December 31	$265.9	$258.9	$8.9	$9.7

Reconciliation to the Consolidated Balance Sheet ($ in millions)
Funded status of the plan	$(14.6)	$(5.6)	$(23.1)	$(23.8)
Unrecognized transition (asset) liability	—	—	0.5	0.7
Unrecognized prior service cost	10.2	13.0	—	—
Unrecognized net (gain) loss	64.9	55.2	(11.2)	(12.4)

Net amount recognized	$60.5	$62.6	$(33.8)	$(35.5)

Total Amounts Recognized in the Consolidated Balance Sheet ($ in millions)
Other assets	$56.6	$59.1	$—	$—
Accumulated other comprehensive income	3.9	3.5	—	—
Other deferred credits		—	(33.8)	(35.5)

Net amount recognized	$60.5	$62.6	$(33.8)	$(35.5)

        The accumulated benefit obligation for DP&L's defined benefit plans was $269.4 million and $254.7 million at December 31, 2004, and 2003, respectively.

        The net periodic benefit (income) cost of the pension and postretirement benefit plans at December 31 were:

Net Periodic Benefit (Income) Cost ($ in millions)	Pension			Postretirement
	2004	2003	2002	2004	2003	2002
Service cost	$3.5	$3.3	$3.7	$—	$—	$—
Interest cost	16.0	16.3	17.9	1.9	2.1	2.4
Expected return on assets(a)	(21.7)	(25.1)	(30.7)	(0.6)	(0.7)	(0.7)
Amortization of unrecognized:
Actuarial (gain) loss	2.0	0.1	(2.7)	(1.1)	(1.3)	(1.2)
Prior service cost	2.7	2.8	2.9	—	—	—
Transition obligation	—	—	—	0.2	0.2	2.9

Net pension benefit (income) cost	$2.5	$(2.6)	$(8.9)	$0.4	$0.3	$3.4

(a)
The market-related value of assets is equal to the fair value of assets at implementation with subsequent asset gains and losses recognized in the market-related value systematically over a three-year period.

        DP&L's pension and postretirement plan assets were comprised of the following asset categories at December 31:

	Pension		Postretirement
Asset Category
	2004	2003	2004	2003
Common stocks	9%	7%	—	—
Mutual funds	84%	78%	—	—
Cash and cash equivalents	3%	6%	4%	2%
Fixed income government securities	—	1%	96%	98%
Alternative investments	4%	8%	—	—

Total	100%	100%	100%	100%

        Plan assets are invested using a total return investment approach whereby a mix of equity securities, mutual funds, fixed income investments, alternative investments, and cash and cash equivalents are used to preserve asset values, diversify risk and achieve the Company's target investment return benchmark. Investment strategies and asset allocations are based on careful consideration of plan liabilities, the plan's funded status and financial condition of the Company. Investment performance and asset allocation is measured and monitored on an ongoing basis. At December 31, 2004, $22.6 million of DPL Inc. common stock was held as plan assets.

        DP&L's expected return on plan asset assumptions, used to determine benefit obligations, are based on historical long-term rates of return on investment, which uses the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run. Current market factors, such as inflation and interest rates, as well as asset diversification and portfolio rebalancing, are evaluated when long-term capital market assumptions are determined. Peer data and historical returns are reviewed to verify reasonability and appropriateness.

        DP&L's overall expected long-term rate of return on assets is approximately 8.50%. The expected long-term rate of return is based on the assets as a whole, and not on the sum of the returns on individual asset categories. This expected return is based exclusively on historical returns, without adjustments. There can be no assurance of DP&L's ability to generate that rate of return in the future.

        The weighted average assumptions used to determine benefit obligations for the years ended December 31 were:

Benefit Obligation Assumptions	Pension		Postretirement
	2004	2003	2004	2003
Discount rate for obligations	5.75%	6.25%	5.75%	6.25%
Increase rate of compensation	4.00%	4.00%	—	—

        The weighted-average assumptions used to determine net periodic benefit (income) cost for the years ended December 31 were:

Net Periodic Benefit (Income) Cost Assumptions	Pension			Postretirement
	2004	2003	2002	2004	2003	2002
Discount rate	6.25%	6.75%	7.25%	6.25%	6.75%	7.25%
Expected rate of return on plan assets	8.50%	8.75%	9.00%	6.75%	6.75%	7.00%
Increase rate of compensation	4.00%	4.00%	4.00%	—	—	—

        The assumed health care cost trend rates at December 31 are as follows:

Health Care Cost Assumptions	Expenses		Benefit Obligation
	2004	2003	2004	2003
Current health care cost trend rate	10.00%	8.00%	10.00%	8.00%
Ultimate health care cost trend rate	5.00%	5.00%	5.00%	5.00%
Ultimate health care cost trend rate—year	2009	2007	2010	2007

        The assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage point change in assumed health care cost trend rates would have the following effects on the net periodic postretirement benefit cost and the accumulated postretirement benefit obligation:

Effect of Change in Health Care Cost Trend Rate ($ in millions)	Increase 1%	Decrease 1%
Service cost plus interest cost	$0.1	$(0.1)
Benefit obligation	$2.0	$(1.9)

        The following benefit payments, which reflect future service, are expected to be paid as follows:

Estimated Future Benefit Payments ($ in millions)	Pension	Postretirement
2005	$19.3	$3.9
2006	$19.3	$3.5
2007	$19.7	$3.4
2008	$19.8	$3.4
2009	$19.8	$3.3
2010-2014	$104.1	$13.8

        DP&L expects to contribute $0.4 million to its pension plan and $2.0 million to its other postretirement benefits plan in 2005.

6. Preferred Stock

        $25 par value, 4,000,000 shares authorized, no shares outstanding; and $100 par value, 4,000,000 shares authorized, 228,508 shares without mandatory redemption provisions outstanding.

Preferred Stock	Rate	Current Redemption Price	Current Shares Outstanding at December 31, 2004	Par Value at December 31, 2004 and 2003 ($ in millions)
Series A	3.75%	$102.50	93,280	$9.3
Series B	3.75%	$103.00	69,398	7.0
Series C	3.90%	$101.00	65,830	6.6

Total Preferred Stock			228,508	$22.9

        The preferred stock may be redeemed at the option of the Company at the per share prices indicated, plus cumulative accrued dividends.

        As long as any preferred stock is outstanding, DP&L's Amended Articles of Incorporation contain provisions restricting the payment of cash dividends on any of its Common Stock if, after giving effect to such dividend, the aggregate of all such dividends distributed subsequent to December 31, 1946 exceeds the net income of DP&L available for dividends on its Common Stock subsequent to December 31,1946, plus $1.2 million. As of year-end, all earnings reinvested in the business of DP&L were available for Common Stock dividends.

7. Long-term Debt, Notes Payable, and Compensating Balances

	At December 31,
$ in millions
	2004	2003
First mortgage bonds maturing:
2013—5.125%	$470.0	$470.0
Pollution control series maturing through 2027—6.43%(a)	104.4	104.8

	574.4	574.8
Guarantee of Air Quality Development
Obligations—6.10% Series due 2030	110.0	110.0
Obligation for capital leases	3.8	4.3
Unamortized debt discount and premium (net)	(1.6)	(1.8)

Total	$686.6	$687.3

(a)
Weighted average interest rates for 2004 and 2003.

        The amounts of maturities and mandatory redemptions for first mortgage bonds and the capital leases are $1.5 million in 2005, $1.3 million in 2006, $9.5 million in 2007, $0.7 million in 2008 and $0.7 million in 2009. Substantially all property of DP&L is subject to the mortgage lien securing the first mortgage bonds.

        On September 29, 2003, DP&L issued $470 million principal amount of First Mortgage Bonds, 5.125% Series due 2013. The net proceeds from the sale of the bonds, after expenses, were used on October 30, 2003, to (i) redeem $226 million principal amount of DP&L's First Mortgage Bonds, 8.15% Series due 2026, at a redemption price of 104.075% of the principal amount plus accrued interest to the redemption date and (ii) redeem $220 million principal amount of DP&L's First Mortgage Bonds, 7.875% Series due 2024, at a redemption price of 103.765% of the principal amount plus accrued interest to the redemption date. The 5.125% Series due 2013 were not registered under the Securities Act of 1933, but were offered and sold through a private placement in compliance with Rule 144A under the Securities Act of 1933. The bonds include step-up interest provisions requiring the Company to pay additional interest if (i) DP&L's registration statement was not declared effective by the SEC within 180 days from issuance of new bonds or (ii) the exchange offer was not completed within 210 days from the issuance of the new bonds. The registration statement was not declared effective and the exchange offer was not timely completed and, as a result, the Company is required to pay additional interest of 0.50% until a registration statement is declared effective at which point the additional interest shall be reduced by 0.25%. The remaining additional interest of 0.25% will continue until the exchange offer is completed. The exchange offer registration for these securities is expected to be filed during the first quarter of 2005.

        In December 2003, DP&L had $150 million available through an unsecured revolving credit agreement with a consortium of banks. The agreement, which was scheduled to expire on December 10, 2004, was terminated on June 1, 2004. The facility was to be used to support the Company's business requirements. The facility contained two financial covenants, including maximum debt to total capitalization and minimum earnings before interest and taxes (EBIT) to interest coverage. Fees associated with this credit facility were approximately $0.8 million. The Company had no outstanding borrowings under its revolving credit facility and no outstanding commercial paper balances at year-end 2004 or 2003.

        In February 2004, DP&L entered into a $20 million Master Letter of Credit Agreement with a financial lending institution. This agreement supports performance assurance needs in the ordinary course of business. The Company has certain contractual agreements for the sale and purchase of power, fuel and related energy services that contain credit rating related clauses allowing the counterparties to seek additional surety under certain conditions. As of December 31, 2004, DP&L had nine outstanding letters of credit for a total of $8.6 million. On February 24, 2005, the Company entered into an amendment to extend the term of this Agreement for one year and reduce the maximum dollar volume of letters of credit to $10 million.

        In June 2004, DP&L obtained a $100 million unsecured revolving credit agreement that extended and replaced the Company's revolving credit agreement of $150 million. The new agreement, which expires on May 31, 2005, provides credit support for DP&L's business requirements during this period and may be increased up to $150 million. The facility contains two financial covenants including maximum debt to total capitalization and minimum earnings before interest and taxes (EBIT) to total interest expense. These covenants are currently met. The Company had no outstanding borrowings under this credit facility at year-end 2004. Fees associated with this credit facility were approximately $0.6 million per year. Changes in debt ratings, however, may affect the applicable interest rate for DP&L's revolving credit agreement.

        There are no inter-company debt collateralizations or debt guarantees between DP&L and its parent. None of the debt obligations of DP&L are guaranteed or secured by its parent or affiliates, and no cross-collateralization exists between the Company and DPL or any affiliate.

8. Employee Stock Plans

        In 2000, DPL's Board of Directors adopted and its shareholders approved The DPL Inc. Stock Option Plan. The plan provides that "no single Participant shall receive Options with respect to more than 2,500,000 shares." On February 1, 2000, options were granted at an exercise price of $21.00, which was above the market price of $19.06 per share on that date. The exercise price of options granted after that date approximated the market price of the stock on the date of grant. Options granted in 2000 and 2001 represent three-year awards, which vest over five years from the grant date, and expire ten years from the grant date. Options granted in 2002 vest over three years and expire ten years from the grant date. Options granted in 2003 vest in five years and expire ten years from the grant date. In 2004, 200,000 options were granted that vest over two years and expire seven years from the grant date, 20,000 options were granted that vest in one year and expire ten years from the grant date, and 30,000 options were granted that vest over three years and expire ten years from the grant date. At December 31, 2004, there were 789,832 options available for grant.

        Summarized stock option activity was as follows:

	2004	2003	2002
Options:
Outstanding at beginning of year	6,960,168	7,143,500	7,232,500
Granted(a)	250,000	100,000	700,000
Exercised	—	—	—
Forfeited	—	(283,332)	(789,000)

Outstanding at year-end	7,210,168	6,960,168	7,143,500
Exercisable at year-end	—	—	—

Weighted average option prices per share:
Outstanding at beginning of year	$20.81	$21.05	$21.99
Granted	$21.86	$15.88	$14.95
Exercised	—	—	—
Forfeited	—	$25.04	$21.96
Outstanding at year-end	$21.23	$20.81	$21.05
Exercisable at year-end	—	—	—

(a)
DPL originally granted 300,000 options during 2002 to Mr. Peter H. Forster, formerly DPL's Chairman, that caused the number of options to be held by Mr. Forster to exceed the maximum number allowed to be held by one participant under the option plan approved by the shareholders. Therefore, 200,000 options, representing the excess over the allowable maximum, have been revoked. As a result of the lawsuit filed by the Company, DPL and MVE against Mr. Forster, the Company seeks to revoke other options.

        The weighted-average fair value of options granted was $4.23, $2.68 and $2.56 per share in 2004, 2003 and 2002, respectively. The fair values of the options were estimated as of the dates of grant using a Black-Scholes option pricing model utilizing the following assumptions:

	2004	2003	2002
Volatility	28.5%	24.0%	24.0%
Expected life (years)	6.4	8.0	8.0
Dividend yield rate	4.8%	4.5%	4.3%
Risk-free interest rate	3.9%	3.7%	3.4%

        The following table reflects information about stock options outstanding at December 31, 2004:

		Options Outstanding		Options Exercisable
Range of Exercise Prices	Outstanding	Weighted- Average Contractual Life	Weighted- Average Exercise Price	Exercisable	Weighted- Average Exercise Price
$14.95-$21.00	6,731,668	5.4 years	$20.48	—	—
$21.01-$29.63	478,500	6.2 years	$28.76	—	—

9. Ownership of Facilities

        DP&L and other Ohio utilities have undivided ownership interests in seven electric generating facilities and numerous transmission facilities. Certain expenses, primarily fuel costs for the generating units, are allocated to the owners based on their energy usage. The remaining expenses, as well as investments in fuel inventory, plant materials and operating supplies, and capital additions, are allocated to the owners in accordance with their respective ownership interests. As of December 31, 2004, DP&L had $27 million of construction in progress at such facilities. DP&L's share of the operating cost of such facilities is included in the Consolidated Statement of Results of Operations, and its share of the investment in the facilities is included in the Consolidated Balance Sheet.

        DP&L's undivided ownership interest in such facilities at December 31, 2004, is as follows:

	DP&L Share		DP&L Investment
	Ownership (%)	Production Capacity (MW)	Gross Plant In Service ($ in millions)
Production Units:
Beckjord Unit 6	50.0	207	$61
Conesville Unit 4	16.5	129	31
East Bend Station	31.0	186	184
Killen Station	67.0	414	421
Miami Fort Units 7 & 8	36.0	360	194
Stuart Station	35.0	823	353
Zimmer Station	28.1	365	1,041
Transmission (at varying percentages)			88

10. Business Segment Reporting

        DP&L is a public utility providing electric services to over 500,000 retail customers in West Central Ohio. Assets and related costs associated with the Company's transmission and distribution and base load and peaking generation operations are managed and evaluated as a single operating segment captioned Electric.

	For the years ended December 31,
$ in millions
	2004	2003	2002
Revenues
Electric	$1,192.2	$1,183.4	$1,175.8

Operating income
Electric	$418.3	$445.8	$445.6
Other(a)	(48.9)	(51.0)	(5.4)

Total operating income	369.4	394.8	440.2
Investment income	1.0	22.7	2.1
Interest expense	(43.5)	(51.8)	(53.5)
Other income (deductions)	2.9	7.1	8.4

Income before income taxes and accounting change	$329.8	$372.8	$397.2

Depreciation and amortization
Electric	$121.1	$116.1	$114.9

Expenditures—construction additions
Electric	$92.7	$98.1	$129.4

Assets
Electric	$2,497.7	$2,519.0	$2,600.4
Unallocated corporate assets	143.7	141.1	156.9

Total assets	$2,641.4	$2,660.1	$2,757.3

(a)
Includes unallocated corporate items.

11. Financial Instruments

        The fair value of DP&L's financial instruments is based on current public market prices, discounted cash flows using current rates for similar issues with similar terms and remaining maturities, or independent party valuations, which are believed to approximate market. The table below presents the fair value, unrealized gains and losses, and cost of these instruments at December 31, 2004 and 2003.

	At December 31,
	2004					2003
			Gross Unrealized					Gross Unrealized
			Losses					Losses
$ in millions	Fair Value	Gains	less than 12 months	more than 12 months	Cost	Fair Value	Gains	less than 12 months	more than 12 months	Cost
Assets
Available-for-sale securities	$92.4	$34.5	$—	$(2.9)	$60.8	$72.9	$21.7	$(0.1)	$(3.0)	$54.3
Other	0.8	0.8	—	—	—	—	—	(0.1)	—	0.1
Held-to-maturity debt securities(a)	14.7	—	(0.1)	—	14.8	30.6	0.2	—	—	30.4

Total assets	$107.9				$75.6	$103.5				$84.8

Liabilities
Long-term debt(b)	$681.9				$688.1	$692.6				$688.4

(a)
Maturities range from 2005 to 2031.

(b)
Includes current maturities.

        Realized gains and (losses) for available-for-sale securities were $0.1 million and an insignificant loss in 2004, $1.1 million and $(0.8) million in 2003, and $0.3 million and $(2.8) million in 2002, respectively.

        In the normal course of business, DP&L enters into various financial instruments, including derivative financial instruments. These instruments consist of forward contracts and options that are used to reduce the Company's exposure to changes in energy and commodity prices. These financial instruments are designated at inception as highly effective cash-flow hedges and are measured for effectiveness both at inception and on an ongoing basis, with gains or losses deferred in Accumulated Other Comprehensive Income until the underlying hedged transaction is realized, canceled or otherwise terminated. The forward contracts and options generally mature within twelve months.

Concentration of Credit Risk

        Financial instruments expose DP&L to counterparty credit risk for nonperformance and to market risk related to changes in interest rates. The Company manages the exposure to counterparty credit risk through diversification and monitoring concentrations of credit risk. The counterparties are substantial investment and commercial banks and other creditworthy counterparties. DP&L monitors the impact of market risk by considering changes in interest rates and restricts the use of derivative financial instruments to hedging activities.

12. Commitments and Contingencies

Contingencies

        In the normal course of business, DP&L is subject to various lawsuits, actions, proceedings, claims and other matters asserted under laws and regulations. The Company believes the amounts provided in its consolidated financial statements, as prescribed by GAAP, are adequate in light of the probable and estimable contingencies. (See Note 2 of Notes to Consolidated Financial Statements.) However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various legal proceedings, claims, and other matters discussed below, and to comply with applicable laws and regulations, will not exceed the amounts reflected in DP&L's Consolidated Financial Statements. As such, costs, if any, that may be incurred in excess of those amounts provided as of December 31, 2004, cannot be reasonably determined.

Environmental Matters

        DP&L's facilities and operations are subject to a wide range of environmental regulations and law. In the normal course of business, the Company has investigatory and remedial activities underway at these facilities to comply, or to determine compliance, with such regulations. The Company has been identified, either by a government agency or by a private party seeking contribution to site clean-up costs, as a potentially responsible party (PRP) at two sites pursuant to state and federal laws. The Company records liabilities for probable estimated loss in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (SFAS 5). To the extent a probable loss can only be estimated by reference to a range of equally probable outcomes, and no amount within the range appears to be a better estimate than any other amount, the Company accrues for the low end of the range. Because of uncertainties related to these matters, accruals are based on the best information available at the time. DP&L evaluates the potential liability related to probable losses quarterly and may revise its estimates. Such revisions in the estimates of the potential liabilities could have a material effect on the Company's results of operations and financial position.

Legal Matters

        On July 9, 2004, Mr. Forster and Ms. Muhlenkamp filed a lawsuit against the Company, DPL and MVE in the Circuit Court, Fourth Judicial Circuit, in and for Duval County, Florida. The complaint asserted that the Company, DPL and MVE (i) wrongfully terminated Mr. Forster and Ms. Muhlenkamp by undermining their authority and responsibility to manage the companies and excluding them from discussions on corporate financial issues and strategic planning after the Thobe Memorandum was distributed and (ii) breached Mr. Forster's consulting contract and Ms. Muhlenkamp's employment agreement by denying them compensation and benefits allegedly provided by the terms of such contract and agreement upon their termination from the Company and DPL. Mr. Forster and Ms. Muhlenkamp seek damages of an undetermined amount. (See Note 14 of Notes to Consolidated Financial Statements for further information.) On August 9, 2004, the defendants removed the case to the U.S. District Court for the Middle District of Florida, Jacksonville Division. On August 16, 2004, the defendants moved to dismiss the litigation based on the Florida federal court's lack of jurisdiction over the Company, DPL and MVE, all of whom are companies based in Dayton, Ohio. In the alternative, the defendants requested that the court transfer the case to the U.S. District Court for the Southern District of Ohio, which has jurisdiction in Dayton, Ohio. On September 17, 2004, Mr. Forster and Ms. Muhlenkamp filed memoranda opposing these motions. On

November 10, 2004, U.S. District Court for the Middle District of Florida, Jacksonville Division, granted defendants' motion to dismiss this case.

        On August 24, 2004, the Company, DPL and MVE filed a Complaint against Mr. Forster, Ms. Muhlenkamp and Mr. Koziar in the Court of Common Pleas of Montgomery County, Ohio asserting legal claims against them relating to the termination of the Valley Partners Agreements, challenging the validity of the purported amendments and the propriety of the distributions and alleging that Messrs. Forster and Koziar and Ms. Muhlenkamp breached their fiduciary duties and breached their consulting and employment contracts. The Company, DPL and MVE seek, among other things, damages in excess of $25 thousand, disgorgement of all amounts improperly withdrawn by Messrs. Forster and Koziar and Ms. Muhlenkamp from the deferred compensation plans and a court order declaring that the Company, DPL and MVE have no further obligations under the consulting and employment contracts due to those breaches.

        Defendants Forster, Koziar and Muhlenkamp filed motions to dismiss the Complaint and motions to stay discovery. The Company and DPL have filed briefs opposing those motions. In addition, pursuant to applicable statutes, regulations and agreements, the Company and DPL have been advancing certain of Defendants' attorneys' fees and expenses with respect to various matters other than the litigation between Defendants and the Company and DPL in Florida and Ohio, and believe that other requested advances are not required. On February 7, 2005, Forster and Muhlenkamp filed a motion in DP&L's and DPL's Ohio litigation seeking to compel DPL, MVE and the Company to pay all attorneys' fees and expenses that they have not advanced to them. The Company, DPL and MVE have filed a brief opposing that motion. All of the foregoing motions are pending. The Company and DPL continue to evaluate all of these matters and are considering other claims against Defendants Forster, Koziar and/or Muhlenkamp that include, but are not limited to, breach of fiduciary duty or other claims relating to personal and Company investments, the calculation of benefits under the SERP and financial reporting with respect to such benefits, and, with respect to Mr. Koziar, the fulfillment of duties owed to the Company and DPL as their legal counsel. Cumulatively through December 31, 2004, the Company and DPL have accrued for accounting purposes, obligations of approximately $40 million to reflect claims regarding deferred compensation, estimated MVE incentives and/or legal fees that Defendants assert are payable per contracts. The Company and DPL dispute Defendants' entitlement to any of those sums and, as noted above, are pursuing litigation against them contesting all such claims. The Company and DPL cannot currently predict the outcome of that litigation.

        On or about June 24, 2004, the SEC commenced a formal investigation into the issues raised by the Thobe Memorandum. The Company and DPL are cooperating with the investigation.

        On April 7, 2004, the Company received notice that the staff of the PUCO is conducting an investigation into its financial condition as a result of the issues raised by the Thobe Memorandum. On May 27, 2004, the PUCO ordered DP&L to file a plan of utility financial integrity that outlines the actions DPL has taken or will take to insulate DP&L utility operations and customers from its unregulated activities. DP&L was required to file this plan by March 2, 2005. On February 4, 2005, DP&L filed its protection plan with the PUCO and will continue to cooperate to resolve any outstanding issues in the investigation.

        On May 28, 2004, the U.S. Attorney's Office for the Southern District of Ohio, assisted by the Federal Bureau of Investigation, notified the Company and DPL that it has initiated an inquiry involving matters connected to the Company's and DPL's internal investigation. The Company and DPL are cooperating with this investigation.

        Commencing on or about June 24, 2004, the Internal Revenue Service (IRS) has issued a series of data requests to the Company and DPL regarding issues raised in the Thobe Memorandum. The staff of the IRS has requested that the Company and DPL provide certain documents, including but not limited to, matters concerning executive/director deferred compensation plans, management stock incentive plans and MVE financial statements. The Company and DPL are cooperating with these requests.

        On March 3, 2005, DP&L received a notice that the FERC had instituted an operational audit of DP&L regarding its compliance with its Code of Conduct within the transmission and generation areas. The FERC has provided DP&L with a data request and DP&L is cooperating in the furnishing of requested information. DP&L cannot predict the outcome of this operational audit.

        On December 12, 2003, the Office of Federal Contract Compliance Programs (OFCCP) notified DP&L by letter alleging it had discriminated in the hiring of meter readers during 2000-2001 by utilizing credit checks to determine if applicants had paid their electric bills. On February 12, 2004, DP&L and the OFCCP entered into a Conciliation Agreement whereby DP&L agreed to distribute approximately $0.2 million in compensation to certain affected applicants. DP&L has completed these payments to the affected applicants.

        In June 2002, a contractor's employee received a verdict against DP&L for injuries he sustained while working at a DP&L power station. The Court awarded the contractor's employee compensatory damages of approximately $0.8 million and prejudgment interest of approximately $0.6 million. On April 28, 2004, the appellate court upheld this verdict except the award for prejudgment interest. On September 1, 2004, the Ohio Supreme Court refused to hear the case, so the matter was remanded to the trial court for a re-determination of whether prejudgment interest should be awarded. The trial court heard this matter on October 15, 2004. On November 1, 2004, DP&L paid approximately $976 thousand to the contractor's employee to satisfy the judgment and post-judgment interest. On December 6, 2004, the trial court ruled that prejudgment interest should be reduced to approximately $30 thousand. Both parties have appealed this decision. The appeal is pending.

Long-term Obligations and Commercial Commitments

        DP&L enters into various contractual and other long-term obligations that may affect the liquidity of its operations. At December 31, 2004, these include:

	Payment Year
Long-term Obligations ($ in millions)	2005	2006 & 2007	2008 & 2009	Thereafter	Total
Long-term debt	$0.4	$9.0	$—	$673.8	$683.2
Interest payments	37.7	74.9	74.0	336.4	523.0
Pension and Postretirement payments	23.2	45.9	46.3	117.9	233.3
Capital leases	1.1	1.8	1.4	0.6	4.9
Operating leases	0.6	0.6	—	—	1.2
Coal contracts(a)	232.1	397.4	83.7	85.7	798.9
Other long-term obligations	8.4	8.7	0.5	—	17.6

Total long-term obligations	$303.5	$538.3	$205.9	$1,214.4	$2,262.1

(a)
DP&L-operated units.

        Long-term debt:    Long-term debt as of December 31, 2004, consists of first mortgage bonds and guaranteed air quality development obligations and includes current maturities and unamortized debt discount. (See Note 7 of Notes to Consolidated Financial Statements.)

        Interest payments:    Interest payments associated with the Long-term debt described above.

        Pension and Postretirement payments:    As of December 31, 2004, DP&L had estimated future benefit payments as outlined in Note 5 of Notes to Consolidated Financial Statements. These estimated future benefit payments are projected through 2014.

        Capital leases:    As of December 31, 2004, the Company had two capital leases that expire in November 2007 and September 2010.

        Operating leases:    As of December 31, 2004, the Company had several operating leases with various terms and expiration dates.

        Coal contracts:    The Company has entered into various long-term coal contracts to supply portions of its coal requirements for its generating plants. Contract prices are subject to periodic adjustment, and have features that limit price escalation in any given year.

        Other long-term obligations:    As of December 31, 2004, the Company had various other long-term obligations including non-cancelable contracts to purchase goods and services with various terms and expiration dates.

        DP&L enters into various commercial commitments, which may affect the liquidity of its operations. At December 31, 2004, these include:

	Year of Expiration
Commercial Commitments ($ in millions)	2005	2006 & 2007	2008 & 2009	Thereafter	Total
Credit facilities	$100.0	$—	$—	$—	$100.0
Guarantees	—	17.8	—	—	17.8

Total commercial commitments	$100.0	$17.8	$—	$—	$117.8

        Credit facilities:    DP&L had $150 million available through an unsecured revolving credit agreement with a consortium of banks that was scheduled to expire on December 10, 2004. In June 2004, the Company replaced this facility with a $100 million, 364 day unsecured credit facility that expires on May 31, 2005. At December 31, 2004, there were no borrowings outstanding under this credit agreement. The new facility may be increased up to $150 million.

        Guarantees:    DP&L owns a 4.9% equity ownership interest in an electric generation company. As of December 31, 2004, DP&L could be responsible for the repayment of 4.9%, or $14.9 million, of a $305 million debt obligation and also 4.9%, or $2.9 million, of a separate $60 million debt obligation. Both obligations mature in 2006.

13. Certain Relationships and Related Transactions

        Under the Securityholders and Registration Rights Agreement among DPL Capital Trust I, Dayton Ventures LLC and Dayton Ventures, Inc., KKR had the right to designate one person for election to, and one person to attend as a non-voting observer at all meetings of, the DP&L and DPL Boards of Directors for as long as Dayton Ventures LLC and its affiliates continue to beneficially own at least 12.64 million common shares of DPL, including shares issuable upon exercise of warrants. Scott M. Stuart, a director during fiscal 2003, and George R. Roberts, a non-voting observer, were the KKR designees in 2003 pursuant to this agreement. Mr. Stuart resigned from the Board and Mr. Roberts ceased to be a non-voting observer of the Board as of April 2004. As a result of the transfer of warrants from KKR to an unaffiliated third party during December 2004 through January 2005, KKR no longer owns any warrants or common stock of DPL. Accordingly, KKR no longer has the right to appoint one member and one observer to both the Company and DPL Boards of Directors and the Securityholders and Registration Rights Agreement was amended to delete these, and other, rights.

        In 1996, the Company and DPL entered into a consulting contract pursuant to which Peter H. Forster agreed to (i) serve, in a non-employee capacity, as Chairman of the Board of Directors of the Company, DPL and MVE, and as Chairman of the Executive Committee of the Board of Directors of the Company and DPL and (ii) provide advisory and strategic planning consulting services. The terms and conditions of such consulting contract are described in the section entitled "Consulting Contract and Employment Agreements."

        Mr. Forster resigned on May 16, 2004. In connection with Mr. Forster's resignation, the Company and DPL reserved all rights and defenses and Mr. Forster reserved all rights and entitlements under applicable law and under any existing agreement between Mr. Forster, the Company and all of its subsidiaries. Mr. Forster filed a lawsuit against the Company, DPL and MVE alleging claims against the Company, DPL and MVE for breach of contract, conversion, promissory estoppel and declaratory judgment relating to his consulting agreement. That lawsuit, filed in Florida, was dismissed in November 2004 for lack of jurisdiction. The Company, DPL and MVE have filed a lawsuit against Mr. Forster alleging that he breached his fiduciary duties and breached his consulting contract and claim that they no longer owe Mr. Forster any further benefits under his contract. (See Note 12 of Notes to Consolidated Financial Statements.)

        In October 2001, the Company and DPL entered into an Administrative Services Agreement (the ASA) with Valley Partners, Inc. (Valley) and the individual trustees of certain master trusts which hold the assets of various executive and director compensation plans. The ASA engaged Valley to provide administrative and recordkeeping functions on behalf of the master trusts upon a change of control of the Company or DPL in exchange for a 1.25% administration fee based on the market value of all assets of the master trusts. The ASA also called for Valley to provide investment advice as requested by the trustees. The 1.25% fee payable to Valley under the ASA was in addition to the annual management fee payable to Valley.

        In October 2001, the Company and DPL also entered into a Trustee Fee Agreement (the TFA) with Richard Chernesky, Richard Broock and Frederick Caspar, attorneys at Chernesky, Heyman & Kress P.L.L., a law firm that represented the Company and DPL. Upon a change of control of the Company or DPL, Messrs. Chernesky, Broock and Caspar would become the sole trustees of the master trusts and would succeed to all of the duties of DPL's Compensation Committee under the compensation plans funded through the master trusts in exchange for an annual fee of $500 thousand. This fee would not be reduced by payments made to Valley under the ASA.

        The MSAs, ASA and TFA (Valley Partners Agreements) were terminated by an agreement executed in January 2004, but effective as of December 15, 2003. The financial assets were not sold or transferred prior to such termination and therefore the agreements never became effective and no compensation was ever paid under them. Mr. Forster's and Ms. Muhlenkamp's consulting and compensation arrangements were governed by the terms of the consulting contract between the Company, DPL and Mr. Forster and the employment agreement between the Company, DPL and Ms. Muhlenkamp, respectively.

        On February 2 and 3, 2004, Mr. Koziar sent letters to Mr. Forster and Ms. Muhlenkamp purporting to amend their consulting and employment agreements to provide change of control protections regarding their MVE payments. In addition, on February 2, 2004, Mr. Koziar sent Mr. Forster a letter purporting to amend his consulting agreement to provide additional terms and to increase his compensation. However, none of those purported amendments had been approved by the DPL Compensation Committee.

        On April 26, 2004, the Company and DPL entered into a new Trustee Fee Agreement (New TFA) with Messrs. Chernesky, Broock and Caspar that would have become effective upon a change of control of the Company or DPL. If the New TFA became effective, it provided that Messrs. Chernesky, Broock and Caspar would serve as the sole trustees of the master trusts in exchange for an annual fee of $250 thousand during the New TFA's term. On October 14, 2004, at the request of the Company and DPL, Messrs. Chernesky, Broock and Caspar submitted their resignations to the Company and DPL.

        The Company has reviewed the termination of the Valley Partners Agreements, and the purported amendments and agreements sent to Mr. Forster and Ms. Muhlenkamp on February 2, 2004, and has initiated legal proceedings asserting breach of fiduciary duty by Messrs. Forster and Koziar and Ms. Muhlenkamp, and challenging the propriety and/or validity of those terminations, purported amendments and agreements.

14. Subsequent Events

January Ice Storm

        During January 2005, the Company incurred approximately $8.2 million relating to a severe ice storm. The Company believes these costs are recoverable and in January 2005 recorded these costs as regulatory assets.

15. Other Matters

Audit Committee Investigation and Related Matters

        On March 10, 2004, the Company's controller, Daniel Thobe, sent a memorandum (the Thobe Memorandum) to W August Hillenbrand, the Chairman of the DPL Audit Committee of the Board of Directors (the Audit Committee). The Thobe Memorandum expressed Mr. Thobe's "concerns, perspectives and viewpoints" regarding financial reporting and governance issues within the Company. The four general categories of issues identified by Mr. Thobe were: (i) "disclosure issues" concerning agreements with Valley Partners, Inc. (a company owned by Peter H. Forster, formerly DPL's and DP&L's Chairman, and Caroline E. Muhlenkamp, formerly DPL's and DP&L's Group Vice President and interim Chief Financial Officer), the reporting of executive perquisite compensation in DPL's proxy statement, segment reporting concerning DPL's subsidiary, MVE, and disclosure of Ms. Muhlenkamp's compensation; (ii) "internal control issues" including a lack of information regarding certain journal entries and a lack of supporting documentation for travel-related expenses of certain senior executives; (iii) "process issues," which include the processes relating to recent purported amendments to the Company's and DPL's deferred compensation plans, the classification of Mr. Forster as an independent contractor, and untimely payroll processing; and (iv) "communication issues" relating to changes to the 2003 management bonus that were not communicated to the staff and "current practices and processes" that have created an unfavorable "tone at the top" environment.

        On March 15, 2004, the Audit Committee retained the law firm of Taft, Stettinius & Hollister LLP (TS&H) to represent the Audit Committee in an independent review of each of the matters raised by the Thobe Memorandum. TS&H subsequently retained an accounting firm as a forensic accountant to assist in this review. On April 27, 2004, TS&H submitted a written report of its findings to the members of the Audit Committee (the Report). A copy of the Report was filed as an exhibit to the 2003 Form 10-K. TS&H stated in its Report that no person had indicated to it, nor had it uncovered in the course of its review, any uncorrected material inaccuracies in the Company's and DPL's books and records. Further, TS&H reported that it had determined that some of Mr. Thobe's concerns were based on incomplete information or were matters of judgment. TS&H did, however, recommend further follow-up by the Audit Committee and improvements relating to disclosures, communication, access to information, internal controls and the culture of the Company and DPL Inc. in certain areas.

        The findings in the Report include:

          (i)    No material deficiency was found concerning the amounts reported as perquisites received by named executive officers in DPL's recent proxy filings.

          (ii)   No new information was uncovered that would cause TS&H to conclude that DPL must change its position on the issue of segment reporting for its MVE, Inc. subsidiary. TS&H stated that DPL should continue to make this accounting judgment. For 2003, DPL reevaluated the financial reporting requirements under FASB Statement of Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" and concluded it was appropriate in 2003 to begin reporting its Financial Asset Portfolio as a separate business segment because of the increased executive-level attention and emphasis on financial reporting during the year.

          (iii)  There is evidence of a reasonable basis for DPL's position that Ms. Muhlenkamp was not an executive officer prior to her appointment as Group Vice President and interim Chief Financial Officer in April 2003.

          (iv)  TS&H did not discover any uncorrected material inaccuracies in the Company's or DPL's journal entries.

          (v)   There is evidence to support the Company's and DPL's position that Mr. Forster was an independent contractor for tax purposes. The Company and DPL had consistently taken this position since 1996.

          (vi)  The Company's and DPL's employee bonus program appears to have been handled by the Company and DPL in accordance with their discretionary authority.

          (vii) TS&H recommended that the Company and DPL disclose and file certain agreements with Valley Partners, Inc., which are no longer in effect. Such disclosure was made in the DPL Inc. and DP&L 2003 Form 10-Ks and the agreements were referenced as Exhibits.

          (viii)   Approximately $355 thousand of business expense reimbursements of Mr. Forster and Ms. Muhlenkamp for the years 2001 through 2003 lacked complete documentation that would verify a business purpose. The Report also stated that approximately $335 thousand of expenses related to use of the corporate aircraft by Messrs. Koziar and Forster and Ms. Muhlenkamp for the years 2001 through 2003 also lack complete documentation that would verify a business purpose. The Report stated Messrs. Koziar and Forster and Ms. Muhlenkamp have stated that they believe all such charges are legitimate business expenses.

          (ix)  The Company's and DPL's deferred compensation plans were amended in December 2003 with the approval of the DPL Compensation Committee to permit cash distributions to participants with balances in excess of $500 thousand or mandated share holding amounts from their respective deferred compensation accounts. The effect was to permit cash distributions from such accounts only to Messrs. Forster and Koziar and Ms. Muhlenkamp. According to the Report, DPL's loss of future deductibility of the distributions to Mr. Koziar and Ms. Muhlenkamp resulted in a reduction in DPL's after-tax income for 2003 of approximately $9.5 million. TS&H viewed the planning, presentation and adoption of these purported plan amendments as a process weakness by the Company's and DPL's management that should be addressed by the Compensation and Audit Committees. Notwithstanding this finding, as discussed in Note 12, the Company and DPL have initiated legal proceedings challenging the effectiveness of these purported amendments.

          (x)   An isolated instance of untimely payroll processing appears to have been caused by employee miscommunication during the period the Company converted its payroll to the ADP system.

          (xi)  The Report notes several instances of weakness in internal communication and recommends that the Audit Committee review internal communication and employee access to information at the Company and DPL, as well as coordination with outside legal and accounting professionals.

          (xii) The Report also notes that a scrubbing software program was installed and used on Mr. Forster's computer before Mr. Forster delivered his computer to TS&H for forensics analysis.

          (xiii)   The Report includes recommendations for strengthening policies or procedures, or otherwise addressing the substance of TS&H's findings.

        Based upon information received after issuing the Report, TS&H revised its analysis and prepared a supplement to the Report, dated May 15, 2004 (the Supplement).

        According to the Supplement:

          (i)    Except as specifically modified or amplified by the Supplement, the findings, conclusions and recommendations of the Report remain unchanged.

          (ii)   While additional information concerning business purpose was provided for many more of the travel and expense reimbursements, no additional documentation or receipts were provided by Mr. Forster or Ms. Muhlenkamp.

          (iii)  Additional information and documentation provided by senior management verified a business purpose for more of the personal usage of corporate aircraft by Messrs. Forster and Koziar and Ms. Muhlenkamp, thereby decreasing the potential underreported taxable income for such individuals from the original estimate of $335 thousand to approximately $225 thousand.

          (iv)  TS&H reviewed the historical accrual of deferred compensation for Messrs. Forster and Koziar and Ms. Muhlenkamp from 1998 through 2003 and was provided some form of documentation relating to the DPL Compensation Committee's action or state of knowledge regarding each of the deferred compensation awards except for an award to Mr. Forster in the amount of $100 thousand and an award to Ms. Muhlenkamp in the amount of approximately $1.0 million.

        The Audit Committee considered the Report and Supplement at a meeting held on May 16, 2004. After its review and consideration, the Audit Committee recommended that the full Board of Directors accept the Report and the Supplement. At a meeting held on May 16, 2004, the Board of Directors accepted the Report and Supplement, including the findings and recommendations set forth therein.

        In 2004 corrective action was taken with regard to internal controls, process issues and tone at the top as identified in the Report. The Audit Committee, the Company's and DPL's senior management continue to evaluate the Report and Supplement, and are considering what additional action, if any, to take in response to the findings and recommendations therein.

Governmental and Regulatory Inquiries

        On April 7, 2004, the Company received notice that the staff of the Public Utilities Commission of Ohio (PUCO) is conducting an investigation into the financial condition of DP&L as a result of the issues raised by the Thobe Memorandum. On May 27, 2004, the PUCO ordered DP&L to file a plan of utility financial integrity that outlines the actions DPL has taken or will take to insulate DP&L utility operations and customers from its unregulated activities. DP&L was required to file this plan by March 2, 2005. On February 4, 2005, DP&L filed its protection plan with the PUCO and will continue to cooperate with the PUCO to resolve any outstanding issues in this investigation.

        On May 28, 2004, the U.S. Attorney's Office for the Southern District of Ohio, assisted by the Federal Bureau of Investigation, notified the Company that it has initiated an inquiry involving matters connected to the Company's internal investigation. The Company is cooperating with this investigation.

        On or about June 24, 2004, the SEC commenced a formal investigation into the issues raised by the Thobe Memorandum. The Company is cooperating with the investigation.

        Commencing on or about June 24, 2004, the Internal Revenue Service (IRS) has issued a series of data requests to the Company regarding issues raised in the Thobe Memorandum. The staff of the IRS has requested that the Company provide certain documents, including but not limited to, matters concerning executive/director deferred compensation plans, management stock incentive plans and MVE financial statements. The Company is cooperating with these requests.

        On March 3, 2005, DP&L received a notice that the FERC had instituted an operational audit of DP&L regarding its compliance with its Code of Conduct within the transmission and generation areas. The FERC has provided DP&L with a data request and DP&L is cooperating in the furnishing of requested information. DP&L cannot predict the outcome of this operational audit.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
The Dayton Power and Light Company:

        We have audited the accompanying consolidated balance sheets of The Dayton Power and Light Company and subsidiaries (DP&L) as of December 31, 2004 and 2003, and the related consolidated statements of results of operations, shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we have audited the consolidated financial statement schedule, "Schedule II—Valuation and Qualifying Accounts" for the years ended December 31, 2004 and 2003. These consolidated financial statements and the financial statement schedule are the responsibility of the DP&L's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DP&L as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2004, in conformity with United States generally accepted accounting principles. Also, in our opinion, the related financial statement schedules when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

/s/ KPMG LLP

KPMG LLP

Kansas City, Missouri
March 9, 2005

Report of Independent Registered Public Accounting Firm on Internal Controls

The Board of Directors and Shareholders of
The Dayton Power and Light Company:

        We have audited management's assessment, included in the Management's Report on Internal Control Over Financial Reporting appearing under Item 9A, that The Dayton Power and Light Company and subsidiaries (DP&L) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). DP&L's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of DP&L's internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, management's assessment that DP&L maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, DP&L maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

        We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of DP&L as of December 31, 2004 and 2003, and the related consolidated statements of results of operations, shareholder's equity, and cash flows for the years ended December 31, 2004 and 2003, and our report dated March 9, 2005, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

KPMG LLP

Kansas City, Missouri
March 9, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
The Dayton Power and Light Company:

        In our opinion, the accompanying consolidated statements of results of operations, of cash flows, and of shareholder's equity of The Dayton Power and Light Company and its subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule, "Schedule II—Valuation and Qualifying Accounts" for the year ended December 31, 2002, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As described in Note 1, the consolidated financial statements for the year ended December 31, 2002 have been restated.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
January 27, 2003, except for Note 1 which is as of October 28, 2004

 THE DAYTON POWER AND LIGHT COMPANY

CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS

	Three Months Ended March 31,
$ in millions
	2005	2004
Revenues
Electric revenues	$305.1	$300.4
Operating Expenses
Fuel	77.7	62.7
Purchased power	29.3	28.5
Operation and maintenance	48.8	46.8
Depreciation and amortization	30.0	28.3
Amortization of regulatory assets, net (Note 3)	0.5	0.1
General taxes	27.4	27.1

Total operating expenses	213.7	193.5

Operating Income	91.4	106.9
Investment expense	(11.3)	(11.8)
Other income	7.8	4.2

Income Before Income Taxes and Cumulative Effect of Accounting Change	87.9	99.3
Income tax expense	34.6	37.3

Net Income	53.3	62.0
Preferred dividends	0.2	0.2

Earnings on Common Stock	$53.1	$61.8

See Notes to Consolidated Financial Statements.
These interim statements are unaudited.

 THE DAYTON POWER AND LIGHT COMPANY

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
$ in millions
	2005	2004
Operating Activities
Net income	$53.3	$62.0
Adjustments:
Depreciation and amortization	30.0	28.3
Amortization of regulatory assets, net	0.5	0.1
Deferred income taxes	11.4	12.4
Changes in working capital:
Accounts receivable	2.8	10.0
Accounts payable	2.8	1.7
Accrued taxes payable	15.8	14.6
Accrued interest payable	4.7	4.3
Prepayments	8.6	7.9
Inventories	(8.0)	(7.7)
Deferred compensation assets	3.6	8.8
Deferred compensation obligations	0.7	(6.7)
Other (Note 2)	(11.2)	(15.4)

Net cash provided by operating activities	115.0	120.3

Investing Activities
Capital expenditures	(42.7)	(25.7)

Net cash used for investing activities	(42.7)	(25.7)

Financing Activities
Dividends paid on common stock	(75.0)	(75.0)
Dividends paid on preferred stock	(0.2)	(0.2)

Net cash used for financing activities	(75.2)	(75.2)

Cash and temporary cash investments
Net change	(2.9)	19.4
Balance at beginning of period	17.2	17.2

Balance at end of period	$14.3	$36.6

Cash Paid During the Period for:
Interest	$5.8	$6.0
Income taxes	$(2.9)	$0.4

See Notes to Consolidated Financial Statements.
These interim statements are unaudited.

 THE DAYTON POWER AND LIGHT COMPANY

CONSOLIDATED BALANCE SHEET

$ in millions	At March 31, 2005	At December 31, 2003
ASSETS
Property
Property, plants and equipment	$3,977.6	$3,944.6
Less: Accumulated depreciation and amortization	(1,890.7)	(1,864.4)

Net property	2,086.9	2,080.2

Current Assets
Cash and temporary cash investments	14.3	17.2
Accounts receivable, less provision for uncollectible accounts of $1.0 and $3.6, respectively	151.0	153.8
Inventories, at average cost (Note 2)	77.9	69.8
Prepaid taxes	34.8	46.4
Other (Note 2)	17.2	24.8

Total current assets	295.2	312.0

Other Assets
Income taxes recoverable through future revenues	32.4	32.5
Other regulatory assets	50.9	41.5
Other (Note 2)	169.0	175.2

Total other assets	252.3	249.2

Total Assets	$2,634.4	$2,641.4

See Notes to Consolidated Financial Statements.
These interim statements are unaudited.

 THE DAYTON POWER AND LIGHT COMPANY

CONSOLIDATED BALANCE SHEET (continued)

$ in millions	At March 31, 2004	At December 31, 2003
CAPITALIZATION AND LIABILITIES
Capitalization
Common shareholders' equity
Common stock	$0.4	$0.4
Other paid-in capital	782.3	782.9
Accumulated other comprehensive income	41.4	43.1
Earnings reinvested in the business	207.8	229.7

Total common shareholders' equity	1,031.9	1,056.1
Preferred stock	22.9	22.9
Long-term debt (Note 5)	686.4	686.6

Total capitalization	1,741.2	1,765.6

Current Liabilities
Accounts payable	103.1	107.8
Accrued taxes	129.1	124.8
Accrued interest	15.5	10.7
Other (Note 2)	34.3	22.1

Total current liabilities	282.0	265.4

Deferred Credits and Other
Deferred taxes	365.7	365.8
Unamortized investment tax credit	48.6	49.3
Other (Note 2)	196.9	195.3

Total deferred credits and other	611.2	610.4

Contingencies (Note 6)
Total Capitalization and Liabilities	$2,634.4	$2,641.4

See Notes to Consolidated Financial Statements.
These interim statements are unaudited.

 Notes to Consolidated Financial Statements

1. Basis of Presentation

Basis of Consolidation

        The Dayton Power and Light Company (DP&L or the Company) prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). The consolidated financial statements include the accounts of DP&L and its majority-owned subsidiaries. Investments that are not majority owned are accounted for using the equity method when DP&L's investment allows it the ability to exert significant influence, as defined by GAAP. Undivided interests in jointly-owned generation facilities are consolidated on a pro rata basis. All material intercompany accounts and transactions are eliminated in consolidation.

        DP&L has prepared the unaudited consolidated financial statements in this report, pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto in DP&L's 2004 Annual Report on Form 10-K.

Estimates, Judgments and Reclassifications

        The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the revenue and expenses of the period reported. Significant items subject to such estimates and judgments include the carrying value of property, plant and equipment; the valuation of derivative instruments; valuation allowance for receivables and deferred income taxes; and assets and liabilities related to employee benefits. Actual results may differ from those estimates. Reclassifications have been made in certain prior years' amounts to conform to the current reporting presentation.

Recently Issued Accounting Standards

  Stock-Based Compensation

        In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment" (SFAS 123R). SFAS 123R replaces SFAS 123, "Accounting for Stock-Based Compensation", and supersedes Accounting Principles Board Opinion No. 25 (Opinion 25), "Accounting for Stock Issued to Employees". SFAS 123R will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123R covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123R establishes standards in which to account for transactions where an entity exchanges its equity instruments for goods or services or incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or settled by issuance of equity instruments. This statement focuses primarily on accounting for employee services paid for by share-based transactions. SFAS 123R requires a public entity to measure the cost of employee services received and paid for by equity instruments to be based on the fair-value of such equity on the grant date. This cost is recognized in results of operations over the period in which employees are required to provide service. Liabilities initially incurred will be based on the fair-value of equity instruments and then be re-measured at each subsequent reporting date until the liability is ultimately settled. The fair-value for employee share options and other similar instruments at the grant date will be estimated using option-pricing models and excess tax benefits will be recognized as an addition to paid-in capital. Cash retained from the excess tax benefits will be presented in the statement of cash flows as financing cash inflows. The provisions of this Statement shall be effective for the Company no later than January 1, 2006. DP&L is currently accounting for such share-based transactions granted after January 1, 2003, using SFAS 123, "Accounting for Stock-Based Compensation." DP&L is evaluating the effect of this new standard on the Company's results of operations, cash flows and financial position.

Inventory Costs

        In November 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4" (SFAS 151). The amendments made by SFAS 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company is evaluating the impact of the adoption of SFAS 151, but does not believe the impact will be significant to the Company's overall results of operations, cash flows or financial position.

Exchange of Nonmonetary Assets

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153, "Exchange of Nonmonetary Assets, an amendment of APB Opinion No. 29" (SFAS 153). The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS 153 amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 shall be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company is evaluating the impact of the adoption of SFAS 153, but does not believe the impact will be significant to the Company's overall results of operations, cash flows or financial position.

The American Jobs Creation Act of 2004

        On October 22, 2004, the President signed the American Jobs Creation Act of 2004 (the Act). On December 21, 2004, the Financial Accounting Standards Board (FASB) issued two FASB Staff Positions (FSP) regarding the accounting implications of the Act related to (1) the deduction for qualified domestic production activities (FSP FAS 109-1) and (2) the one-time tax benefit for the repatriation of foreign earnings (FSP FAS 109-2). The guidance in the FSPs applies to financial statements for periods ending after the date the Act was enacted. The Act provides a deduction up to 9 percent (when fully phased-in) of the lesser of (a) qualified production activities income, as defined by the Act, or (b) taxable income (after the deduction for the utilization of any net operating loss carryforwards). This tax deduction is limited to 50 percent of W-2 wages paid by the taxpayer. The Act also creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85 percent dividends received deduction for certain dividends from controlled foreign corporations. DP&L reduced its tax expense by $0.5 million in the first quarter of 2005 as a result of the deduction for qualified domestic production activities.

Discontinued Operations

        In November, 2004, the EITF issued EITF 03-13, "Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations." This guidance should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. Operating results related to a component that is either disposed of or classified as held for sale within an enterprise's fiscal year that includes November 30, 2004, may be classified to reflect the consensus. The Company determined that this issue did not have an impact on its results of operations, financial condition or cash flows.

2. Supplemental Financial Information

$ in millions	At March 31, 2005	At December 31, 2004
Inventories, at average cost
Plant materials and supplies	$28.9	$29.1
Fuel and emission allowances	49.2	40.7
Other	(0.2)	—

Total inventories, at average cost	$77.9	69.8

Other current assets
Prepayments	$3.9	$11.2
Deposits and other advances	1.9	1.6
Current deferred income taxes	7.6	6.8
Miscellaneous work in progress	5.1	4.5
Other	(1.3)	0.7

Total other current assets	$17.2	24.8

Other deferred assets
Master Trust assets	$101.6	$106.4
Prepaid pension	37.4	38.2
Unamortized loss on reacquired debt	23.3	23.8
Unamortized debt expense	5.5	5.6
Other	1.2	1.2

Total other deferred assets	$169.0	$175.2

Other current liabilities
Customer security deposits and other advances	$18.4	$17.3
Payroll taxes payable	(0.5)	—
Current deferred income tax	12.1	—
Unearned revenues	0.2	0.3
Current portion—long-term debt	1.4	1.5
Other	2.7	3.0

Total other current liabilities	$34.3	$22.1

Other deferred credits
Asset retirement obligations—regulated property	$79.2	$77.5
Trust obligations	69.5	68.2
Retirees' health and life benefits	32.1	32.4
Environmental reserves	0.1	0.1
Legal reserves	2.8	3.3
Asset retirement obligations—generation	5.2	5.1
Other	8.0	8.7

Total other deferred credits	$196.9	$195.3

	Three Months Ended March 31,
$ in millions
	2005	2004
Cash flows—Other
Payroll taxes payable	$(1.4)	$(11.2)
Deposits and other advances	0.3	(3.9)
Deferred storm costs	(9.7)	—
Other	(0.4)	(0.3)

Total cash flows—Other	$(11.2)	$(15.4)

Comprehensive Income
Net Income	$53.3	$62.0
Net change in unrealized gains (losses) on financial instruments, net of reclassification adjustments	(1.3)	(5.6)
Net change in deferred gains on cash flow hedges	(1.3)	(0.7)
Deferred income taxes related to unrealized gains (losses)	0.9	2.4

Comprehensive income	$51.6	$58.1

3. Pension and Postretirement Benefits

        DP&L sponsors a defined benefit plan for substantially all its employees. For collective bargaining employees, the defined benefits are based on a specific dollar amount per year of service. For all other employees, the defined benefit plan is based primarily on compensation and years of service. The Company funds pension plan benefits as accrued in accordance with the minimum funding requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

        Qualified employees who retired prior to 1987 and their dependents are eligible for health care and life insurance benefits. DP&L has funded the union-eligible health benefit using a Voluntary Employee Beneficiary Association Trust.

        The net periodic benefit cost of the pension and postretirement benefit plans for the three months ended March 31 were:

Net Periodic Benefit Cost

	Pension		Postretirement
$ in millions
	2005	2004	2005	2004
Service cost	$1.0	$0.9	$—	$—
Interest cost	3.9	4.0	0.4	0.5
Expected return on assets	(5.4)	(5.4)	(0.1)	(0.2)
Amortization of unrecognized:
Actuarial (gain) loss	0.9	0.5	(0.3)	(0.2)
Prior service cost	0.6	0.6	—	—
Transition obligation	—	—	0.1	—

Net periodic benefit cost	$1.0	$0.6	$0.1	$0.1

        The following estimated benefit payments, which reflect future service, are expected to be paid as follows:

Estimated Future Benefit Payments

$ in millions	Pension	Postretirement
2005	$14.5	$2.9
2006	$19.3	$3.5
2007	$19.7	$3.4
2008	$19.8	$3.4
2009	$19.8	$3.3
2010-2014	$104.1	$13.8

4. Stock-Based Compensation

        DP&L accounts for DPL Inc. stock options granted on or after January 1, 2003 under the fair value method set forth in FASB Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). This standard requires the recognition of compensation expense for stock-based awards to reflect the fair value of the award on the date of grant. DP&L follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Accounting Principles Board and FASB interpretations in accounting for stock-based compensation granted before January 1, 2003. If DP&L had used the fair value method of accounting for stock-based compensation granted prior to 2003, earnings on common stock would have been reported as follows:

	Three Months Ended March 31,
$ in millions
	2005	2004
Earnings on common stock, as reported	$53.1	$61.8
Add: Total stock-based compensation expense determined under APB 25, net of related tax effects	—	—
Deduct: Total stock-based compensation expense determined under FAS 123, net of related tax effects	—	(0.7)

Pro-forma earnings on common stock	$53.1	$61.1

5. Long-term Debt, Notes Payable and Compensating Balances

$ in millions	At March 31, 2005	At December 31, 2004
First mortgage bonds maturing:
2013—5.125%	$470.0	$470.0

Pollution control series maturing through 2027—6.43%(a)	104.4	104.4

	574.4	574.4
Guarantee of Air Quality Development Obligations—6.10% Series due 2030	110.0	110.0
Obligation for capital leases	3.6	3.8
Unamortized debt discount and premium (net)	(1.6)	(1.6)

Total	$686.4	$686.6

(a)
Weighted average interest rates for 2005 and 2004.

        The amounts of maturities and mandatory redemptions for first mortgage bonds and the capital leases are $1.2 million for the remainder of 2005, $1.3 million in 2006, $9.5 million in 2007, $0.7 million in 2008 and $0.7 million in 2009. Substantially all property of DP&L is subject to the mortgage lien securing the first mortgage bonds.

        On September 29, 2003, DP&L issued $470 million principal amount of First Mortgage Bonds, 5.125% Series due 2013. The net proceeds from the sale of the bonds, after expenses, were used on October 30, 2003, to (i) redeem $226 million principal amount of DP&L's First Mortgage Bonds, 8.15% Series due 2026, at a redemption price of 104.075% of the principal amount plus accrued interest to the redemption date and (ii) redeem $220 million principal amount of DP&L's First Mortgage Bonds, 7.875% Series due 2024, at a redemption price of 103.765% of the principal amount plus accrued interest to the redemption date. The 5.125% Series due 2013 were not registered under the Securities Act of 1933, but were offered and sold through a private placement in compliance with Rule 144A under the Securities Act of 1933. The bonds include step-up interest provisions requiring the Company to pay additional interest if (i) DP&L's registration statement was not declared effective by the SEC within 180 days from the issuance of the new bonds or (ii) the exchange offer was not completed within 210 days from the issuance of the new bonds. The registration statement was not declared effective and the exchange offer was not timely completed and, as a result, the Company is required to pay additional interest of 0.50% until a registration statement is declared effective at which point the additional interest shall be reduced by 0.25%. The remaining additional interest of 0.25% will continue until the exchange offer is completed. The exchange offer registration for these securities was filed April 26, 2005.

        In February 2004, DP&L entered into a $20 million Master Letter of Credit Agreement with a financial lending institution. This agreement supports performance assurance needs in the ordinary course of business. The Company has certain contractual agreements for the sale and purchase of power, fuel and related energy services that contain credit rating related clauses allowing the counterparties to seek additional surety under certain conditions. On February 24, 2005, the Company entered into an amendment to extend the term of this Agreement for one year and reduce the maximum dollar volume of letters of credit to $10 million. As of March 31, 2005, DP&L had three outstanding letters of credit for a total of $3.5 million.

        In June 2004, DP&L obtained a $100 million unsecured revolving credit agreement that extended and replaced the Company's previous revolving credit agreement of $150 million. The new agreement, which expires on May 31, 2005, provides credit support for DP&L's business requirements during this period and may be increased up to $150 million. The facility contains two financial covenants including maximum debt to total capitalization and minimum earnings before interest and taxes (EBIT) to total interest expense. These covenants are currently met. The Company had no outstanding borrowings under this credit facility at March 31, 2005 or at year-end 2004. Fees associated with this credit facility were approximately $0.6 million per year. Changes in debt ratings, however, may affect the applicable interest rate for DP&L's revolving credit agreement.

        There are no inter-company debt collateralizations or debt guarantees between DP&L and its parent. None of the debt obligations of DP&L are guaranteed or secured by its parent or affiliates, and no cross-collateralization exists between the Company and DPL or any affiliate.

6. Commitments and Contingencies

Contingencies

        In the normal course of business, DP&L is subject to various lawsuits, actions, proceedings, claims and other matters asserted under laws and regulations. DP&L believes the amounts provided in its consolidated financial statements, as prescribed by GAAP, are adequate in light of the probable and estimable contingencies. However, there can be no assurances that the actual amounts required to satisfy alleged liabilities from various legal proceedings, claims, and other matters discussed below, and to comply with applicable laws and regulations, will not exceed the amounts reflected in DP&L's Consolidated Financial Statements. As such, costs, if any, that may be incurred in excess of those amounts provided as of March 31, 2005 cannot be reasonably determined.

Environmental Matters

        DP&L's facilities and operations are subject to a wide range of environmental regulations and law. In the normal course of business, the Company has investigatory and remedial activities underway at these facilities to comply, or to determine compliance, with such regulations. The Company has been identified, either by a government agency or by a private party seeking contribution to site clean-up costs, as a potentially responsible party (PRP) at two sites pursuant to state and federal laws. The Company records liabilities for probable estimated loss in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (SFAS 5). To the extent a probable loss can only be estimated by reference to a range of equally probable outcomes, and no amount within the range appears to be a better estimate than any other amount, the Company accrues for the low end of the range. Because of uncertainties related to these matters, accruals are based on the best information available at the time. DP&L evaluates the potential liability related to probable losses quarterly and may revise its estimates. Such revisions in the estimates of the potential liabilities could have a material effect on the Company's results of operations and financial position.

Legal Matters

        DP&L is a wholly-owned subsidiary of DPL Inc. (DPL) and MVE, Inc. (MVE) is a subsidiary of DPL.

        On August 24, 2004, the Company, DPL and MVE filed a Complaint against Mr. Forster, Ms. Muhlenkamp and Mr. Koziar in the Court of Common Pleas of Montgomery County, Ohio asserting legal claims against them relating to the termination of the Valley Partners Agreements, challenging the validity of the purported amendments to the deferred compensation plans and to the employment and consulting agreements with Messrs. Forster and Koziar and Ms. Muhlenkamp, and the propriety of the distributions from the plans to Messrs. Forster and Koziar and Ms. Muhlenkamp, and alleging that Messrs. Forster and Koziar and Ms. Muhlenkamp breached their fiduciary duties and breached their consulting and employment contracts. The Company, DPL and MVE seek, among other things, damages in excess of $25 thousand, disgorgement of all amounts improperly withdrawn by Messrs. Forster and Koziar and Ms. Muhlenkamp from the deferred compensation plans and a court order declaring that the Company, DPL and MVE have no further obligations under the consulting and employment contracts due to those breaches.

        Defendants Forster, Koziar and Muhlenkamp have filed motions to dismiss the Complaint and motions to stay discovery. The Company and DPL have filed briefs opposing those motions. In addition, pursuant to applicable statutes, regulations and agreements, the Company and DPL have been advancing certain of Defendants' attorneys' fees and expenses with respect to various matters other than the litigation between Defendants and the Company and DPL in Florida and Ohio, and believe that other requested advances are not required. On February 7, 2005, Mr. Forster and Ms. Muhlenkamp filed a motion in DP&L's and DPL's Ohio litigation seeking to compel DPL, MVE and the Company to pay all attorneys' fees and expenses that have not been advanced to them. The Company, DPL and MVE have filed a brief opposing that motion. All of the foregoing motions are pending.

        On March 15, 2005, Mr. Forster and Ms. Muhlenkamp filed a lawsuit in New York state court against the purchasers of the DPL private equity portfolio and against outside counsel to the Company and DPL concerning purported entitlements in connection with the purchase of the portfolio. The Company, DPL and MVE are not defendants in that case; however, they are parties to an indemnification agreement with respect to the purchaser defendants. Those defendants have requested that the Company, DPL and MVE indemnify them in connection with that litigation, and the Company, DPL and MVE have acknowledged indemnity obligations. On March 28, 2005, the Company, DPL and MVE filed a Motion for Preliminary Injunction in the Company's Ohio case, requesting that the court issue a preliminary injunction against Mr. Forster and Ms. Muhlenkamp regarding the lawsuit. Since certain key issues raised by Mr. Forster and Ms. Muhlenkamp in their New York lawsuit are identical to the issues raised in the Company's pending Ohio lawsuit, DPL, MVE and the Company believe that those issues should be heard and resolved in the pending Ohio lawsuit. Mr. Forster and Ms. Muhlenkamp filed a brief opposing the preliminary injunction on April 15, 2005. The Company, DPL and MVE filed their reply brief on April 25, 2005. The motion is pending and has been set for hearing on May 6, 2005.

Long-term Obligations and Commercial Commitments

        DP&L enters into various contractual and other long-term obligations that may affect the liquidity of its operations. At March 31, 2005, these include:

	Payment Year
Long Term Obligations ($ in millions)	2005	2006 & 2007	2008 & 2009	Thereafter	Total
Long-term debt	$0.4	$9.0	$—	$673.8	$683.2
Interest payments	32.4	74.9	74.0	336.4	517.7
Pension and Postretirement payments	17.4	45.9	46.3	117.9	227.5
Capital leases	0.8	1.8	1.4	0.6	4.6
Operating leases	0.8	0.9	—	—	1.7
Coal contracts(a)	265.3	575.3	83.7	85.5	1009.8
Other long-term obligations	17.1	12.7	0.5	—	30.3

Total long-term obligations	$334.2	$720.5	$205.9	$1,214.2	$2,474.8

(a)
DP&L operated units.

        Long-term debt:    Long-term debt as of March 31, 2005, consists of first mortgage bonds and guaranteed air quality development obligations and includes current maturities and unamortized debt discount. (See Note 5 of Notes to Consolidated Financial Statements.)

        Interest payments:    Interest payments associated with the Long-term debt described above.

        Pension and Postretirement payments:    As of March 31, 2005, DP&L had estimated future benefit payments as outlined in Note 3 of Notes to Consolidated Financial Statements. These estimated future benefit payments are projected through 2014.

        Capital leases:    As of March 31, 2005, the Company had two capital leases that expire in November 2007 and September 2010.

        Operating leases:    As of March 31, 2005, the Company had several operating leases with various terms and expiration dates.

        Coal contracts:    The Company has entered into various long-term coal contracts to supply portions of its coal requirements for its generating plants. Contract prices are subject to periodic adjustment, and have features that limit price escalation in any given year.

        Other long-term obligations:    As of March 31, 2005, the Company had various other long-term obligations including non-cancelable contracts to purchase goods and services with various terms and expiration dates.

        DP&L enters into various commercial commitments, which may affect the liquidity of its operations. At March 31, 2005, these include:

	Payment Year
Commercial Commitments ($ in millions)	2005	2006 & 2007	2008 & 2009	Thereafter	Total
Credit facilities	$100.0	$—	$—	$—	$100.0
Guarantees	—	17.8	—	—	17.8

Total commercial commitments	$100.0	$17.8	$—	$—	$117.8

        Credit facilities:    In June 2004, the Company replaced its previous $150 million revolving credit agreement with a $100 million, 364 day unsecured credit facility that expires on May 31, 2005. At March 31, 2005, there were no borrowings outstanding under this credit agreement. The new facility may be increased up to $150 million.

        Guarantees:    DP&L owns a 4.9% equity ownership interest in an electric generation company. As of March 31, 2005, DP&L could be responsible for the repayment of 4.9%, or $14.9 million, of a $305 million debt obligation and also 4.9%, or $2.9 million, of a separate $60 million debt obligation. Both obligations mature in 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Article VII of the Code of Regulations of The Dayton Power and Light Company (the "Company") provides for indemnification of directors, officers, employees or agents of the Company, or individuals who serve at the request of the Company in such capacities for other entities, against any and all expenses, judgments, fines and settlements incurred by them in connection with claims and/or litigation arising out of their service. Article VII provides that indemnification shall be available to the full extent permitted by law including, without limitation, Section 1701.13(E) of the Ohio Revised Code.

        Under Ohio law, the liabilities against which a director or officer may be indemnified and factors employed to determine whether a director or officer is entitled to indemnification in a particular instance depend on whether the proceeding in which the claim for indemnification arises was brought (a) other than by and in the right of the corporation ("Category A Proceedings") or (b) by and in the right of the corporation ("Category B Proceedings").

        In Category A Proceedings, a corporation may indemnify each director and officer against expenses, including attorneys' fees, judgments, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had no reasonable cause to believe that his conduct was unlawful.

        In Category B Proceedings, a corporation may indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted with respect to (i) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless a court determines such person is entitled to indemnification; or (ii) any matter in which the only liability asserted against a director or officer relates to an unlawful loan, dividend, distribution of assets or purchase or redemption of shares.

        Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the corporation by a majority vote of a quorum consisting of directors of the corporation who were not parties to the action; or if such a quorum is not obtainable, or if a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the corporation; or by the court in which such action was brought.

        Article VII does not limit in any way other indemnification rights to which those seeking indemnification may be entitled. Ohio law requires indemnification against expenses where a director or officer is successful on the merits or otherwise in defense of any action. Consistent with Ohio law, Article VII provides that expenses incurred by a director or officer in defending any action may be paid by the Company in advance of final disposition, upon receipt of an undertaking to repay such amount unless it is ultimately determined that he is entitled to indemnification pursuant to Article VII.

        The Company maintains insurance policies covering its officers and directors against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 21. Exhibits

        Reference is made to the Exhibit Index on page II-6 hereto.

Item 22. Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (6)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (7)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4, and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, and State of Ohio, on the    day of May, 2005.

The Dayton Power and Light Company
By	James V. Mahoney President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by or on behalf of the following persons in the capacities indicated on the 13th day of May, 2005.

Signature	Title

* Robert D. Biggs	Director and Executive Chairman
* Paul R. Bishop	Director
* James F. Dicke, II	Director
* Barbara S. Graham	Director
* Ernie Green	Director
* Glenn E. Harder	Director
* W August Hillenbrand	Director and Vice-Chairman

* Lester L. Lyles, General, USAF (Ret.)	Director
* James V. Mahoney	Director, President and Chief Executive Officer, (principal executive officer)
* Ned J. Sifferlen, PhD	Director
* John J. Gillen	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)
* Daniel L. Thobe	Corporate Controller
*By	/s/ MIGGIE E. CRAMBLIT Miggie E. Cramblit Attorney-in-fact

EXHIBIT INDEX

Previously Filed
Exhibit No.	With File Number	As Exhibit
3(a)	1-2385* Form 10-K/A for the year ended December 31, 2001	3(a)	—	Amended Articles of Incorporation of The Dayton Power and Light Company, dated January 3, 1991.
3(b)	1-2385* Form 8-K filed on May 3, 2004	3(b)	—	Code of Regulations of The Dayton Power and Light Company.
4(a)	***		—
Exchange and Registration Rights Agreement, dated as of September 29, 2003, between The Dayton Power and Light Company, Morgan Stanley & Co. Incorporated, McDonald Investments Inc., ABN AMRO Incorporated, Tokyo-Mitsubishi International PLC, Fifth Third Securities, Inc. and NatCity Investments.
4(b)	1-2385* Form 10-K for the year ended December 31, 1985	4(a)	—	First and Refunding Mortgage, dated as of October 1, 1935 between The Dayton Power and Light Company and The Bank of New York, with all amendments through the Twenty-Ninth Supplemental Indenture.
4(b)(1)			—	Supplemental Indentures to the First and Refunding Mortgage.
	33-53906* Registration Statement No. 33-53906	4(h)	—	Thirtieth (dated as of March 1, 1982)
	33-56162* Registration Statement No. 33-56162	4(h)	—	Thirty-First (dated as of November 1, 1982)
	33-56162* Registration Statement No. 33-56162	4(i)	—	Thirty-Second (dated as of November 1, 1982)
	1-2385* Form 10-K for the year ended December 31, 1985	4(e)	—	Thirty-Third (dated as of December 1, 1985)
	1-2385* Form 10-Q for the quarter ended June 30, 1986	4	—	Thirty-Fourth (dated as of April 1, 1986)

	1-9052* Form 10-K for the year ended December 31, 1986	4(h)	—	Thirty-Fifth (dated as of December 1, 1986)
	33-53906* Registration Statement No. 33-53906	4(i)	—	Thirty-Sixth (dated as of August 15, 1992)
	33-56162* Registration Statement No. 33-56162	4(j)	—	Thirty-Seventh (dated as of November 15, 1992)
	33-56162* Registration Statement No. 33-56162	4(k)	—	Thirty-Eighth (dated as of November 15, 1992)
	33-57928* Registration Statement No. 33-57928	4(k)	—	Thirty-Ninth (dated as of January 15, 1993)
	1-2385* Form 10-K for the year ended December 31, 1992	4(m)	—	Fortieth (dated as of February 15, 1993)
	1-2385* Form 10-K for the year ended December 31, 1998	4(m)	—	Forty-First (dated as of February 1, 1999)
	1-2385* Form 10-K for the year ended December 31, 2003	4(r)	—	Forty-Second (dated as of September 1, 2003)
4(c)	***		—	Form of Exchange Bond (included in Exhibit 4(b)(1) in the Forty-Second Supplemental Indenture).
4(d)	1-9052* Form 10-K for the year ended December 31, 2003	4(s)	—
Copy of Revolving Credit Agreement dated as of December 12, 2003 between The Dayton Power and Light Company, Harris Nesbitt Corp. (as agent), KeyBank National Association (as agent and Lead Arranger) and the banks named therein
4(e)	1-9052* Form 10-K for the year ended December 31, 2003	4(ee)	—	Copy of Revolving Credit Agreement dated as of June 1, 2004 between The Dayton Power and Light Company, KeyBank National Association (as agent and arranger) and LaSalle Bank National Association

5(a)	***		—	Opinion of Ms. Cramblit, Vice President, General Counsel and Corporate Secretary of The Dayton Power and Light Company, regarding the registered first mortgage bonds.
5(b)	***		—	Opinion of Thelen Reid & Priest LLP regarding the registered first mortgage bonds.
8	***		—	Opinion of Thelen Reid & Priest LLP as to certain federal income tax matters (contained in their opinion filed as Exhibit 5(b)).
10(a)**	1-9052* Form 10-K for the year ended December 31, 2000	10(a)	—	Copy of Directors' Deferred Stock Compensation Plan amended December 31, 2000.
10(b)**	1-9052* Form 10-K for the year ended December 31, 2000	10(b)	—	Copy of Directors' Deferred Compensation Plan amended December 31, 2000.
10(c)**	1-2385* Form 10-K for the year ended December 31, 2000	10(c)	—	Copy of Management Stock Incentive Plan amended December 31, 2000.
10(d)**	1-2385* Form 10-K for the year ended December 31, 2000	10(d)	—	Copy of Key Employees Deferred Compensation Plan amended December 31, 2000.
10(e)**	1-2385* Form 10-K for the year ended December 31, 2003	10(e)	—	Copy of Supplemental Executive Retirement Plan amended February 1, 2000.
10(f)**	1-2385* Form 10-K for the year ended December 31, 2000	10(f)	—	Copy of Stock Option Plan.
10(g)**	1-2385* Form 10-K for the year ended December 31, 2002	10(g)	—	Consulting contract dated as of December 31, 1996 between DPL Inc., The Dayton Power and Light Company and Peter H. Forster.

10(h)**	1-9052* Form 8-K filed on October 8, 2004	10.1,10.2 and 10.3	—
Employment agreement dated as of July 21, 2004, effective as of May 16, 2004, between DPL Inc., The Dayton Power and Light Company and Robert D. Biggs; Letter Agreement and Stock Option Agreement, as amended, dated as of October 5, 2004, and effective as of May 16, 2004
10(i)	1-9052* Form 8-K filed on December 28, 2004	10.2	—	Employment agreement dated as of December 28, 2004, between DPL Inc., The Dayton Power and Light Company and John J. Gillen; Letter Agreement and Stock Option Agreement dated as of December 28, 2004
10(j)**	1-9052* Form 10-K for the year ended December 31, 2002	10(i)	—	Employment agreement dated as of October 17, 2002 between DPL Inc., The Dayton Power and Light Company and Stephen F. Koziar, Jr.
10(k)**	1-9052* Form 10-K for the year ended December 31, 2003	10(j)	—	Employment agreement dated as of January 3, 2003 between DPL Inc. and James V. Mahoney.
10(l)**	1-9052* Form 10-K for the year ended December 31, 2003	10(k)	—	Employment agreement dated as of September 17, 2003 between DPL Inc. and W. Steven Wolff.
10(m)**	1-9052* Form 10-K for the year ended December 31, 2003	10(l)	—	Employment agreement dated as of September 17, 2003 between DPL Inc. and Patricia K. Swanke.
10(n)**	1-9052* Form 10-K for the year ended December 31, 2003	10(n)	—
Change of Control Agreement dated as of December 15, 2000 between The Dayton Power and Light Company, DPL Inc. and Stephen F. Koziar and Management Stock Option Agreements dated as of February 1, 2000 and September 24, 2002 between DPL Inc. and Stephen F. Koziar, Jr.

10(o)**	1-9052* Form 10-K for the year ended December 31, 2003	10(o)	—
Change of Control Agreement dated as of January 3, 2003 between The Dayton Power and Light Company, DPL Inc. and James V. Mahoney and Management Stock Option Agreement dated as of January 3, 2003 between DPL Inc. and James V. Mahoney.
10(p)**	1-9052* Form 8-K filed September 23, 2004	10(dd)	—	Change of Control Agreement dated as of September 10, 2004 between The Dayton Power and Light Company, DPL Inc. and W. Steven Wolff.
10(q)**	1-9052* Form 10-K for the year ended December 31, 2004	10(s)	—
Change of Control Agreement dated as of July 1, 2004 between The Dayton Power and Light Company, DPL Inc. and Patricia K. Swanke and Management Stock Option Agreement dated as of January 1, 2001 between DPL Inc. and Patricia K. Swanke.
10(r)**	1-9052 Form 10-K for the year ended December 31, 2003	10(s)	—	Management Services Agreement dated June 20, 2001, between Valley Partners, Inc. and each of MVE, Inc., Miami Valley Development Company and Miami Valley Insurance Company
10(s)**	1-9052* Form 10-K for the year ended December 31, 2003	10(t)	—	Administrative Services Agreement dated October 4, 2001 among Valley Partners, Inc., DPL Inc., The Dayton Power and Light Company and the Trustees named therein.
10(t)**	1-9052* Form 10-K for the year ended December 31, 2003	10(u)	—
Letter agreement dated December 15, 2003 terminating Management Services Agreement dated June 20, 2001 between Valley Partners, Inc. and each of MVE, Inc., Miami Valley Development Company and Miami Valley Insurance Company and Administrative Services Agreement dated October 4, 2001 among Valley Partners, Inc., DPL Inc., The Dayton Power and Light Company and the Trustees named therein.

10(u)**	1-9052* Form 10-K for the year ended December 31, 2003	10(v)	—
Amended and Restated Master Trust Agreement, dated as of January 1, 2001, by and among The Dayton Power and Light Company, the grantor, DPL Inc., and Bank of America, N.A., Richard J. Chernesky, Richard A. Broock, and Frederick J. Caspar.
10(v)**	1-9052* Form 10-K for the year ended December 31, 2003	10(w)	—
Second Amended and Restated Master Trust Agreement, dated as of January 1, 2001, by and among The Dayton Power and Light Company, the grantor, DPL Inc., Bank One Trust Company, N.A., Richard J. Chernesky, Richard A. Broock, and Frederick J. Caspar.
10(w)**	1-9052* Form 10-K for the year ended December 31, 2003	10(x)	—
Trustee Fee Agreement dated as of April 26, 2004, by and among Richard J. Chernesky, Richard A. Broock and Frederick J. Caspar, solely in their capacities as trustees of the Master Trusts and not individually and DPL Inc. and The Dayton Power and Light Company.
10(x)**	1-9052* Form 10-K for the year ended December 31, 2003	10(aa)	—	Long Term Incentive Plan of DPL Inc. dated as of January 20, 2003.
10(y)**	1-9052* Form 8-K filed on September 10, 2004	10(ee)	—	Employment Agreement and Change of Control Agreement as of September 10, 2004 between DPL Inc. and Gary Stephenson.
10(z)**	1-9052* Form 10-K for the year ended December 31, 2003	10(gg)	—	Employment agreement dated as of June 9, 2003, as amended by attached letter dated October 18, 2004, between DPL Inc., The Dayton Power and Light Company and Miggie E. Cramblit.
10(aa)**	1-9052* Form 10-K for the year ended December 31, 2003	10(hh)	—	Employment Agreement and Change of Control Agreement as of July 21, 2003 between DPL Inc., The Dayton Power and Light Company and Daniel L. Thobe.

10(bb)**	1-9052* Form 8-K filed on December 28, 2004	10.1	—	Employment agreement dated as of December 21, 2004, between DPL Inc., The Dayton Power and Light Company and James V. Mahoney.
10(cc)**	1-9052* Form 8-K filed on December 31, 2004	10(ee)	—	Construction Agreement dated as of November 19, 2004, between The Dayton Power and Light Company and Pullman Power, LLC.
10(dd)**	1-9052* Exhibit 10-K for the year ended December 31, 2004	10(ff)	—	Construction Agreement dated as of January 12, 2005, between The Dayton Power and Light Company and Ershigs, Inc.
10(ee)*	1-2385* Exhibit 10-K for the year ended December 31, 2004	10.1	—	Amendment No. 1 to the Open Book Agreement between The Dayton Power and Light Company and Black & Veatch Corporation, dated February 10, 2005.
12			—	Computation of Ratio of Earnings to Fixed Charges.
21	1-2385* Exhibit 10-K for the year ended December 31, 2004	21	—	Subsidiaries of The Dayton Power and Light Company.
23(a)	***		—	Consent of Ms. Cramblit (contained in her opinion filed as Exhibit 5(a)).
23(b)	***		—	Consent of Thelen Reid & Priest LLP (contained in their opinion filed as Exhibit 5(b)).
23(c)			—	Consent of PricewaterhouseCoopers LLP.
23(d)			—	Consent of KPMG LLP.
24	***		—	Power of Attorney (included on the signature page of the registration statement).
25	***		—	Statement of Eligibility of The Bank of New York on Form T-1.
99(a)	***		—	Form of Exchange Agent Agreement.
99(b)	***		—	Form of Notice of Guaranteed Delivery.
99(c)	***		—	Form of Letter of Transmittal.

99(d)	***		—	Form of Letter to Clients.
99(e)	***		—	Form of Letter to Nominees.
99(f)	***		—	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner.
99(g)	1-9052* Form 10-K for the year ended December 31, 2003	99(a)	—	Report of Taft, Stettinius & Hollister LLP, dated April 26, 2004.
99(h)	1-9052* Form 10-K for the year ended December 31, 2003	99(b)	—	Supplement to April 26, 2004 Report of Taft, Stettinius & Hollister LLP, dated May 15, 2004.
99(i)	1-9052* Form 10-K for the year ended December 31, 2003	99(c)	—
Complaint filed in the Circuit Court, Fourth Judicial Circuit, in and for Duval County, Florida—Peter H. Forster and Caroline E. Muhlenkamp v. DPL Inc., The Dayton Power and Light Company and MVE, Inc.
99(j)	1-9052* Form 10-K for the year ended December 31, 2003	99(d)	—
Complaint filed in Montgomery County Court of Common Pleas, Montgomery County, Ohio—DPL Inc., The Dayton Power and Light Company and MVE, Inc. v. Peter H. Forster, Caroline E. Muhlenkamp and Stephen F. Koziar, Jr.

*
Incorporated by reference herein.

**
Management contract or Compensatory plan.

***
Previously filed in this file.

Pursuant to paragraph (b) (4) (iii) (A) of Item 601 of Regulation S-K, The Dayton Power and Light Company has not filed as an exhibit to this Form 10-K certain instruments with respect to long-term debt if the total amount of securities authorized thereunder does not exceed 10% of the total assets of The Dayton Power and Light Company and its subsidiaries on a consolidated basis, but hereby agrees to furnish to the SEC on request any such instruments.

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TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
SUMMARY INFORMATION
The Dayton Power and Light Company
Ratios of Earnings to Fixed Charges
Summary of the Terms of the Exchange Offer
The Exchange Offer
RISK FACTORS
THE DAYTON POWER AND LIGHT COMPANY
THE DAYTON POWER AND LIGHT COMPANY OPERATING STATISTICS ELECTRIC OPERATIONS
DIRECTORS AND EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
Summary Compensation Table
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SELECTED FINANCIAL INFORMATION
SUPPLEMENTARY FINANCIAL INFORMATION
Selected Quarterly Information (Unaudited)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
LEGAL PROCEEDINGS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING AND FINANCIAL DISCLOSURE
USE OF PROCEEDS
THE EXCHANGE OFFER
DESCRIPTION OF THE REGISTERED FIRST MORTGAGE BONDS
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
ERISA MATTERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FINANCIAL STATEMENTS
INDEX TO FINANCIAL STATEMENTS
THE DAYTON POWER AND LIGHT COMPANY CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS
THE DAYTON POWER AND LIGHT COMPANY CONSOLIDATED STATEMENT OF CASH FLOWS
THE DAYTON POWER AND LIGHT COMPANY CONSOLIDATED BALANCE SHEET
THE DAYTON POWER AND LIGHT COMPANY CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
THE DAYTON POWER AND LIGHT COMPANY Notes to Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm on Internal Controls
Report of Independent Registered Public Accounting Firm
THE DAYTON POWER AND LIGHT COMPANY CONSOLIDATED STATEMENT OF RESULTS OF OPERATIONS
THE DAYTON POWER AND LIGHT COMPANY CONSOLIDATED STATEMENT OF CASH FLOWS
THE DAYTON POWER AND LIGHT COMPANY CONSOLIDATED BALANCE SHEET
THE DAYTON POWER AND LIGHT COMPANY CONSOLIDATED BALANCE SHEET (continued)
Notes to Consolidated Financial Statements
Estimated Future Benefit Payments
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. Exhibits
  Item 22. Undertakings
SIGNATURES
EXHIBIT INDEX